Exhibit 99.5

SABMiller plc
Consolidated Financial Statements
as of and for the years ended
March 31, 2012 and 2011

SABMiller plc
Consolidated income statement
for the year ended 31 March

		2012	2011
	Notes	US$m	US$m

Revenue	2	21,760	19,408
Net operating expenses	3	(16,747)	(16,281)

Operating profit	2	5,013	3,127
Operating profit before exceptional items	2	3,987	3,563
Exceptional items	4	1,026	(436)

Net finance costs	5	(562)	(525)
Interest payable and similar charges	5a	(1,093)	(883)
Interest receivable and similar income	5b	531	358

Share of post-tax results of associates and joint ventures	2	1,152	1,024

Profit before taxation		5,603	3,626
Taxation	7	(1,126)	(1,069)
Profit for the year	28a	4,477	2,557

Profit attributable to non-controlling interests		256	149
Profit attributable to owners of the parent		4,221	2,408
		4,477	2,557

Basic earnings per share (US cents)	8	266.6	152.8
Diluted earnings per share (US cents)	8	263.8	151.8

All operations are continuing.

The notes on pages 6 to 82 are an integral part of these consolidated financial statements.

SABMiller plc
Consolidated statement of comprehensive income
for the year ended 31 March

		2012	2011
	Notes	US$m	US$m

Profit for the year		4,477	2,557
Other comprehensive income:
Currency translation differences on foreign currency net investments		136	644
- Increase in foreign currency translation reserve during the year		153	644
- Recycling of foreign currency translation reserve on disposals		(17)	-

Net actuarial losses on defined benefit plans	31	(9)	(28)

Net investment hedges:
- Fair value losses arising during the year	27b	(1)	(137)

Cash flow hedges:	27b	6	39
- Fair value gains arising during the year		-	16
- Fair value losses transferred to inventory		2	2
- Fair value losses transferred to profit or loss		4	21

Tax on items included in other comprehensive income	7	101	22

Share of associates' and joint ventures' losses included in other comprehensive income	13, 14	(256)	(50)
Other comprehensive income for the year, net of tax		(23)	490
Total comprehensive income for the year		4,454	3,047

Attributable to:
Owners of the parent		4,199	2,904
Non-controlling interests		255	143
Total comprehensive income for the year		4,454	3,047

The notes on pages 6 to 82 are an integral part of these consolidated financial statements.

SABMiller plc
Consolidated balance sheet
at 31 March

		2012	2011
	Notes	US$m	US$m
Assets
Non-current assets
Goodwill	10	20,171	11,954
Intangible assets	11	9,958	4,364
Property, plant and equipment	12	9,162	9,331
Investments in joint ventures	13	5,520	5,813
Investments in associates	14	5,072	2,719
Available for sale investments	15	30	35
Derivative financial instruments	24	732	330
Trade and other receivables	17	136	140
Deferred tax assets	21	117	184
Loan participation deposit	18	100	-
		50,998	34,870

Current assets
Inventories	16	1,248	1,256
Trade and other receivables	17	2,204	1,687
Current tax assets		629	152
Derivative financial instruments	24	24	16
Available for sale investments	15	1	-
Cash and cash equivalents	18	745	1,067
		4,851	4,178
Assets of disposal group classified as held for sale	19a	79	66
		4,930	4,244
Total assets		55,928	39,114

Liabilities
Current liabilities
Derivative financial instruments	24	(40)	(50)
Borrowings	22	(1,062)	(1,345)
Trade and other payables	20	(4,127)	(3,487)
Current tax liabilities		(1,323)	(658)
Provisions	25	(704)	(412)
		(7,256)	(5,952)
Liabilities of disposal group classified as held for sale	19b	(7)	(66)
		(7,263)	(6,018)

Non-current liabilities
Derivative financial instruments	24	(69)	(85)
Borrowings	22	(18,164)	(7,115)
Trade and other payables	20	(112)	(98)
Deferred tax liabilities	21	(3,719)	(2,578)
Provisions	25	(569)	(461)
		(22,633)	(10,337)
Total liabilities		(29,896)	(16,355)
Net assets		26,032	22,759

Equity
Share capital	26	166	166
Share premium		6,480	6,384
Merger relief reserve		4,586	4,586
Other reserves	27b	1,978	1,881
Retained earnings	27a	11,863	8,991
Total shareholders' equity		25,073	22,008
Non-controlling interests		959	751
Total equity		26,032	22,759

The notes on pages 6 to 82 are an integral part of these consolidated financial statements.

The financial statements were authorised for issue by the board of directors on 13 August 2013.

SABMiller plc
Consolidated cash flow statement
for the year ended 31 March

		2012	2011
	Notes	US$m	US$m
Cash flows from operating activities
Cash generated from operations	28a	5,237	4,568
Interest received		516	293
Interest paid		(923)	(933)
Tax paid		(893)	(885)
Net cash generated from operating activities	28b	3,937	3,043

Cash flows from investing activities
Purchase of property, plant and equipment		(1,473)	(1,189)
Proceeds from sale of property, plant and equipment		116	73
Purchase of intangible assets		(166)	(126)
Purchase of available for sale investments		(1)	(3)
Proceeds from disposal of available for sale investments		2	-
Proceeds from disposal of associates		205	-
Proceeds from disposal of businesses (net of cash disposed)		(23)	-
Acquisition of businesses (net of cash acquired)		(10,951)	(60)
Investments in joint ventures		(288)	(186)
Investments in associates		(52)	(5)
Repayment of investments by associates		14	68
Dividends received from joint ventures	13	896	822
Dividends received from associates		120	88
Dividends received from other investments		1	1
Net cash used in investing activities		(11,600)	(517)

Cash flows from financing activities
Proceeds from the issue of shares		96	73
Proceeds from the issue of shares in subsidiaries to non-controlling interests		107	34
Purchase of own shares for share trusts		(52)	-
Purchase of shares from non-controlling interests		(27)	(12)
Proceeds from borrowings		19,000	1,608
Repayment of borrowings		(10,139)	(2,767)
Capital element of finance lease payments		(5)	(5)
Net cash payments on derivative financial instruments		(52)	(43)
Dividends paid to shareholders of the parent		(1,324)	(1,113)
Dividends paid to non-controlling interests		(109)	(102)
Net cash generated from/(used in) financing activities		7,495	(2,327)

Net cash (outflow)/inflow from operating, investing and financing activities		(168)	199
Effects of exchange rate changes		(39)	25
Net (decrease)/increase in cash and cash equivalents		(207)	224
Cash and cash equivalents at 1 April	28c	813	589
Cash and cash equivalents at 31 March	28c	606	813

The notes on pages 6 to 82 are an integral part of these consolidated financial statements.

SABMiller plc
Consolidated statement of changes in equity
for the year ended 31 March

	Called up share capital	Share premium account	Merger relief reserve	Other reserves	Retained earnings	Total shareholders’ equity	Non-controlling interests	Total equity
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

At 1 April 2010	165	6,312	4,586	1,322	7,525	19,910	683	20,593
Total comprehensive income	-	-	-	559	2,345	2,904	143	3,047
Profit for the year	-	-	-	-	2,408	2,408	149	2,557
Other comprehensive income	-	-	-	559	(63)	496	(6)	490
Dividends paid	-	-	-	-	(1,115)	(1,115)	(106)	(1,221)
Issue of SABMiller plc ordinary shares	1	72	-	-	-	73	-	73
Proceeds from the issue of shares in
subsidiaries to non-controlling interests	-	-	-	-	-	-	34	34
Buyout of non-controlling interests	-	-	-	-	(10)	(10)	(3)	(13)
Credit entry relating to share-based
payments	-	-	-	-	246	246	-	246
At 31 March 2011	166	6,384	4,586	1,881	8,991	22,008	751	22,759
Total comprehensive income	-	-	-	97	4,102	4,199	255	4,454
Profit for the year	-	-	-	-	4,221	4,221	256	4,477
Other comprehensive income	-	-	-	97	(119)	(22)	(1)	(23)
Dividends paid	-	-	-	-	(1,324)	(1,324)	(159)	(1,483)
Issue of SABMiller plc ordinary shares	-	96	-	-	-	96	-	96
Proceeds from the issue of shares in
subsidiaries to non-controlling interests	-	-	-	-	-	-	107	107
Non-controlling interests disposed of via
business disposal	-	-	-	-	-	-	(64)	(64)
Arising on business combinations	-	-	-	-	-	-	84	84
Dilution of non-controlling interests as a
result of business combinations	-	-	-	-	(5)	(5)	5	-
Payment for purchase of own shares
for share trusts	-	-	-	-	(52)	(52)	-	(52)
Buyout of non-controlling interests	-	-	-	-	(7)	(7)	(20)	(27)
Credit entry relating to share-based
payments	-	-	-	-	158	158	-	158
At 31 March 2012	166	6,480	4,586	1,978	11,863	25,073	959	26,032

The notes on pages 6 to 82 are an integral part of these consolidated financial statements.

Merger relief reserve
Merger relief reserve comprises US$3,395 million in respect of the excess of value attributed to the shares issued as consideration for Miller Brewing Company over the nominal value of those shares and US$1,191 million relating to the merger relief arising on the issue of SABMiller plc ordinary shares for the buyout of non-controlling interests in the group's Polish business.

SABMiller plc
Business description and notes to the consolidated financial statements

Business description
SABMiller plc (the company) is listed on the London and the Johannesburg stock exchanges. It is a holding company which has brewing and beverage interests across six continents. Together with its subsidiaries, associated undertakings and joint venture undertakings (the group), the principal activities are the manufacture, distribution and sale of beverages. The company’s registered office is at SABMiller House, Church Street West, Woking, Surrey, England, GU21 6HS.

1. Accounting policies
The principal accounting policies adopted in the preparation of the group’s financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

a)	Basis of preparation
The consolidated financial statements of SABMiller plc have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRSs).
The financial statements are prepared under the historical cost convention, except for the revaluation to fair value of certain financial assets and liabilities, and post-retirement assets and liabilities as described in the accounting policies below. The financial statements have been prepared on a going concern basis.
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the group’s accounting policies. Actual results could differ from those estimates.
These financial statements have been prepared pursuant to Rule 3-09 of SEC Regulation S-X for inclusion in the Form 10-K of Altria Group, Inc., as the company is a foreign equity investee of Altria Group, Inc. The financial statements for the year ended 31 March 2012 included herein have been revised to reflect purchase accounting adjustments finalised in 2013 and thus will not correspond to the company's 2012 Annual Report, which was previously filed with the Registrar of Companies and is available on the company’s website (www.sabmiller.com). A reconciliation of the reported amounts is provided in the company's 2013 Annual Report, which is also available on the website.

b)	Recent accounting developments

(i)	New standards, amendments and interpretations of existing standards adopted by the group
There were no standards, interpretations and amendments adopted by the group since 1 April 2011 which had a significant impact on the group’s consolidated results or financial position.

(ii)	New standards, amendments and interpretations of existing standards that are not yet effective and have not been early adopted by the group
The following standards, interpretations and amendments to existing standards have been published and are mandatory for the group’s accounting periods beginning on or after 1 April 2012 or later periods, but which have not been early adopted by the group and in relation to which the group is yet to assess the full impact:

•	Amendment to IAS 19, ‘Employee Benefits’ is effective from 1 January 2013.

•	IFRS 9, ‘Financial Instruments’, is effective from 1 January 2015.

•	IFRS 10, ‘Consolidated Financial Statements’, is effective from 1 January 2013.

•	IFRS 11, ‘Joint Arrangements’, is effective from 1 January 2013.

•	IFRS 12, ‘Disclosures of Interests in Other Entities’ is effective from 1 January 2013.

•	IFRS 13, ‘Fair Value Measurement’, is effective from 1 January 2013.

•	Amendment to IAS 1, ‘Financial statement presentation’, is effective from 1 July 2012.

•	Amendment to IFRS 7, ‘Financial instruments: Disclosures’, is effective from 1 January 2013.

•	Annual improvements to IFRS 2009-2011, are effective from 1 January 2013.

•	IAS 27 (revised), ‘Separate Financial Statements’, is effective from 1 January 2013.

•	IAS 28 (revised), ‘Associates and Joint Ventures’, is effective from 1 January 2013.
There are no other standards, interpretations and amendments to existing standards that are not yet effective that would be expected to have a material impact on the consolidated results of operations or financial position of the group.

c)	Significant judgements and estimates
In determining and applying accounting policies, judgement is often required where the choice of specific policy, assumption or accounting estimate to be followed could materially affect the reported results or net position of the group, should it later be determined that a different choice be more appropriate.
Management considers the following to be areas of significant judgement and estimation for the group due to greater complexity and/or particularly subject to the exercise of judgement:

(i)	Impairment reviews
Goodwill arising on business combinations is allocated to the relevant cash generating unit (CGU). Impairment reviews in respect of the relevant CGUs are performed at least annually or more regularly if events indicate that this is necessary. Impairment reviews are based on future cash flows discounted using the weighted average cost of capital for the relevant country with terminal values calculated applying the long-term growth rate. The future cash flows which are based on business forecasts, the long-term growth rates and the discount rates used are dependent on management estimates and judgements. Future events could cause the assumptions used in these impairment reviews to change with a consequent adverse impact on the results and net position of the group. Details of the estimates used in the impairment reviews for the year are set out in note 10.

(ii)	Taxation
The group operates in many countries and is subject to taxes in numerous jurisdictions. Significant judgement is required in determining the provision for taxes as the tax treatment is often by its nature complex, and cannot be finally determined until a formal resolution has been reached with the relevant tax authority which may take several years to conclude. Amounts provided are accrued based on management’s interpretation of country specific tax laws and the likelihood of settlement. Actual liabilities could differ from the amount provided which could have a consequent adverse impact on the results and net position of the group.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

c)	Significant judgements and estimates (continued)

(iii)	Pension and post-retirement benefits
Pension accounting requires certain assumptions to be made in order to value the group’s pension and post-retirement obligations in the balance sheet and to determine the amounts to be recognised in the income statement and in other comprehensive income in accordance with IAS 19. The calculations of these obligations and charges are based on assumptions determined by management which include discount rates, salary and pension inflation, healthcare cost inflation, mortality rates and expected long-term rates of return on assets. Details of the assumptions used are set out in note 31. The selection of different assumptions could affect the net position of the group and future results.

(iv)	Property, plant and equipment
The determination of the useful economic life and residual values of property, plant and equipment is subject to management estimation. The group regularly reviews all of its depreciation rates and residual values to take account of any changes in circumstances, and any changes that could affect prospective depreciation charges and asset carrying values.

(v)	Business combinations
On the acquisition of a company or business, a determination of the fair value and the useful life of intangible assets acquired is performed, which requires the application of management judgement. Future events could cause the assumptions used by the group to change which would have a significant impact on the results and net position of the group.

(vi)	Exceptional items
Exceptional items are expense or income items recorded in a period which have been determined by management as being material by their size or incidence and are presented separately within the results of the group. The determination of which items are disclosed as exceptional items will affect the presentation of profit measures including EBITA and adjusted earnings per share, and requires a degree of judgement. Details relating to exceptional items reported during the year are set out in note 4.

d)	Segmental reporting
Operating segments reflect the management structure of the group and the way performance is evaluated and resources allocated based on group revenue and EBITA by the group’s chief operating decision maker, defined as the executive directors. The group is focused geographically, and while not meeting the definition of reportable segments, the group reports separately as segments South Africa: Hotels and Gaming and Corporate as this provides useful additional information.

e)	Basis of consolidation
SABMiller plc (the company) is a public limited company incorporated in Great Britain and registered in England and Wales. The consolidated financial statements include the financial information of the subsidiary, associate and joint venture entities owned by the company.

(i)	Subsidiaries
Subsidiaries are entities controlled by the company, where control is the power directly or indirectly to govern the financial and operating policies of the entity so as to obtain benefit from its activities, regardless of whether this power is actually exercised. Where the company’s interest in subsidiaries is less than 100%, the share attributable to outside shareholders is reflected in non-controlling interests. Subsidiaries are included in the financial statements from the date control commences until the date control ceases.

Control is presumed to exist when the group owns, directly or indirectly through subsidiaries, more than half of the voting power of an entity unless, in exceptional circumstances, it can be clearly demonstrated that such ownership does not constitute control. Control also exists where the group has the ability to direct or dominate decision-making in an entity, regardless of whether this power is actually exercised.

On the subsequent disposal or termination of a business, the results of the business are included in the group’s results up to the effective date of disposal. The profit or loss on disposal or termination is calculated after charging the amount of any related goodwill to the extent that it has not previously been taken to the income statement.

Intra-group balances, and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Some of the company’s subsidiaries have a local statutory accounting reference date of 31 December. These are consolidated using management prepared information on a basis coterminous with the company's accounting reference date.

(ii)	Associates
Associates are entities in which the group has a long-term interest and over which the group has directly or indirectly significant influence, where significant influence is the ability to influence the financial and operating policies of the entity.

The associate, Distell Group Ltd, has a statutory accounting reference date of 30 June. In respect of each year ending 31 March, this company is included based on financial statements drawn up to the previous 31 December, but taking into account any changes in the subsequent period from 1 January to 31 March that would materially affect the results. All other associates are included on a coterminous basis.

(iii)	Joint ventures
Joint ventures are contractual arrangements which the group has entered into with one or more parties to undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic, financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control.

The group’s share of the recognised income and expenses of associates and joint ventures are accounted for using the equity method from the date significant influence or joint control commences to the date it ceases based on present ownership interests.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

e) Basis of consolidation (continued)

(iii)	Joint ventures (continued)
The group recognises its share of associates’ and joint ventures’ post-tax results as a one line entry before profit before taxation in the income statement and its share of associates’ and joint ventures’ equity movements as a one line entry under other comprehensive income in the statement of comprehensive income.

When the group’s interest in an associate or joint venture has been reduced to nil because the group’s share of losses exceeds its interest in the associate or joint venture, the group only provides for additional losses to the extent that it has incurred legal or constructive obligations to fund such losses, or make payments on behalf of the associate or joint venture. Where the investment in an associate or joint venture is disposed, the investment ceases to be equity accounted.

(iv)	Transactions with non-controlling interests
Transactions with non-controlling interests are treated as transactions with equity owners of the group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity where there is no loss of control.

(v)	Reduction in interests
When the group ceases to have control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognised in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, certain amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that certain amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in an associate is reduced but significant influence is retained, or if the ownership interest in a joint venture is reduced but joint control is retained, only the proportionate share of the carrying amount of the investment and of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

f)	Foreign exchange

(i)	Foreign exchange translation
Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in US dollars which is the group’s presentational currency. The exchange rates to the US dollar used in preparing the consolidated financial statements were as follows:

	Year ended 31 March 2012	Year ended 31 March 2011
Average rate
Australian dollar (AUD)	0.95	1.06
South African rand (ZAR)	7.48	7.15
Colombian peso (COP)	1,831	1,881
Euro (€)	0.72	0.76
Czech koruna (CZK)	17.65	19.04
Peruvian nuevo sol (PEN)	2.73	2.81
Polish zloty (PLN)	2.99	3.01

Closing rate
Australian dollar (AUD)	0.97	0.97
South African rand (ZAR)	7.67	6.77
Colombian peso (COP)	1,792	1,879
Euro (€)	0.75	0.71
Czech koruna (CZK)	18.52	17.27
Peruvian nuevo sol (PEN)	2.67	2.80
Polish zloty (PLN)	3.13	2.84

The average exchange rates have been calculated based on the average of the exchange rates during the relevant year which have been weighted according to the phasing of revenue of the group’s businesses.

(ii)	Transactions and balances
The financial statements for each group company have been prepared on the basis that transactions in foreign currencies are recorded in their functional currency at the rate of exchange ruling at the date of the transaction. Monetary items denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date with the resultant translation differences being included in operating profit in the income statement other than those arising on financial assets and liabilities which are recorded within net finance costs and those which are deferred in equity as qualifying cash flow hedges and qualifying net investment hedges. Translation differences on non-monetary assets such as equity investments classified as available for sale assets are included in other comprehensive income.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

f)	Foreign exchange (continued)

(iii)	Overseas subsidiaries, associates and joint ventures
One-off items in the income and cash flow statements of overseas subsidiaries, associates and joint ventures expressed in currencies other than the US dollar are translated to US dollars at the rates of exchange prevailing on the day of the transaction. All other items are translated at weighted average rates of exchange for the relevant reporting period. Assets and liabilities of these undertakings are translated at closing rates of exchange at each balance sheet date. All translation exchange differences arising on the retranslation of opening net assets together with differences between income statements translated at average and closing rates are recognised as a separate component of equity. For these purposes net assets include loans between group companies that form part of the net investment, for which settlement is neither planned nor likely to occur in the foreseeable future. When a foreign operation is disposed of, any related exchange differences in equity are reclassified to the income statement as part of the gain or loss on disposal.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

g)	Business combinations

(i)	Subsidiaries
The acquisition method is used to account for business combinations. The identifiable net assets (including intangibles) are incorporated into the financial statements on the basis of their fair value from the effective date of control, and the results of subsidiary undertakings acquired during the financial year are included in the group’s results from that date.

On the acquisition of a company or business, fair values reflecting conditions at the date of acquisition are attributed to the identifiable assets (including intangibles), liabilities and contingent liabilities acquired. Fair values of these assets and liabilities are determined by reference to market values, where available, or by reference to the current price at which similar assets could be acquired or similar obligations entered into, or by discounting expected future cash flows to present value, using either market rates or the risk-free rates and risk-adjusted expected future cash flows.

The consideration transferred is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of the acquisition, and also includes the group’s estimate of the fair value of any deferred consideration payable. Acquisition-related costs are expensed as incurred. Where the business combination is achieved in stages and results in a change in control, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss. Where the business combination agreement provides for an adjustment to the cost that is contingent on future events, the consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. On an acquisition by acquisition basis, the group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

(ii)	Associates and joint ventures
On acquisition the investment in associates and joint ventures is recorded initially at cost. Subsequently the carrying amount is increased or decreased to recognise the group’s share of the associates’ and joint ventures’ income and expenses after the date of acquisition.

Fair values reflecting conditions at the date of acquisition are attributed to the group’s share of identifiable assets (including intangibles), liabilities and contingent liabilities acquired. The consideration transferred is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of the acquisition, and also includes the group’s estimate of the fair value of any deferred consideration payable.

The date significant influence or joint control commences is not necessarily the same as the closing date or any other date named in the contract.

(iii)	Goodwill
Goodwill arising on consolidation represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable assets (including intangibles), liabilities and contingent liabilities of the acquired entity at the date of acquisition. Where the fair value of the group’s share of identifiable net assets acquired exceeds the fair value of the consideration, the difference is recognised immediately in the income statement.

Goodwill is stated at cost less impairment losses and is reviewed for impairment on an annual basis. Any impairment identified is recognised immediately in the income statement and is not reversed.

The carrying amount of goodwill in respect of associates and joint ventures is included in the carrying value of the investment in the associate or joint venture.

h)	Intangible assets
Intangible assets are stated at cost less accumulated amortisation on a straight-line basis (if applicable) and impairment losses. Cost is usually determined as the amount paid by the group, unless the asset has been acquired as part of a business combination. Intangible assets acquired as part of a business combination are recognised at their fair value at the date of acquisition. Amortisation is included within net operating expenses in the income statement. Internally generated intangibles are not recognised except for software and applied development costs referred to under software and research and development below.

Intangible assets with finite lives are amortised over their estimated useful economic lives, and only tested for impairment where there is a triggering event. The group regularly reviews all of its amortisation rates and residual values to take account of any changes in circumstances. The directors’ assessment of the useful life of intangible assets is based on the nature of the asset acquired, the durability of the products to which the asset attaches and the expected future impact of competition on the business.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

h) Intangible assets (continued)

(i)	Brands
Brands are recognised as an intangible asset where the brand has a long-term value. Acquired brands are only recognised where title is clear or the brand could be sold separately from the rest of the business and the earnings attributable to it are separately identifiable.

Acquired brands are amortised. In respect of brands currently held the amortisation period is 10 to 40 years, being the period for which the group has exclusive rights to those brands.

(ii)	Contract brewing and other licences recognised as part of a business combination
Contractual arrangements for contract brewing and competitor licensing arrangements are recognised as an intangible asset at a fair value representing the remaining contractual period with an assumption about the expectation that such a contract will be renewed, together with a valuation of this extension.

Acquired licences or contracts are amortised. In respect of licences or contracts currently held, the amortisation period is the period for which the group has exclusive rights to these assets or income streams.

(iii)	Customer lists and distributor relationships recognised as part of a business combination
The fair value of businesses acquired may include customer lists and distributor relationships. These are recognised as intangible assets and are calculated by discounting the future revenue stream attributable to these lists or relationships.

Acquired customer lists or distributor relationships are amortised. In respect of contracts currently held, the amortisation period is the period for which the group has the benefit of these assets.

(iv)	Software
Where computer software is not an integral part of a related item of property, plant and equipment, the software is capitalised as an intangible asset.

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Direct costs associated with the production of identifiable and unique internally generated software products controlled by the group that will probably generate economic benefits exceeding costs beyond one year are capitalised. Direct costs include software development employment costs (including those of contractors used), capitalised interest and an appropriate portion of overheads. Capitalised computer software, licence and development costs are amortised over their useful economic lives of between three and eight years.

Internally generated costs associated with maintaining computer software programmes are expensed as incurred.

(v)	Research and development
Research and general development expenditure is written off in the period in which it is incurred.

Certain applied development costs are only capitalised as internally generated intangible assets where there is a clearly defined project, separately identifiable expenditure, an outcome assessed with reasonable certainty (in terms of feasibility and commerciality), expected revenues exceed expected costs and the group has the resources to complete the task. Such assets are amortised on a straight-line basis over their useful lives once the project is complete.

i)	Property, plant and equipment
Property, plant and equipment are stated at cost net of accumulated depreciation and any impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the assets. Subsequent costs are included in the asset’s carrying value or recognised as a separate asset as appropriate, only when it is probable that future economic benefits associated with the specific asset will flow to the group and the cost can be measured reliably. Repairs and maintenance costs are charged to the income statement during the financial period in which they are incurred.

(i)	Assets in the course of construction
Assets in the course of construction are carried at cost less any impairment loss. Cost includes professional fees and for qualifying assets certain borrowing costs as determined below. When these assets are ready for their intended use, they are transferred into the appropriate category. At this point, depreciation commences on the same basis as on other property, plant and equipment.

(ii)	Assets held under finance leases
Assets held under finance leases which result in the group bearing substantially all the risks and rewards incidental to ownership are capitalised as property, plant and equipment. Finance lease assets are initially recognised at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, then depreciated over the lower of the lease term or their useful lives. The capital element of future obligations under the leases is included as a liability in the balance sheet classified, as appropriate, as a current or non-current liability. The interest element of the lease obligations is charged to the income statement over the period of the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each financial period.

(iii)	Returnable containers
Returnable containers in circulation are recorded within property, plant and equipment at cost net of accumulated depreciation less any impairment loss.

Depreciation of returnable bottles and containers is recorded to write the containers off over the course of their economic life. This is typically undertaken in a two stage process:

▪	The excess over deposit value is written down over a period of 1 to 10 years.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

i)	Property, plant and equipment (continued)

(iii)	Returnable containers (continued)

▪
Provisions are made against the deposit values for breakages and losses in trade together with a design obsolescence provision held to write off the deposit value over the expected container design period – which is a period of no more than 14 years from the inception of a container design. This period is shortened where appropriate by reference to market dynamics and the ability of the entity to use containers for different brands.

(iv)	Depreciation
No depreciation is provided on freehold land or assets in the course of construction. In respect of all other property, plant and equipment, depreciation is provided on a straight-line basis at rates calculated to write off the cost, less the estimated residual value, of each asset over its expected useful life as follows:

Freehold buildings	20 - 50 years
Leasehold buildings	Shorter of the lease term or 50 years
Plant, vehicles and systems	2 - 30 years
Returnable containers (non-returnable containers are recorded as inventory)	1 - 14 years
Assets held under finance leases	Lower of the lease term or life of the asset

The group regularly reviews all of its depreciation rates and residual values to take account of any changes in circumstances. When setting useful economic lives, the principal factors the group takes into account are the expected rate of technological developments, expected market requirements for the equipment and the intensity at which the assets are expected to be used.

The profit or loss on the disposal of an asset is the difference between the disposal proceeds and the net book amount.

(v)	Capitalisation of borrowing costs
Financing costs incurred, before tax, on major capital projects during the period of development or construction that necessarily take a substantial period of time to be developed for their intended use, are capitalised up to the time of completion of the project.

j)	Advance payments made to customers (principally hotels, restaurants, bars and clubs)
Advance payments made to customers are conditional on the achievement of contracted sales targets or marketing commitments. The group records such payments as prepayments initially at fair value and amortises them in the income statement over the relevant period to which the customer commitment is made (typically three to five years). These prepayments are recorded net of any impairment losses.

Where there is a volume target the amortisation of the advance is included in sales discounts as a reduction to revenue and where there are specific marketing activities/commitments the amortisation is included as an operating expense. The amounts capitalised are reassessed annually for achievement of targets and are impaired where there is objective evidence that the targets will not be achieved.

Assets held at customer premises are included within property, plant and equipment and are depreciated in line with group policies on similar assets.

k)	Inventories
Inventories are stated at the lower of cost incurred in bringing each product to its present location and condition, and net realisable value, as follows:

▪	Raw materials, consumables and goods for resale: Purchase cost net of discounts and rebates on a first-in first-out basis (FIFO).

▪	Finished goods and work in progress: Raw material cost plus direct costs and a proportion of manufacturing overhead expenses on a FIFO basis.

Net realisable value is based on estimated selling price less further costs expected to be incurred to completion and disposal. Costs of inventories include the transfer from equity of any gains or losses on matured qualifying cash flow hedges of purchases of raw materials.

l)	Financial assets and financial liabilities
Financial assets and financial liabilities are initially recorded at fair value (plus any directly attributable transaction costs, except in the case of those classified at fair value through profit or loss). For those financial instruments that are not subsequently held at fair value, the group assesses whether there is any objective evidence of impairment at each balance sheet date.

Financial assets are recognised when the group has rights or other access to economic benefits. Such assets consist of cash, equity instruments, a contractual right to receive cash or another financial asset, or a contractual right to exchange financial instruments with another entity on potentially favourable terms. Financial assets are derecognised when the right to receive cash flows from the asset have expired or have been transferred and the group has transferred substantially all risks and rewards of ownership.

Financial liabilities are recognised when there is an obligation to transfer benefits and that obligation is a contractual liability to deliver cash or another financial asset or to exchange financial instruments with another entity on potentially unfavourable terms. Financial liabilities are derecognised when they are extinguished, that is discharged, cancelled or expired.

If a legally enforceable right exists to set off recognised amounts of financial assets and liabilities, which are in determinable monetary amounts, and there is the intention to settle net, the relevant financial assets and liabilities are offset.

Interest costs are charged to the income statement in the year in which they accrue. Premiums or discounts arising from the difference between the net proceeds of financial instruments purchased or issued and the amounts receivable or repayable at maturity are included in the effective interest calculation and taken to net finance costs over the life of the instrument.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

l)	Financial assets and financial liabilities (continued)
There are four categories of financial assets and financial liabilities. These are described as follows:

(i)	Financial assets and financial liabilities at fair value through profit or loss
Financial assets and financial liabilities at fair value through profit or loss include derivative assets and derivative liabilities not designated as effective hedging instruments.

All gains or losses arising from changes in the fair value of financial assets or financial liabilities within this category are recognised in the income statement.

a.	Derivative financial assets and financial liabilities
Derivative financial assets and financial liabilities are financial instruments whose value changes in response to an underlying variable, require little or no initial investment and are settled in the future.

These include derivatives embedded in host contracts. Such embedded derivatives need not be accounted for separately if the host contract is already fair valued; if it is not considered as a derivative if it was freestanding; or if it can be demonstrated that it is closely related to the host contract. There are certain currency exemptions which the group has applied to these rules which limit the need to account for certain potential embedded foreign exchange derivatives. These are: if a contract is denominated in the functional currency of either party; where that currency is commonly used in international trade of the good traded; or if it is commonly used for local transactions in an economic environment.

Derivative financial assets and liabilities are analysed between current and non-current assets and liabilities on the face of the balance sheet, depending on when they are expected to mature.

For derivatives that have not been designated to a hedging relationship, all fair value movements are recognised immediately in the income statement. (See note x for the group’s accounting policy on hedge accounting).

(ii)	Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They arise when the group provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in current assets, except for maturities of greater than 12 months after the balance sheet date which are classified as non-current assets. Loans and receivables are initially recognised at fair value including originating fees and transaction costs, and subsequently measured at amortised cost using the effective interest method less provision for impairment. Loans and receivables include trade receivables, amounts owed by associates – trade, amounts owed by joint ventures – trade, accrued income and cash and cash equivalents.

a.	Trade receivables
Trade receivables are initially recognised at fair value and subsequently measured at amortised cost less provision for impairment.

A provision for impairment of trade receivables is established when there is objective evidence that the group will not be able to collect all amounts due according to the terms of the receivables. The amount of the provision is the difference between the asset’s carrying value and the present value of the estimated future cash flows discounted at the original effective interest rate. This provision is recognised in the income statement.

b.	Cash and cash equivalents
In the consolidated balance sheet, cash and cash equivalents includes cash in hand, bank deposits repayable on demand and other short-term highly liquid investments with original maturities of three months or less. In the consolidated cash flow statement, cash and cash equivalents also includes bank overdrafts which are shown within borrowings in current liabilities on the balance sheet.

(iii)	Available for sale investments
Available for sale investments are non-derivative financial assets that are either designated in this category or not classified as financial assets at fair value through profit or loss, or loans and receivables. Investments in this category are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. They are initially recognised at fair value plus transaction costs and are subsequently remeasured at fair value and tested for impairment. Gains and losses arising from changes in fair value including any related foreign exchange movements are recognised in other comprehensive income. On disposal or impairment of available for sale investments, any gains or losses in other comprehensive income are reclassified to the income statement.

Purchases and sales of investments are recognised on the date on which the group commits to purchase or sell the asset. Investments are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the group has transferred substantially all risks and rewards of ownership.

(iv)	Financial liabilities held at amortised cost
Financial liabilities held at amortised cost include trade payables, accruals, amounts owed to associates – trade, amounts owed to joint ventures – trade, other payables and borrowings.

a.	Trade payables
Trade payables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method. Trade payables are analysed between current and non-current liabilities on the face of the balance sheet, depending on when the obligation to settle will be realised.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

l)	Financial assets and financial liabilities (continued)

(iv)	Financial liabilities held at amortised cost (continued)

b.	Borrowings
Borrowings are recognised initially at fair value, net of transaction costs and are subsequently stated at amortised cost and include accrued interest and prepaid interest. Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months from the balance sheet date. Borrowings classified as hedged items are subject to hedge accounting requirements (see note x). Bank overdrafts are shown within borrowings in current liabilities and are included within cash and cash equivalents on the face of the cash flow statement as they form an integral part of the group’s cash management.

m)     Impairment
This policy covers all assets except inventories (see note k), financial assets (see note l), non-current assets classified as held for sale (see note n), and deferred tax assets (see note u).

Impairment reviews are performed by comparing the carrying value of the non-current asset to its recoverable amount, being the higher of the fair value less costs to sell and value in use. The fair value less costs to sell is considered to be the amount that could be obtained on disposal of the asset. Value in use is determined by discounting the future post-tax cash flows generated from continuing use of the cash generating unit (CGU) using a post-tax discount rate, as this closely approximates to applying pre-tax discount rates to pre-tax cash flows. Where a potential impairment is identified using post-tax cash flows and post-tax discount rates, the impairment review is reperformed on a pre-tax basis in order to determine the impairment loss to be recorded.

Where the asset does not generate cash flows that are independent from the cash flows of other assets, the group estimates the recoverable amount of the CGU to which the asset belongs. For the purpose of conducting impairment reviews, CGUs are considered to be groups of assets that have separately identifiable cash flows. They also include those assets and liabilities directly involved in producing the income and a suitable proportion of those used to produce more than one income stream.

An impairment loss is held firstly against any specifically impaired assets. Where an impairment is recognised against a CGU, the impairment is first taken against goodwill balances and if there is a remaining loss it is set against the remaining intangible and tangible assets on a pro-rata basis.

Should circumstances or events change and give rise to a reversal of a previous impairment loss, the reversal is recognised in the income statement in the period in which it occurs and the carrying value of the asset is increased. The increase in the carrying value of the asset is restricted to the amount that it would have been had the original impairment not occurred. Impairment losses in respect of goodwill are irreversible.

Goodwill is tested annually for impairment. Assets subject to amortisation are reviewed for impairment if circumstances or events change to indicate that the carrying value may not be fully recoverable.

n)    Non-current assets (or disposal groups) held for sale
Non-current assets and all assets and liabilities classified as held for sale are measured at the lower of carrying value and fair value less costs to sell.

Such assets are classified as held for resale if their carrying amount will be recovered through a sale transaction rather than through continued use. This condition is regarded as met only when a sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and when management is committed to the sale which is expected to qualify for recognition as a completed sale within one year from date of classification.

o)    Provisions
Provisions are recognised when there is a present obligation, whether legal or constructive, as a result of a past event for which it is probable that a transfer of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Such provisions are calculated on a discounted basis where the effect is material to the original undiscounted provision. The carrying amount of the provision increases in each period to reflect the passage of time and the unwinding of the discount and the movement is recognised in the income statement within net finance costs.

Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognised for future operating losses, however, provisions are recognised for onerous contracts where the unavoidable cost exceeds the expected benefit.

p)    Share capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

q)    Investments in own shares (treasury and shares held by employee benefit trusts)
Shares held by employee share ownership plans, employee benefit trusts and in treasury are treated as a deduction from equity until the shares are cancelled, reissued, or disposed.

Purchases of such shares are classified in the cash flow statement as a purchase of own shares for share trusts or purchase of own shares for treasury within net cash from financing activities.

Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental costs and related tax effects, is included in equity attributable to the company’s equity shareholders.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

r)    Revenue recognition

(i)	Sale of goods and services
Revenue represents the fair value of consideration received or receivable for goods and services provided to third parties and is recognised when the risks and rewards of ownership are substantially transferred.

The group presents revenue gross of excise duties because unlike value added tax, excise is not directly related to the value of sales. It is not generally recognised as a separate item on invoices, increases in excise are not always directly passed on to customers, and the group cannot reclaim the excise where customers do not pay for product received. The group therefore considers excise as a cost to the group and reflects it as a production cost. Consequently, any excise that is recovered in the sale price is included in revenue.

Revenue excludes value added tax. It is stated net of price discounts, promotional discounts, settlement discounts and after an appropriate amount has been provided to cover the sales value of credit notes yet to be issued that relate to the current and prior periods.

The same recognition criteria also apply to the sale of by-products and waste (such as spent grain, malt dust and yeast) with the exception that these are included within other income.

(ii)	Interest income
Interest income is recognised on an accruals basis using the effective interest method.

When a receivable is impaired the group reduces the carrying amount to its recoverable amount by discounting the estimated future cash flows at the original effective interest rate, and continuing to unwind the discount as interest income.

(iii)	Royalty income
Royalty income is recognised on an accruals basis in accordance with the relevant agreements and is included in other income.

(iv)	Dividend income
Dividend income is recognised when the right to receive payment is established.

s)    Operating leases
Rentals paid and incentives received on operating leases are charged or credited to the income statement on a straight-line basis over the lease term.

t)    Exceptional items
Where certain expense or income items recorded in a period are material by their size or incidence, the group reflects such items as exceptional items within a separate line on the income statement except for those exceptional items that relate to associates, joint ventures, net finance costs and tax. (Associates’, joint ventures’, net finance costs and tax exceptional items are only referred to in the notes to the consolidated financial statements).

Exceptional items are also summarised in the segmental analyses, excluding those that relate to net finance costs and tax.

The group presents alternative earnings per share calculations on a headline and adjusted basis. The adjusted earnings per share figure excludes the impact of amortisation of intangible assets (excluding software), certain non-recurring items and post-tax exceptional items in order to present an additional measure of performance for the years shown in the consolidated financial statements. Headline earnings per share is calculated in accordance with the South African Circular 3/2009 entitled 'Headline Earnings' which forms part of the listing requirements for the JSE Ltd (JSE).

u)    Taxation
The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in other comprehensive income or directly in equity, respectively.

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. The group’s liability for current taxation is calculated using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full using the liability method, in respect of all temporary differences arising between the tax bases of assets and liabilities and their carrying values in the consolidated financial statements, except where the temporary difference arises from goodwill (in the case of deferred tax liabilities) or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither accounting nor taxable profit.

Deferred tax liabilities are recognised where the carrying value of an asset is greater than its tax base, or where the carrying value of a liability is less than its tax base. Deferred tax is recognised in full on temporary differences arising from investment in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future. This includes taxation in respect of the retained earnings of overseas subsidiaries only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future periods has been entered into by the subsidiary. Deferred income tax is also recognised in respect of the unremitted retained earnings of overseas associates and joint ventures as the group is not able to determine when such earnings will be remitted and when such additional tax such as withholding taxes might be payable.

A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is probable that future taxable profit will be available against which the temporary differences (including carried forward tax losses) can be utilised.

Deferred tax is measured at the tax rates expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted at balance sheet date. Deferred tax is measured on a non-discounted basis.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

v)	Dividend distributions
Dividend distributions to equity holders of the parent are recognised as a liability in the group’s financial statements in the period in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when paid. Dividends declared after the balance sheet date are not recognised, as there is no present obligation at the balance sheet date.

w)    Employee benefits

(i)	Wages and salaries
Wages and salaries for current employees are recognised in the income statement as the employees’ services are rendered.

(ii)	Vacation and long-term service awards costs
The group recognises a liability and an expense for accrued vacation pay when such benefits are earned and not when these benefits are paid.

The group also recognises a liability and an expense for long-term service awards where cash is paid to the employee at certain milestone dates in a career with the group. Such accruals are appropriately discounted to reflect the future payment dates at discount rates determined by reference to local high-quality corporate bonds.

(iii)	Profit-sharing and bonus plans
The group recognises a liability and an expense for bonuses and profit-sharing, based on a formula that takes into consideration the profit attributable to the company’s shareholders after certain adjustments.

The group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation. At a mid-year point an accrual is maintained for the appropriate proportion of the expected bonuses which would become payable at the year end.

(iv)	Share-based compensation
The group operates a variety of equity-settled share-based compensation plans and a cash-settled share-based compensation plan.

The equity-settled plans comprise share option plans (with and without market performance conditions attached), performance share award plans (with market conditions attached) and awards related to the employee element of the Broad-Based Black Economic Empowerment (BBBEE) scheme in South Africa. An expense is recognised to spread the fair value of each award granted after 7 November 2002 over the vesting period on a straight-line basis, after allowing for an estimate of the share awards that will eventually vest. A corresponding adjustment is made to equity over the remaining vesting period. The estimate of the level of vesting is reviewed at least annually, with any impact on the cumulative charge being recognised immediately. In addition the group has granted an equity-settled share-based payment to retailers in relation to the retailer element of the BBBEE scheme. A one-off charge has been recognised based on the fair value at the grant date with a corresponding adjustment to equity. The charge will not be adjusted in the future.

The charges are based on the fair value of the awards as at the date of grant, as calculated by various binomial model calculations and Monte Carlo simulations.

The charges are not reversed if the options and awards are not exercised because the market value of the shares is lower than the option price at the date of grant.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

For the cash-settled plan a liability is recognised at fair value in the balance sheet over the vesting period with a corresponding charge to the income statement. The liability is remeasured at each reporting date, on an actuarial basis using the analytic method, to reflect the revised fair value and to adjust for changes in assumptions such as leavers. Changes in the fair value of the liability are recognised in the income statement. Actual settlement of the liability will be at its intrinsic value with the difference recognised in the income statement.

(v)	Pension obligations
The group has both defined benefit and defined contribution plans.

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full as they arise outside of the income statement and are charged or credited to equity in other comprehensive income in the period in which they arise, with the exception of gains or losses arising from changes in the benefits regarding past services, which are recognised in the income statement.
Past service costs are recognised immediately in the income statement, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortised on a straight-line basis over the vesting period.

The contributions to defined contribution plans are recognised as an expense as the costs become payable. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

w)    Employee benefits (continued)

(vi)	Other post-employment obligations
Some group companies provide post-retirement healthcare benefits to qualifying employees. The expected costs of these benefits are assessed in accordance with the advice of qualified actuaries and contributions are made to the relevant funds over the expected service lives of the employees entitled to those funds. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions are recognised in full as they arise outside the income statement and are charged or credited to equity in other comprehensive income in the period in which they arise. These obligations are valued annually by independent qualified actuaries.

(vii)	Termination benefits
Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits when it is demonstrably committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value in a similar manner to all long-term employee benefits.

x)    Derivative financial instruments – hedge accounting
Financial assets and financial liabilities at fair value through profit or loss include all derivative financial instruments. The derivative instruments used by the group, which are used solely for hedging purposes (i.e. to offset foreign exchange and interest rate risks), comprise interest rate swaps, cross currency swaps, forward foreign exchange contracts and other specific instruments as necessary under the approval of the board. Such derivative instruments are used to alter the risk profile of an existing underlying exposure of the group in line with the group’s risk management policies. The group also has derivatives embedded in other contracts primarily cross border foreign currency supply contracts for raw materials.

Derivatives are initially recorded at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the hedging relationship.

In order to qualify for hedge accounting, the group is required to document at inception, the relationship between the hedged item and the hedging instrument as well as its risk management objectives and strategy for undertaking hedging transactions. The group is also required to document and demonstrate that the relationship between the hedged item and the hedging instrument will be highly effective. This effectiveness test is reperformed at each period end to ensure that the hedge has remained and will continue to remain highly effective.

The group designates certain derivatives as either: hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedge); hedges of highly probable forecast transactions or commitments (cash flow hedge); or hedges of net investments in foreign operations (net investment hedge).

(i)	Fair value hedges
Fair value hedges comprise derivative financial instruments designated in a hedging relationship to manage the group’s interest rate risk to which the fair value of certain assets and liabilities are exposed. Changes in the fair value of the derivative offset the relevant changes in the fair value of the underlying hedged item attributable to the hedged risk in the income statement in the period incurred.

Gains or losses on fair value hedges that are regarded as highly effective are recorded in the income statement together with the gain or loss on the hedged item attributable to the hedged risk.

(ii)	Cash flow hedges
Cash flow hedges comprise derivative financial instruments designated in a hedging relationship to manage currency and interest rate risk to which the cash flows of certain liabilities are exposed. The effective portion of changes in the fair value of the derivative that is designated and qualifies for hedge accounting is recognised in other comprehensive income. The ineffective portion is recognised immediately in the income statement. Amounts accumulated in equity are reclassified to the income statement in the period in which the hedged item affects profit or loss. However, where a forecasted transaction results in a non-financial asset or liability, the accumulated fair value movements previously deferred in equity are included in the initial cost of the asset or liability.

(iii)	Hedges of net investments in foreign operations
Hedges of net investments in foreign operations comprise either foreign currency borrowings or derivatives (typically forward exchange contracts and cross currency swaps) designated in a hedging relationship.

Gains or losses on hedging instruments that are regarded as highly effective are recognised in other comprehensive income. These largely offset foreign currency gains or losses arising on the translation of net investments that are recorded in equity, in the foreign currency translation reserve. The ineffective portion of gains or losses on hedging instruments is recognised immediately in the income statement. Amounts accumulated in equity are only reclassified to the income statement upon disposal of the net investment.

Where a derivative ceases to meet the criteria of being a hedging instrument or the underlying exposure which it is hedging is sold, matures or is extinguished, hedge accounting is discontinued and amounts previously recorded in equity are reclassified to the income statement. A similar treatment is applied where the hedge is of a future transaction and that transaction is no longer likely to occur. When the hedge is discontinued due to ineffectiveness, hedge accounting is discontinued prospectively.

Certain derivative instruments, whilst providing effective economic hedges under the group’s policies, are not designated as hedges. Changes in the fair value of any derivative instruments that do not qualify or have not been designated as hedges are recognised immediately in the income statement. The group does not hold or issue derivative financial instruments for speculative purposes.

SABMiller plc
Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

y)     Deposits by customers
Returnable containers in circulation are recorded within property, plant and equipment and a corresponding liability is recorded in respect of the obligation to repay the customers’ deposits. Deposits paid by customers for branded returnable containers are reflected in the balance sheet within current liabilities. Any estimated liability that may arise in respect of deposits for unbranded containers is shown in provisions.

z)     Earnings per share
Basic earnings per share represents the profit on ordinary activities after taxation attributable to the equity shareholders of the parent entity, divided by the weighted average number of ordinary shares in issue during the year, less the weighted average number of ordinary shares held in the group’s employee benefit trusts and in treasury during the year.

Diluted earnings per share represents the profit on ordinary activities after taxation attributable to the equity shareholders of the parent, divided by the weighted average number of ordinary shares in issue during the year, less the weighted average number of ordinary shares held in the group’s employee benefit trusts and in treasury during the year, plus the weighted average number of dilutive shares resulting from share options and other potential ordinary shares outstanding during the year.

2. Segmental analysis

Operating segments reflect the management structure of the group and the way performance is evaluated and resources allocated based on group revenue and EBITA by the group’s chief operating decision maker, defined as the executive directors. The group is focused geographically and, while not meeting the definition of reportable segments, the group reports separately as segments South Africa: Hotels and Gaming and Corporate as this provides useful additional information.

The segmental information presented below includes the reconciliation of GAAP measures presented on the face of the income statement to non-GAAP measures which are used by management to analyse the group’s performance.

Income statement
	Group revenue	EBITA	Group revenue	EBITA
	2012	2012	2011	2011
	US$m	US$m	US$m	US$m

Latin America	7,158	1,865	6,335	1,620
Europe	5,482	836	5,394	887
North America	5,250	756	5,223	741
Africa	3,686	743	3,254	647
Asia Pacific	3,510	321	2,026	92
South Africa:	6,302	1,303	6,079	1,204
- Beverages	5,815	1,168	5,598	1,067
- Hotels and Gaming	487	135	481	137
Corporate	-	(190)	-	(147)
Group	31,388	5,634	28,311	5,044

Amortisation of intangible assets (excluding software) - group and share of associates' and joint ventures'		(264)		(209)
Exceptional items - group and share of associates' and joint ventures'		1,015		(467)
Net finance costs - group and share of associates' and joint ventures' (excluding exceptional items)		(570)		(560)
Share of associates' and joint ventures' taxation		(170)		(139)
Share of associates' and joint ventures' non-controlling interests		(42)		(43)
Profit before tax		5,603		3,626

SABMiller plc
Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

Group revenue (including associates and joint ventures)
With the exception of South Africa: Hotels and Gaming, all reportable segments derive their revenues from the sale of beverages. Revenues are derived from a large number of customers which are internationally dispersed, with no customers being individually material.

	Revenue	Share of associates' and joint ventures' revenue	Group revenue	Revenue	Share of associates' and joint ventures' revenue	Group revenue
	2012	2012	2012	2011	2011	2011
	US$m	US$m	US$m	US$m	US$m	US$m

Latin America	7,148	10	7,158	6,324	11	6,335
Europe	5,347	135	5,482	5,379	15	5,394
North America	134	5,116	5,250	117	5,106	5,223
Africa	2,299	1,387	3,686	2,059	1,195	3,254
Asia Pacific	1,682	1,828	3,510	564	1,462	2,026
South Africa:	5,150	1,152	6,302	4,965	1,114	6,079
- Beverages	5,150	665	5,815	4,965	633	5,598
- Hotels and Gaming	-	487	487	-	481	481

Group	21,760	9,628	31,388	19,408	8,903	28,311

Operating profit
The following table provides a reconciliation of operating profit to operating profit before exceptional items.

	Operating profit	Exceptional items	Operating profit before exceptional items	Operating profit	Exceptional items	Operating profit before exceptional items
	2012	2012	2012	2011	2011	2011
	US$m	US$m	US$m	US$m	US$m	US$m

Latin America	1,617	119	1,736	1,391	106	1,497
Europe	1,939	(1,135)	804	596	261	857
North America	-	-	-	16	-	16
Africa	584	(162)	422	361	4	365
Asia Pacific	54	70	124	(22)	-	(22)
South Africa: Beverages	1,050	41	1,091	809	188	997
Corporate	(231)	41	(190)	(24)	(123)	(147)
Group	5,013	(1,026)	3,987	3,127	436	3,563

SABMiller plc
Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

EBITA (segment result)
This comprises operating profit before exceptional items, amortisation of intangible assets (excluding software) and includes the group’s share of associates’ and joint ventures’ operating profit on a similar basis. The following table provides a reconciliation of operating profit before exceptional items to EBITA.

	Operating profit before exceptional items	Share of associates' and joint ventures' operating profit before exceptional items	Amortisation of intangible assets (excluding software) - group and share of associates' and joint ventures'	EBITA	Operating profit before exceptional items	Share of associates' and joint ventures' operating profit before exceptional items	Amortisation of intangible assets (excluding software) - group and share of associates' and joint ventures'	EBITA
	2012	2012	2012	2012	2011	2011	2011	2011
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

Latin America	1,736	-	129	1,865	1,497	-	123	1,620
Europe	804	11	21	836	857	2	28	887
North America	-	711	45	756	16	679	46	741
Africa	422	318	3	743	365	277	5	647
Asia Pacific	124	132	65	321	(22)	108	6	92
South Africa:	1,091	211	1	1,303	997	206	1	1,204
- Beverages	1,091	77	-	1,168	997	70	-	1,067
- Hotels and Gaming	-	134	1	135	-	136	1	137
Corporate	(190)	-	-	(190)	(147)	-	-	(147)
Group	3,987	1,383	264	5,634	3,563	1,272	209	5,044

The group's share of associates' and joint ventures' operating profit is reconciled to the share of post-tax results of associates and joint ventures in the income statement as follows.
							2012	2011
							US$m	US$m

Share of associates' and joint ventures' operating profit (before exceptional items)							1,383	1,272
Share of associates' and joint ventures' exceptional items							11	(31)
Share of associates' and joint ventures' net finance costs							(30)	(35)
Share of associates' and joint ventures' taxation							(170)	(139)
Share of associates' and joint ventures' non-controlling interests							(42)	(43)
Share of post-tax results of associates and joint ventures							1,152	1,024

EBITDA
The following table provides a reconciliation of EBITDA (the net cash generated from operations before working capital movements) to adjusted EBITDA. A reconciliation of profit for the year for the group to EBITDA after cash exceptional items for the group can be found in note 28a.

	EBITDA	Cash exceptional items	Dividends received from MillerCoors	Adjusted EBITDA	EBITDA	Cash exceptional items	Dividends received from MillerCoors	Adjusted EBITDA
	2012	2012	2012	2012	2011	2011	2011	2011
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

Latin America	2,068	112	-	2,180	1,853	103	-	1,956
Europe	1,067	58	-	1,125	1,021	125	-	1,146
North America	22	-	896	918	27	-	822	849
Africa	564	13	-	577	517	4	-	521
Asia Pacific	159	88	-	247	17	-	-	17
South Africa: Beverages	1,267	13	-	1,280	1,143	42	-	1,185
Corporate	(168)	24	-	(144)	(76)	19	-	(57)
Group	4,979	308	896	6,183	4,502	293	822	5,617

SABMiller plc
Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

Other segmental information
		Capital expenditure excluding investment activity¹	Investment activity²	Total	Capital expenditure excluding investment activity¹	Investment activity²	Total
		2012	2012	2012	2011	2011	2011
		US$m	US$m	US$m	US$m	US$m	US$m

Latin America		522	(34)	488	438	55	493
Europe		324	17	341	265	(2)	263
North America		-	288	288	-	171	171
Africa		398	(82)	316	211	24	235
Asia Pacific		69	10,931	11,000	54	15	69
South Africa:		284	-	284	275	(68)	207
- Beverages		284	-	284	275	-	275
- Hotels and Gaming	-	-	-	-	-	(68)	(68)
Corporate		42	1	43	72	3	75
Group		1,639	11,121	12,760	1,315	198	1,513

¹Capital expenditure includes additions of intangible assets (excluding goodwill) and property, plant and equipment.
²Investment activity includes acquisitions and disposals of businesses, net investments in associates and joint ventures, purchases of shares in non-controlling interests and purchases and disposals of available for sale investments.

					Depreciation and amortisation
						2012	2011
						US$m	US$m

Latin America						445	461
Europe						298	309
Africa						128	126
Asia Pacific						117	29
South Africa: Beverages						168	176
Corporate						26	23
Group						1,182	1,124

Geographical information
The UK is the parent company’s country of domicile. Those countries which account for more than 10% of the group’s total revenue and/or non-current assets are considered individually material and are reported separately below.

Revenue						2012	2011
						US$m	US$m

UK						359	316
Australia						1,025	-
Colombia						3,481	3,145
South Africa						5,150	4,965
USA						124	108
Rest of world						11,621	10,874
Group						21,760	19,408

SABMiller plc
Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

Non-current assets	2012	2011
	US$m	US$m

UK	354	333
Australia	14,511	101
Colombia	8,727	8,355
South Africa	2,760	2,939
USA	5,777	5,968
Rest of world	18,020	16,660
Group	50,149	34,356

Non-current assets by location exclude amounts relating to derivative financial instruments and deferred tax assets.

3. Net operating expenses
	2012	2011
	US$m	US$m

Cost of inventories recognised as an expense	5,049	4,640
- Changes in inventories of finished goods and work in progress	18	25
- Raw materials and consumables used	5,031	4,615
Excise duties¹	5,047	4,263
Employee costs (see note 6a)	2,502	2,240
Depreciation of property, plant and equipment	909	904
- Owned assets	669	662
- Under finance lease	3	3
- Containers	237	239
Net profit on disposal of businesses	(1,242)	-
Profit on disposal of investment in associate	(103)	(159)
Gain on remeasurement of existing interest in joint venture on acquisition	(66)	-
Profit on disposal of property, plant and equipment	(15)	(5)
Amortisation of intangible assets	273	220
- Intangible assets (excluding software)	218	158
- Software	55	62
Other expenses	4,906	4,566
- Selling, marketing and distribution costs	2,562	2,249
- Repairs and maintenance expenditure on property, plant and equipment	325	315
- Impairment of intangible assets	-	14
- Impairment of property, plant and equipment	-	31
- Impairment of trade and other receivables	25	91
- Operating lease rentals - land and buildings	60	61
- Operating lease rentals - plant, vehicles and systems	84	78
- Research and development expenditure	7	7
- Acquisition-related costs	109	3
- Other operating expenses	1,734	1,717
Total net operating expenses by nature	17,260	16,669

Other income	(513)	(388)
- Revenue received from royalties	(43)	(40)
- Dividends received from investments	(1)	(1)
- Other operating income	(469)	(347)

Net operating expenses	16,747	16,281

¹Excise duties of US$5,047 million (2011: US$4,263 million) have been incurred during the year as follows: Latin America US$1,843 million (2011: US$1,639 million); Europe US$1,204 million (2011: US$1,160 million); North America US$3 million (2011: US$2 million); Africa US$408 million (2011: US$324 million); Asia Pacific US$626 million (2011: US$219 million) and South Africa US$963 million (2011: US$919 million). The group's share of MillerCoors’ excise duties incurred during the year was US$703 million (2011: US$719 million).

SABMiller plc
Notes to the consolidated financial statements (continued)

3. Net operating expenses (continued)

Foreign exchange differences recognised in the profit for the year, except for those arising on financial instruments measured at fair value under IAS 39, were a loss of US$27 million (2011: gain of US$4 million).

The following fees were paid to a number of different accounting firms as auditors of various parts of the group.
	2012	2011
	US$m	US$m
Group auditors
Fees payable to the group's auditor and their associates for:
The audit of parent company and consolidated financial statements	3	2
The audit of group's subsidiaries pursuant to legislation	8	8
	11	10
Other services supplied pursuant to legislation	1	1
Other services relating to taxation	7	3
Services relating to information technology[1]	4	1
Services relating to corporate finance transactions	3	-
Other services¹	3	5
	29	20

Other audit firms
Fees payable to other auditors for:
Auditing of subsidiaries, pursuant to legislation	1	2
Other services relating to taxation	2	3
Services relating to information technology[1]	8	5
Services relating to corporate finance transactions	1	-
Services relating to internal audit	1	-
Other services¹	7	9
	20	19

¹Principally relating to the business capability programme.

4. Exceptional items
	2012	2011
	US$m	US$m

Exceptional items included in operating profit:
Net profit on disposal of businesses	1,248	-
Profit on disposal of investment in associate	103	159
Gain on remeasurement of existing interest in joint venture on acquisition	66	-
Litigation	42	-
Business capability programme costs	(235)	(296)
Transaction-related costs	(109)	-
Integration and restructuring costs	(60)	(52)
Broad-Based Black Economic Empowerment scheme costs	(29)	(149)
Impairments	-	(98)
Net exceptional gains/(losses) included within operating profit	1,026	(436)

Exceptional items included in net finance costs:
Litigation-related interest income	4	-
Transaction-related net costs	(26)	-
Net exceptional losses included within net finance costs	(22)	-

Share of associates' and joint ventures' exceptional items:
Profits/(losses) on transactions in associates	46	(26)
Impairments	(35)	-
Integration and restructuring costs	-	(5)
Share of associates' and joint ventures' exceptional gains/(losses)	11	(31)

Net taxation credits relating to subsidiaries' and the group's share of associates' and joint ventures' exceptional items	24	2

SABMiller plc
Notes to the consolidated financial statements (continued)

4. Exceptional items (continued)

Exceptional items included in operating profit
Net profit on disposal of businesses
During 2012 a profit of US$1,195 million arose in Europe on the disposal of the group’s Russian and Ukrainian businesses in exchange for a 24% interest in the enlarged Anadolu Efes group; a profit of US$67 million arose in Africa on the disposal of the group’s Angolan operations in exchange for a 27.5% interest in BIH Angola; partially offset by a loss of US$14 million incurred in Europe primarily in relation to the recycling of the foreign currency translation reserve on the disposal of the distribution business in Italy.

Profit on disposal of investment in associate
During 2012 a profit of US$103 million was realised on the disposal of the group’s investment in its associate, Kenya Breweries Ltd, in Africa.

In 2011 a profit of US$159 million arose on the partial disposal of the group’s shareholding in Tsogo Sun Holdings (Pty) Ltd (Tsogo Sun) as part of the Tsogo Sun/Gold Reef Resorts Ltd (GRR) merger.

Gain on remeasurement of existing interest in joint venture on acquisition
During 2012 the group acquired the remaining 50% interest which it did not already own in Pacific Beverages Pty Ltd (Pacific Beverages) from Coca-Cola Amatil Limited. This resulted in a US$66 million gain arising on the remeasurement to fair value of the group’s existing interest.

Litigation
During 2012 in Europe a US$42 million anti-trust fine paid by Grolsch prior to its acquisition by SABMiller plc was annulled by the EU General Court and the payment refunded.

Business capability programme costs
The business capability programme will streamline finance, human resources and procurement activities through the deployment of global systems and introduce common sales, distribution and supply chain management systems. Costs of US$235 million have been incurred in the year (2011: US$296 million).

Transaction-related costs
During 2012 costs of US$109 million were incurred in relation to the Foster’s Group Ltd (Foster’s) transaction.

Integration and restructuring costs
During 2012 US$34 million of restructuring costs were incurred in Latin America, principally in Ecuador, Peru and the regional office, and US$26 million of integration costs were incurred in Asia Pacific following the Foster’s and Pacific Beverages acquisitions.

In 2011 in Europe US$52 million of restructuring costs were incurred in Romania, the Netherlands, the Canary Islands and Italy.

Broad-Based Black Economic Empowerment scheme costs
US$29 million (2011: US$149 million) of costs have been incurred in relation to the Broad-Based Black Economic Empowerment (BBBEE) scheme in South Africa. This represents the ongoing IFRS 2 share-based payment charge in respect of the employee element of the scheme and in the prior year also, the one-off IFRS 2 charge in respect of the retailer element, together with the costs associated with the transaction.

Impairments
In 2011 impairment charges of US$98 million were incurred in Europe including charges following the classification of the in-house distribution business in Italy as held for sale and the closure of the Cluj brewery in Romania.

Exceptional items included in net finance costs
Litigation-related interest income
During 2012 US$4 million of interest was received in relation to the refund of the anti-trust fine in Europe.

Transaction-related net costs
During 2012 net costs of US$26 million were incurred primarily related to the Foster’s transaction and included fees relating to financing facilities and premiums on derivative instruments which were partially offset by mark to market gains on derivative financial instruments taken out in anticipation of the transaction and where hedge accounting could not be applied.

Share of associates’ and joint ventures’ exceptional items
Profits/(losses) on transactions in associates
During 2012 Tsogo Sun released deferred consideration relating to a prior acquisition of which the group’s share was US$13 million; US$10 million profit arose on Tsogo Sun’s fair value accounting on the change in control on the acquisition of the outstanding stake in the Formula 1 chain; and a US$23 million profit arose in Africa being the group’s share of Castel’s profit on disposal of its subsidiary in Nigeria.

In 2011 the group’s share of the impairment loss on Tsogo Sun’s existing holding in GRR as a result of the merger transaction between these two businesses and costs associated with the transaction was US$26 million.

Impairments
During 2012 the group’s share of MillerCoors’ impairment of the Sparks brand amounted to US$35 million.

Integration and restructuring costs
In 2011 the group’s share of MillerCoors’ integration and restructuring costs was US$5 million primarily related to severance costs.

SABMiller plc
Notes to the consolidated financial statements (continued)

4. Exceptional items (continued)

Net taxation credits relating to subsidiaries’ and the group’s share of associates’ and joint ventures’ exceptional items
Net taxation credits of US$24 million (2011: US$2 million) arose in relation to exceptional items during the year and include US$13 million (2011: US$2 million) in relation to MillerCoors although the tax credit is recognised in Miller Brewing Company (see note 7).

5. Net finance costs
	2012	2011
	US$m	US$m

a. Interest payable and similar charges
Interest payable on bank loans and overdrafts	170	123
Interest payable on derivatives	156	163
Interest payable on corporate bonds	463	408
Interest element of finance leases payments	1	1
Net exchange losses/(gains) on financing activities	13	(14)
Net exchange losses on dividends¹	-	9
Fair value losses on financial instruments:
- Fair value losses on standalone derivative financial instruments	144	153
- Ineffectiveness of net investment hedges¹	4	4
Exceptional interest payable and similar charges¹	96	-
Other finance charges	46	36
Total interest payable and similar charges	1,093	883

b. Interest receivable and similar income
Interest receivable	55	48
Interest receivable on derivatives	226	212
Fair value gains on financial instruments:
- Fair value gains on standalone derivative financial instruments	170	92
- Fair value gains on dividend-related derivatives¹	3	6
Net exchange gains on dividends¹	3	-
Exceptional interest receivable and similar income¹	74	-
Total interest receivable and similar income	531	358

Net finance costs	562	525

¹ These items have been excluded from the determination of adjusted earnings per share. Adjusted net finance costs are therefore US$542 million (2011: US$518 million).

Refer to note 23 - Financial risk factors for interest rate risk information.

6. Employee and key management compensation costs

a. Employee costs
	2012	2011
	US$m	US$m

Wages and salaries	2,038	1,837
Share-based payments	161	130
Social security costs	193	172
Pension costs	112	114
Post-retirement benefits other than pensions	13	5
	2,517	2,258

Of the US$2,517 million employee costs shown above, US$15 million (2011: US$18 million) has been capitalised within intangible assets and property, plant and equipment.

SABMiller plc
Notes to the consolidated financial statements (continued)

6. Employee and key management compensation costs (continued)

b. Employee numbers
The average monthly number of employees are shown on a full-time equivalent basis, excluding employees of associated and joint venture undertakings and including executive directors.

	2012	2011
	Number	Number

Latin America	26,933	25,691
Europe	14,095	14,239
North America	76	51
Africa	13,596	13,481
Asia Pacific	3,804	3,358
South Africa	11,939	11,897
Corporate	701	495
Group	71,144	69,212

c. Key management compensation
The directors of the group and members of the executive committee (excom) are defined as key management. At 31 March 2012 there were 27 (2011: 24) key management.

	2012	2011
	US$m	US$m

Salaries and short-term employee benefits	32	26
Post-employment benefits	2	1
Share-based payments	36	31
	70	58

The key management figures given above include the directors.

d. Directors

	2012	2011
	US$m	US$m

Aggregate emoluments £6,087,153 (2011: £6,559,226)	10	10
Aggregate gains made on the exercise of share options or vesting of share awards	15	2
Company contributions to money purchase schemes £562,679 (2011: £nil)	1	-
	26	12

Malcolm Wyman retired from the board at the conclusion of the 2011 annual general meeting on 21 July 2011 and from full-time employment on 31 August 2011 after which he continued as a part-time employee up to 31 March 2012. Only his emoluments up to 21 July 2011 are included in the table above.

At 31 March 2012 one director (2011: two) had retirement benefits accruing under money purchase pension schemes. There were no company contributions to money purchase pension schemes during the year (2011: £nil).

SABMiller plc
Notes to the consolidated financial statements (continued)

7. Taxation

	2012	2011
	US$m	US$m

Current taxation	957	808
- Charge for the year (UK corporation tax: US$39 million (2011: US$11 million))	986	817
- Adjustments in respect of prior years	(29)	(9)
Withholding taxes and other remittance taxes	137	101
Total current taxation	1,094	909

Deferred taxation	32	160
- Charge for the year (UK corporation tax credit: US$24 million (2011: US$nil))	60	183
- Adjustments in respect of prior years	(3)	(16)
- Rate change	(25)	(7)

Taxation expense	1,126	1,069

Tax credit relating to components of other comprehensive income is as follows:
Deferred tax credit on actuarial gains and losses	(71)	(36)
Deferred tax (credit)/charge on financial instruments	(30)	14
	(101)	(22)

Total current tax	1,094	909
Total deferred tax	(69)	138
Total taxation	1,025	1,047

Effective tax rate (%)	27.5	28.2

The effective tax rate is calculated by expressing tax before tax on exceptional items and on amortisation of intangible assets (excluding software), including the group’s share of associates’ and joint ventures’ tax on the same basis, as a percentage of adjusted profit before tax. The calculation is on a basis consistent with that used in prior years and is also consistent with other group operating metrics. Tax on amortisation of intangible assets (excluding software) was US$72 million (2011: US$58 million).

MillerCoors is not a taxable entity. The tax balances and obligations therefore remain with Miller Brewing Company as a 100% subsidiary of the group. This subsidiary’s tax charge includes tax (including deferred tax) on the group’s share of the taxable profits of MillerCoors and includes tax in other comprehensive income on the group’s share of MillerCoors’ taxable items included within other comprehensive income.

Tax rate reconciliation
	2012	2011
	US$m	US$m

Profit before taxation	5,603	3,626
Less: Share of post-tax results of associates and joint ventures	(1,152)	(1,024)
	4,451	2,602

Tax charge at standard UK rate of 26% (2011: 28%)	1,157	729
Exempt income	(413)	(21)
Other incentive allowances	(63)	(20)
Expenses not deductible for tax purposes	47	131
Deferred taxation on changes in tax legislation within Europe division countries	-	(64)
Deferred tax asset not recognised	30	32
Initial recognition of deferred taxation	(10)	-
Tax impact of MillerCoors joint venture	179	198
Withholding taxes and other remittance taxes	137	101
Other taxes	28	36
Adjustments in respect of foreign tax rates	90	(22)
Adjustments in respect of prior periods	(32)	(25)
Deferred taxation rate change	(25)	(7)
Deferred taxation on unremitted earnings of overseas subsidiaries	1	1
Total taxation expense	1,126	1,069

SABMiller plc
Notes to the consolidated financial statements (continued)

8. Earnings per share
	2012	2011
	US cents	US cents

Basic earnings per share	266.6	152.8
Diluted earnings per share	263.8	151.8
Headline earnings per share	179.8	150.8
Adjusted basic earnings per share	214.8	191.5
Adjusted diluted earnings per share	212.5	190.3

The weighted average number of shares was:
	2012	2011
	Millions of shares	Millions of shares

Ordinary shares	1,661	1,656
Treasury shares	(72)	(72)
EBT ordinary shares	(6)	(8)
Basic shares	1,583	1,576
Dilutive ordinary shares	17	10
Diluted shares	1,600	1,586

The calculation of diluted earnings per share excludes 8,362,920 (2011: 9,045,847) share options that were non-dilutive for the year because the exercise price of the option exceeded the fair value of the shares during the year, 14,799,716 (2011: 12,842,609) share awards that were non-dilutive for the year because the performance conditions attached to the share awards have not been met and nil (2011: 732,869) shares in relation to the employee component of the BBBEE scheme that were non-dilutive for the year. These share incentives could potentially dilute earnings per share in the future.

Subsequent to 31 March 2012 and before the date of signing these financial statements, 26,527,017 share incentives were granted, 12,542,461 share incentives were exercised or released, 2,552,483 share incentives lapsed and 424,822 treasury shares were used to satisfy awards outstanding under the various share incentive plans. On 26 March 2013 an additional 4,600,000 treasury shares were transferred to the EBT at no gain or loss to the group. These shares will be used to satisfy awards outstanding under the various share incentive plans.

SABMiller plc
Notes to the consolidated financial statements (continued)

8. Earnings per share (continued)

Adjusted and headline earnings
The group presents an adjusted earnings per share figure which excludes the impact of amortisation of intangible assets (excluding software), certain non-recurring items and post-tax exceptional items in order to present an additional measure of performance for the years shown in the consolidated financial statements. Adjusted earnings per share has been based on adjusted earnings for each financial year and on the same number of weighted average shares in issue as the basic earnings per share calculation. Headline earnings per share has been calculated in accordance with the South African Circular 3/2009 entitled ‘Headline Earnings’ which forms part of the listing requirements for the JSE Ltd (JSE). The adjustments made to arrive at headline earnings and adjusted earnings are as follows.

	2012	2011
	US$m	US$m

Profit for the year attributable to owners of the parent	4,221	2,408
Headline adjustments
Impairment of business held for sale	-	53
Impairment of intangible assets	-	14
Impairment of property, plant and equipment	-	31
Net profit on disposal of businesses	(1,242)	-
Profit on disposal of investment in associate	(103)	(159)
Gain on remeasurement of existing interest in joint venture on acquisition	(66)	-
Profit on disposal of property, plant and equipment	(15)	(5)
Tax effects of these items	12	14
Non-controlling interests' share of the above items	40	1
Share of joint ventures' and associates' headline adjustments, net of tax and non-controlling interests	-	20
Headline earnings	2,847	2,377
Business capability programme costs	235	296
Broad-Based Black Economic Empowerment scheme costs	29	149
Integration and restructuring costs	60	52
Transaction-related costs	109	-
Litigation	(42)	-
Litigation-related interest income	(4)	-
Net (gain)/loss on fair value movements on capital items¹	(2)	7
Transaction-related net finance costs	26	-
Amortisation of intangible assets (excluding software)	218	158
Tax effects of the above items	(101)	(71)
Non-controlling interests' share of the above items	(7)	(10)
Share of joint ventures' and associates' other adjustments, net of tax and non-controlling interests	32	60
Adjusted earnings	3,400	3,018

¹This does not include all fair value movements but includes those in relation to capital items for which hedge accounting cannot be applied.

9. Dividends
	2012	2011
	US$m	US$m

Equity
2011 Final dividend paid: 61.5 US cents (2010: 51.0 US cents) per ordinary share	973	806
2012 Interim dividend paid: 21.5 US cents (2011: 19.5 US cents) per ordinary share	351	309
	1,324	1,115

In addition, the directors proposed a final dividend of 69.5 US cents per share in respect of the financial year ended 31 March 2012. The dividend was paid on 17 August 2012 to shareholders registered on the London and Johannesburg registers on 10 August 2012. The total dividend per share for the year is 91.0 US cents (2011: 81.0 US cents).

Treasury shares do not attract dividends and the employee benefit trusts have both waived their right to receive dividends (further information can be found in note 27).

SABMiller plc
Notes to the consolidated financial statements (continued)

10. Goodwill
		US$m
Cost
At 1 April 2010		11,918
Exchange adjustments		348
Acquisitions - through business combinations		43
At 31 March 2011		12,309
Exchange adjustments		188
Acquisitions - through business combinations (see note 29)		8,091
Disposals		(63)
Transfers to disposal group classified as held for sale (see note 19)		(29)
At 31 March 2012		20,496

Accumulated impairment
At 1 April 2010		339
Exchange adjustments		16
At 31 March 2011		355
Exchange adjustments		(20)
Disposals		(10)
At 31 March 2012		325

Net book amount
At 1 April 2010		11,579
At 31 March 2011		11,954
At 31 March 2012		20,171

2012
Goodwill arose on the acquisition through business combinations in the year of Foster’s and Pacific Beverages in Australia and International Breweries plc in Nigeria. The fair value exercises in respect of these business combinations are now complete.

2011
Goodwill arose on the acquisition through business combinations of Cervecería Argentina SA Isenbeck (CASA Isenbeck) in Argentina and Crown Beverages Ltd (previously Crown Foods Ltd) in Kenya. The fair value exercises in respect of these business combinations are now complete.

Goodwill is monitored principally on an individual country basis and the net book value is allocated by cash generating unit (CGU) as follows.
	2012	2011
	US$m	US$m
CGUs:
Latin America:
- Central America	819	830
- Colombia	4,809	4,590
- Peru	1,744	1,667
- Other Latin America	243	245
Europe:
- Czech Republic	976	1,046
- Netherlands	104	109
- Italy	431	457
- Poland	1,218	1,343
- Other Europe	77	126
North America	256	256
Africa	252	181
Asia Pacific:
- Australia	8,262	-
- India	350	392
- Other Asia Pacific	12	12
South Africa	618	700
	20,171	11,954

SABMiller plc
Notes to the consolidated financial statements (continued)

10. Goodwill (continued)
Assumptions
The recoverable amount for a CGU is determined based on value in use calculations. Value in use is determined by discounting the future post-tax cash flows generated from continuing use of the CGU using a post-tax discount rate, as this closely approximates to applying pre-tax discount rates to pre-tax cash flows. Where a potential impairment is identified using post-tax cash flows and post-tax discount rates, the impairment review is reperformed on a pre-tax basis in order to determine the impairment loss to be recorded. The key assumptions for the value in use calculations are as follows:
Expected volume growth rate – Cash flows are based on financial forecasts approved by management covering five-year periods and are dependent on the expected volume growth rates.
Discount rate – The discount rate (weighted average cost of capital) is calculated using a methodology which reflects the returns from United States Treasury notes with a maturity of 20 years, and an equity risk premium adjusted for specific industry and country risks. The group applies local post-tax discount rates to local post-tax cash flows.
Long-term growth rate - Cash flows after the first five-year period were extrapolated using a long-term growth rate, in order to calculate the terminal recoverable amount.
The following table presents the key assumptions used in the value in use calculations in each of the group's operating segments:

	Expected volume growth rates 2013 - 2017	Post-tax discount rates	Long-term growth rates

Latin America	4.2%-18.6%	8.0%-13.1%	2.0%-3.0%
Europe	1.8%-8.9%	7.7%-9.9%	2.0%-3.5%
North America	8.5%	7.1%	2.5%
Africa	1.9%-15.1%	8.3%-12.6%	2.5%-7.1%
Asia Pacific	2.6%-19.2%	7.6%-10.3%	2.3%-7.0%
South Africa	2.8%	8.8%	3.0%

Impairment reviews results
As a result of the annual impairment reviews, no impairment losses have been recognised in the year (2011: US$nil).

Sensitivities to assumptions
The group’s impairment reviews are sensitive to changes in the key assumptions described above. Based on the group’s sensitivity analysis, a reasonably possible change in a single assumption will not cause an impairment loss in any of the group’s CGUs.

SABMiller plc
Notes to the consolidated financial statements (continued)

11. Intangible assets
	Brands	Computer software	Other	Total
	US$m	US$m	US$m	US$m
Cost
At 1 April 2010	4,724	430	71	5,225
Exchange adjustments	106	21	4	131
Additions - separately acquired	20	102	4	126
Acquisitions - through business combinations	10	-	-	10
Transfers	-	3	(3)	-
Transfers from property, plant and equipment	-	8	-	8
Disposals	-	(23)	-	(23)
Transfers to disposal group classified as held for sale	-	(1)	(28)	(29)
At 31 March 2011	4,860	540	48	5,448
Exchange adjustments	304	(32)	12	284
Additions - separately acquired	6	165	-	171
Acquisitions - through business combinations (see note 29)	4,832	-	595	5,427
Transfers from property, plant and equipment	-	3	-	3
Disposals	(28)	(30)	-	(58)
At 31 March 2012	9,974	646	655	11,275

Accumulated amortisation and impairment
At 1 April 2010	617	223	31	871
Exchange adjustments	14	13	3	30
Amortisation	151	62	7	220
Disposals	-	(22)	-	(22)
Impairment	-	-	14	14
Transfers to disposal group classified as held for sale	-	(1)	(28)	(29)
At 31 March 2011	782	275	27	1,084
Exchange adjustments	23	(17)	(2)	4
Amortisation	201	55	17	273
Disposals	(18)	(26)	-	(44)
At 31 March 2012	988	287	42	1,317

Net book amount
At 1 April 2010	4,107	207	40	4,354
At 31 March 2011	4,078	265	21	4,364
At 31 March 2012	8,986	359	613	9,958

During 2012 no impairment charge in respect of intangible assets was incurred (2011: US$14 million related to the impairment of intangible assets transferred to disposal group classified as held for sale).

At 31 March 2012 significant individual brands included within the carrying value of intangible assets are as follows.
		2012 US$m	2011 US$m	Amortisation period remaining (years)
Brand carrying value
Carlton (Australia)		2,181	-	40
Aguila (Colombia)		1,557	1,529	33
Victoria Bitter (Australia)		1,101	-	40
Cristal (Peru)		646	634	33
Grolsch (Netherlands)		451	492	36

SABMiller plc
Notes to the consolidated financial statements (continued)

12. Property, plant and equipment
	Assets in		Plant,
	course of	Land and	vehicles	Returnable
	construction	buildings	and systems	containers	Total
	US$m	US$m	US$m	US$m	US$m
Cost
At 1 April 2010	543	3,387	8,008	2,105	14,043
Exchange adjustments	3	126	300	87	516
Additions	551	45	352	273	1,221
Acquisitions - through business combinations	-	14	9	-	23
Breakages and shrinkage	-	-	-	(172)	(172)
Transfers	(733)	222	462	49	-
Transfers to intangible assets	(6)	-	(2)	-	(8)
Transfers to disposal group classified as held for sale	-	(5)	(66)	-	(71)
Disposals	-	(46)	(276)	(97)	(419)
At 31 March 2011	358	3,743	8,787	2,245	15,133
Exchange adjustments	(15)	(99)	(350)	(106)	(570)
Additions	801	20	369	306	1,496
Acquisitions - through business combinations (see note 29)	54	347	373	12	786
Breakages and shrinkage	-	-	-	(73)	(73)
Transfers	(563)	118	383	62	-
Transfers to intangible assets	(3)	-	-	-	(3)
Transfers to disposal group classified as held for sale (see note 19)	-	(10)	(44)	-	(54)
Disposals	(48)	(354)	(1,268)	(379)	(2,049)
At 31 March 2012	584	3,765	8,250	2,067	14,666

Accumulated depreciation and impairment
At 1 April 2010	-	553	3,552	1,023	5,128
Exchange adjustments	-	33	175	50	258
Provided during the year	-	80	585	239	904
Breakages and shrinkage	-	-	-	(123)	(123)
Impairment	-	10	21	-	31
Transfers to disposal group classified as held for sale	-	(5)	(66)	-	(71)
Transfers	-	-	(3)	3	-
Disposals	-	(4)	(248)	(73)	(325)
At 31 March 2011	-	667	4,016	1,119	5,802
Exchange adjustments	-	(29)	(174)	(57)	(260)
Provided during the year	-	78	594	237	909
Breakages and shrinkage	-	-	-	(26)	(26)
Transfers to disposal group classified as held for sale (see note 19)	-	(2)	(25)	-	(27)
Disposals	-	(42)	(635)	(217)	(894)
At 31 March 2012	-	672	3,776	1,056	5,504

Net book amount
At 1 April 2010	543	2,834	4,456	1,082	8,915
At 31 March 2011	358	3,076	4,771	1,126	9,331
At 31 March 2012	584	3,093	4,474	1,011	9,162

Included in land and buildings is freehold land with a cost of US$742 million (2011: US$616 million) which is not depreciated.

Included in plant, vehicles and systems are the following amounts relating to assets held under finance leases.

				2012	2011
				US$m	US$m
Net book amount				34	13

SABMiller plc
Notes to the consolidated financial statements (continued)

12. Property, plant and equipment (continued)

Included in the amounts above are the following amounts in respect of borrowing costs capitalised.

	2012	2011
	US$m	US$m
At 1 April	56	58
Exchange adjustments	(2)	2
Amortised during the year	(1)	(6)
Capitalised during the year	-	2
At 31 March	53	56

Borrowing costs of US$nil (2011: US$2 million) were capitalised during the year.

Borrowings are secured by various of the group's property, plant and equipment with an aggregate net book value of US$20 million (2011: US$161 million).

13. Investments in joint ventures

A list of the group's significant investments in joint ventures, including the name, country of incorporation and proportion of ownership interest is given in note 34 to the consolidated financial statements.

		US$m

At 1 April 2010		5,822
Exchange adjustments		12
Investments in joint ventures		186
Share of results retained		667
Share of losses recognised in other comprehensive income		(52)
Dividends received		(822)
At 31 March 2011		5,813
Investments in joint ventures		288
Transfer to subsidiary undertaking		(100)
Share of results retained		671
Share of losses recognised in other comprehensive income		(256)
Dividends received		(896)
At 31 March 2012		5,520

On 13 January 2012 the remaining 50% interest in Pacific Beverages (Pty) Ltd was purchased and from this date the company has been accounted for as a subsidiary.

Summarised financial information for the group's interest in joint ventures is shown below.

	2012	2011
	US$m	US$m

Revenue	5,174	5,157
Expenses	(4,502)	(4,489)
Profit after tax	672	668

Non-current assets	5,613	5,837
Current assets	573	675
Current liabilities	(528)	(531)
Non-current liabilities	(801)	(783)

SABMiller plc
Notes to the consolidated financial statements (continued)

14. Investments in associates

A list of the group’s significant investments in associates, including the name, country of incorporation and proportion of ownership interest is given in note 34 to the consolidated financial statements.

		US$m

At 1 April 2010		2,213
Exchange adjustments		136
Investments in associates		168
Repayment of investments by associates		(68)
Share of results retained		357
Share of gains recognised in other comprehensive income		2
Dividends receivable		(89)
At 31 March 2011		2,719
Exchange adjustments		(102)
Investments in associates		2,056
Repayment of investments by associates		(14)
Acquisitions - through business combinations (see note 29)		186
Disposal of investments in associates		(104)
Share of results retained		481
Dividends receivable		(150)
At 31 March 2012		5,072

2012
On 1 January 2012 the group acquired a 27.5% interest in BIH Brasseries Internationales Holding (Angola) Ltd (BIH Angola) in exchange for contributing its Angolan businesses, including its associate, Empresa de Cervejas N’Gola SARL, into BIH Angola. Castel acquired the remaining 72.5% in BIH Angola, having contributed its Angolan businesses into BIH Angola.

On 6 March 2012 the group completed its strategic alliance with Anadolu Efes. The group’s Russian business, SABMiller RUS LLC, and Ukrainian business, PJSC Miller Brands Ukraine, were contributed to Anadolu Efes, in exchange for a 24% equity stake in the enlarged Anadolu Efes group.

On 25 November 2011 the group disposed of its effective 12% investment in Kenya Breweries Ltd, generating a profit of US$103 million.

2011
On 24 February 2011 the Tsogo Sun Group merged with GRR, a Johannesburg Stock Exchange listed business, through an all share merger. The transaction was effected through the acquisition by GRR of Tsogo Sun, and the group exchanged its entire 49% shareholding in Tsogo Sun for a 39.68% shareholding in the listed enlarged entity which resulted in a profit of US$159 million on the partial disposal of the group’s shareholding in Tsogo Sun and a loss of US$26 million being the group’s share of its associate’s loss on the merger transaction. The increase in the investments in associates includes US$159 million being the group’s share of the fair value uplift on the investment in the enlarged entity.

On 4 November 2010 Tsogo Sun Gaming (Pty) Ltd, a wholly owned subsidiary of the group’s associate, Tsogo Sun, repaid the ZAR490 million (US$68 million) preference shares issued to SABSA Holdings (Pty) Ltd, a wholly owned subsidiary of the group.

The analysis of associated undertakings between listed and unlisted investments is shown below.
	2012	2011
	US$m	US$m

Listed	2,536	662
Unlisted	2,536	2,057
	5,072	2,719

As at 31 March, the market value of listed investments included above is:
- Anadolu Efes	1,985	-
- Distell Group Ltd	574	624
- Delta Corporation Ltd	204	188
- Tsogo Sun Holdings Ltd (formerly Gold Reef Resorts Ltd)	1,032	1,028

SABMiller plc
Notes to the consolidated financial statements (continued)

14. Investments in associates (continued)

Summarised financial information for associates for total assets, total liabilities, revenue and profit or loss on a 100% basis is shown below.

	2012	2011
	US$m	US$m

Total assets	18,731	14,046
Total liabilities	(6,231)	(5,730)
Revenue	12,963	10,921
Net profit	1,760	1,276

Some of the group’s investments in associated undertakings which operate in African countries are also subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from those countries, other than through normal dividends.

15. Available for sale investments

		US$m

At 1 April 2010		32
Exchange adjustments		1
Additions		3
Impairment		(1)
At 31 March 2011		35
Exchange adjustments		(2)
Additions		1
Disposals		(3)
At 31 March 2012		31

	2012	2011
	US$m	US$m
Analysed as:
Non-current	30	35
Current	1	-
	31	35

In 2011 the impairment related to the full impairment of the available for sale investments transferred to disposal group classified as held for sale.

Available for sale investments are denominated in the following currencies.
	2012	2011
	US$m	US$m
SA rand	16	18
US dollars	9	9
Peruvian nuevo sol	2	3
Other currencies	4	5
	31	35

An analysis of available for sale investments between listed and unlisted is shown below.
	2012	2011
	US$m	US$m
Listed	3	3
Unlisted	28	32
	31	35

The fair values of unlisted investments are based on cash flows discounted using a rate based on the market interest rate and the risk premium specific to unlisted securities, or by reference to valuations provided by third party investment managers. The fair value of listed investments have been determined by reference to quoted stock exchanges.

The maximum exposure to credit risk at the reporting date is the fair value of the securities classified as available for sale.

SABMiller plc
Notes to the consolidated financial statements (continued)

16. Inventories
	2012	2011
	US$m	US$m

Raw materials and consumables	670	746
Work in progress	122	122
Finished goods and goods for resale	456	388
	1,248	1,256

The following amount of inventories are expected to be utilised after 12 months.

	2012	2011
	US$m	US$m

Raw materials and consumables	43	35

There were no borrowings secured on the inventories of the group (2011: US$nil).

An impairment charge of US$12 million was recognised in respect of inventories during the year (2011: US$20 million).

17. Trade and other receivables
	2012	2011
	US$m	US$m

Trade receivables	1,545	1,380
Less: provision for impairment	(140)	(147)
Trade receivables - net	1,405	1,233
Other receivables	492	463
Less: provision for impairment	(12)	(14)
Other receivables - net	480	449
Amounts owed by associates	205	12
Amounts owed by joint ventures - trade	6	5
Prepayments and accrued income	244	128
Total trade and other receivables	2,340	1,827

Analysed as:
Current
Trade receivables - net	1,389	1,219
Other receivables - net	370	326
Amounts owed by associates	205	12
Amounts owed by joint ventures - trade	6	5
Prepayments and accrued income	234	125
	2,204	1,687

Non-current
Trade receivables - net	16	14
Other receivables - net	110	123
Prepayments and accrued income	10	3
	136	140

The net carrying values of trade and other receivables are considered a close approximation of their fair values.

SABMiller plc
Notes to the consolidated financial statements (continued)

17. Trade and other receivables (continued)

At 31 March 2012 trade and other receivables of US$441 million (2011: US$333 million) were past due but not impaired. These relate to customers of whom there is no recent history of default. The ageing of these trade and other receivables is shown below.

						Past due
	Fully	Within				Over
	performing	30 days	30-60 days	60-90 days	90-180 days	180 days
	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Trade receivables	1,140	129	58	15	23	29
Other receivables	353	16	13	4	18	3
Amounts owed by associates	72	8	6	-	12	107
Amounts owed by joint ventures - trade	6	-	-	-	-	-

At 31 March 2011
Trade receivables	944	133	53	23	23	37
Other receivables	180	36	8	5	6	9
Amounts owed by associates - trade	12	-	-	-	-	-
Amounts owed by joint ventures - trade	5	-	-	-	-	-

The group holds collateral as security for past due trade receivables to the value of US$28 million (2011: US$33 million) and for past due other receivables of US$nil (2011: US$1 million). Collateral held primarily includes bank guarantees and charges over assets.

At 31 March 2012 trade receivables of US$151 million (2011: US$167 million) were determined to be specifically impaired and provided for.
The amount of the provision at 31 March 2012 was US$140 million (2011: US$147 million) and reflects trade receivables from customers which are considered to be experiencing difficult economic situations. It was assessed that a portion of these receivables is expected to be recovered. The group holds collateral as security against specifically impaired trade receivables with a fair value of US$1 million (2011: US$4 million).

At 31 March 2012 other receivables of US$13 million (2011: US$15 million) were determined to be specifically impaired and provided for.
The amount of the provision at 31 March 2012 was US$12 million (2011: US$14 million) and reflects loans to customers which are considered to be experiencing difficult economic situations. It was assessed that a portion of these receivables is expected to be recovered. The group did not hold collateral as security against specifically impaired other receivables at 31 March 2012 or 31 March 2011.

The carrying amounts of trade and other receivables are denominated in the following currencies.
					2012	2011
					US$m	US$m
SA rand					413	397
US dollars					355	175
Australian dollars					385	3
Euro					241	229
Colombian peso					162	138
Czech koruna					89	97
British pound					79	87
Polish zloty					142	160
Other currencies					474	541
					2,340	1,827

Movements on the provisions for impairment of trade receivables and other receivables are as follows.
			Trade receivables		Other receivables
			2012	2011	2012	2011
			US$m	US$m	US$m	US$m
At 1 April			(147)	(156)	(14)	(11)
Provision for receivables impairment			(25)	(89)	-	(2)
Receivables written off during the year as uncollectible			7	35	1	-
Acquisitions - through business combinations			(5)	(1)	-	-
Disposals			20	-	-	-
Transfers to disposal group classified as held for sale			1	73	-	-
Exchange adjustments			9	(9)	1	(1)
At 31 March			(140)	(147)	(12)	(14)

The creation of provisions for impaired receivables is included in net operating expenses in the income statement (see note 3).

SABMiller plc
Notes to the consolidated financial statements (continued)

18. Cash and cash equivalents
	2012	2011
	US$m	US$m

Short-term deposits	103	551
Cash at bank and in hand	642	516
	745	1,067

Cash and short-term deposits of US$144 million (2011: US$143 million) are held in African countries (including South Africa) and are subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from those countries, other than through normal dividends.

The group operates notional cash pools. The structures facilitate interest and balance compensation of cash and bank overdrafts. These notional pooling arrangements meet the set-off rules under IFRS and, as a result, the cash and overdraft balances have been reported net on the balance sheet.

Effective 1 January 2012 the group combined the operational management of its Angolan businesses, in Africa, with the Angolan businesses of its associate, Castel, with all of the Angolan businesses, in which the group retains an associate interest, being managed from that date by Castel. As a result, a participation in a bank loan of US$100 million previously owed by an Angolan subsidiary of the group is no longer entitled to be offset within borrowings. The loan participation has been separately disclosed on the balance sheet as a loan participation deposit, and in the cash flow statement, has not been treated as a cash and cash equivalent as it is not readily convertible into cash in accordance with IAS 7 ‘Statement of Cash Flows’.

19. Disposal group held for sale

Following the Foster’s acquisition, and the subsequent purchase of the 50% interest in Pacific Beverages from Coca-Cola Amatil Ltd, the group has agreed to dispose of Foster’s interests in its Fijian beverage operations, Foster’s Group Pacific Limited (FGPL), subject to regulatory approvals. Accordingly the assets and liabilities related to FGPL have been presented as held for sale.

In the prior year, the assets and liabilities related to the in-house distribution business in Italy were presented as held for sale, and the disposal group presented within Europe in accordance with IFRS 8 ‘Operating segments’. The distribution business was disposed of on 13 June 2011.

a. Assets of disposal group classified as held for sale

	2012	2011
	US$m	US$m

Goodwill	29	-
Property, plant and equipment	27	-
Inventories	18	19
Trade and other receivables	5	38
Current tax assets	-	5
Cash and cash equivalents	-	4
	79	66

b. Liabilities of disposal group classified as held for sale

	2012	2011
	US$m	US$m

Borrowings	1	-
Trade and other payables	3	55
Provisions	1	10
Deferred tax liabilities	2	-
Current tax liabilities	-	1
	7	66

SABMiller plc
Notes to the consolidated financial statements (continued)

20. Trade and other payables
	2012	2011
	US$m	US$m
Trade payables	1,262	1,103
Accruals	1,076	760
Deferred income	14	20
Containers in the hands of customers	449	493
Amounts owed to associates - trade	42	24
Amounts owed to joint ventures - trade	17	16
Deferred consideration for acquisitions	12	3
Excise duty payable	383	365
VAT and other taxes payable	248	189
Other payables	736	612
Total trade and other payables	4,239	3,585

Analysed as:
Current
Trade payables	1,262	1,103
Accruals	1,076	760
Deferred income	6	6
Containers in the hands of customers	449	493
Amounts owed to associates - trade	42	24
Amounts owed to joint ventures - trade	17	16
Deferred consideration for acquisitions	3	1
Excise duty payable	383	365
VAT and other taxes payable	248	189
Other payables	641	530
	4,127	3,487

Non-current
Deferred income	8	14
Deferred consideration for acquisitions	9	2
Other payables	95	82
	112	98

21. Deferred taxation

The movement on the net deferred tax liability is shown below.

	2012	2011
	US$m	US$m
At 1 April	2,394	2,210
Exchange adjustments	52	45
Acquisitions - through business combinations (see note 29)	1,270	1
Transfers to disposal group classified as held for sale (see note 19)	(2)	-
Disposals	(26)	-
Rate change	(25)	(7)
Transfers to current tax	(17)	-
Charged to the income statement	57	167
Deferred tax on items (charged)/credited to other comprehensive income:
- Financial instruments	(30)	14
- Actuarial gains and losses	(71)	(36)
At 31 March	3,602	2,394

SABMiller plc
Notes to the consolidated financial statements (continued)

21. Deferred taxation (continued)

The movements in deferred tax assets and liabilities (after offsetting of balances as permitted by IAS 12) during the year are shown below.
	Fixed asset allowances	Pensions and post-retirement benefit provisions	Intangibles	Financial instruments	Investment in MillerCoors joint venture	Other timing differences	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
Deferred tax liabilities
At 1 April 2010	656	(13)	1,210	(97)	599	19	2,374
Exchange adjustments	23	1	27	(1)	-	(4)	46
Acquisitions - through business combinations	-	-	-	-	-	1	1
Rate change	(2)	-	(9)	-	-	1	(10)
Transfers from deferred tax assets	(3)	(5)	-	-	27	(53)	(34)
Charged/(credited) to the income statement	37	10	(41)	43	142	32	223
Deferred tax on items credited/ (charged) to other comprehensive income:
- Financial instruments	-	-	-	7	7	-	14
- Actuarial gains and losses	-	(9)	-	-	(27)	-	(36)
At 31 March 2011	711	(16)	1,187	(48)	748	(4)	2,578
Exchange adjustments	(34)	(1)	95	-	-	(13)	47
Acquisitions - through business combinations (see note 29)	(36)	-	1,600	5	-	(297)	1,272
Disposals	(49)	-	(2)	-	-	(4)	(55)
Rate change	-	-	-	-	-	(25)	(25)
Transfers to current tax	1	-	-	-	-	(16)	(15)
Transfers to/(from) deferred tax assets	2	-	-	-	-	(23)	(21)
Transfers to disposal group classified as held for sale	-	-	-	(2)	-	-	(2)
Charged/(credited) to the income statement	112	5	(62)	-	37	(51)	41
Deferred tax on items charged to other
comprehensive income:
- Financial instruments	-	-	-	(1)	(29)	-	(30)
- Actuarial gains and losses	-	(2)	-	-	(69)	-	(71)
At 31 March 2012	707	(14)	2,818	(46)	687	(433)	3,719

			Fixed asset allowances	Pensions and post-retirement benefit provisions	Provisions and accruals	Other timing differences	Total
			US$m	US$m	US$m	US$m	US$m
Deferred tax assets
At 1 April 2010			3	7	67	87	164
Exchange adjustments			-	-	1	-	1
Rate change			-	-	-	(3)	(3)
Transfers to deferred tax liabilities			(3)	(5)	(21)	(5)	(34)
(Charged)/credited to the income statement			-	(2)	13	45	56
At 31 March 2011			-	-	60	124	184
Exchange adjustments			1	-	(1)	(5)	(5)
Acquisitions - through business combinations (see note 29)			2	-	-	-	2
Disposals			(4)	-	(7)	(18)	(29)
Transfers to current tax			-	-	-	2	2
Rate change			-	-	1	(1)	-
Transfers from/(to) deferred tax liabilities			2	-	(1)	(22)	(21)
(Charged)/credited to the income statement			(1)	-	5	(20)	(16)
At 31 March 2012			-	-	57	60	117

SABMiller plc
Notes to the consolidated financial statements (continued)

21. Deferred taxation (continued)

Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

The deferred tax asset arises due to timing differences in Europe, Africa, Asia Pacific, Latin America and Corporate. Given both recent and forecast trading, the directors are of the opinion that the level of profits in the foreseeable future is more likely than not to be sufficient to recover these assets.

Deferred tax liabilities of US$3,662 million (2011: US$2,568 million) are expected to fall due after more than one year.

Deferred tax assets of US$71 million (2011: US$103 million) are expected to be recovered after more than one year.

	2012	2011
	US$m	US$m
Unrecognised deferred tax assets
Deferred tax assets have not been recognised in respect of the following items:
Tax losses	161	144
Tax credits	242	40
Capital allowances in excess of depreciation	13	11
Share-based payments	25	29
Other deductible temporary differences	107	113
	548	337

Deferred tax assets in respect of tax losses are not recognised unless there is convincing evidence that there will be sufficient profits in future years to recover the assets. A significant part of the tax losses arise in the UK and the value has been calculated at the substantively enacted rate of 24%. It has been announced that the rate will fall annually to 23% and 22% commencing 1 April 2013, and to 20% commencing 1 April 2015. The impact of these reductions is not anticipated to have a material impact on the financial statements.

Deferred tax assets in respect of tax credits arising which are carried forward for offset against future profits are not recognised unless there is absolute certainty that future profits will arise. US$242 million (2011: US$40 million) of such tax credits expire within 10 years.

Deferred tax is recognised on the unremitted earnings of overseas subsidiaries where there is an intention to distribute those reserves. A deferred tax liability of US$37 million (2011: US$31 million) has been recognised. A deferred tax liability of US$51 million (2011: US$75 million) has also been recognised in respect of unremitted profits of associates where a dividend policy is not in place. No deferred tax has been recognised on temporary differences of US$8,600 million (2011: US$6,900 million) relating to unremitted earnings of overseas subsidiaries where either the overseas profits will not be distributed in the foreseeable future, or, where there are plans to remit overseas earnings of subsidiaries, it is not expected that such distributions will give rise to a tax liability. No deferred tax liability is recognised as the group is able to control the timing of the reversal of these differences and it is probable that they will not reverse in the foreseeable future.

As a result of UK legislation which largely exempts from UK tax the overseas dividends received, the temporary differences arising on unremitted profits are unlikely to lead to additional corporate taxes. However, remittance to the UK of those earnings may still result in a tax liability, principally as a result of withholding taxes levied by the overseas tax jurisdictions in which those subsidiaries operate.

SABMiller plc
Notes to the consolidated financial statements (continued)

22. Borrowings
	2012	2011
	US$m	US$m
Current
Secured
Overdrafts	10	21
Obligations under finance leases	5	4
Other secured loans	6	10
	21	35
Unsecured
ZAR1,600 million 9.935% Notes due 2012¹	209	-
COP370 billion IPC + 8.18% Ordinary Bonds due 2012²	220	-
US$600 million 6.2% Notes due 2011³	-	609
Other unsecured loans	484	464
Overdrafts	128	237
	1,041	1,310
Total current borrowings	1,062	1,345
The fair value of current borrowings equals the carrying amount, as the impact of discounting is not significant.
1 On 19 July 2007 SABSA Holdings (Pty) Ltd issued ZAR1,600 million, 9.935% Guaranteed Notes due July 2012, guaranteed by SABMiller plc. The notes were issued under the ZAR4,000 million (increased to ZAR6,000 million on 24 December 2008) Domestic Medium Term Note Programme established on 17 July 2007. The notes are redeemable in whole but not in part at the option of the issuer upon the occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption.
2 With effect from 31 March 2011 98.7% of the bonds issued by Bavaria SA have been guaranteed by SABMiller plc.
3 On 28 June 2006, SABMiller plc issued US$600 million, 6.2% Notes due July 2011. The notes were repaid on 1 July 2011.

SABMiller plc
Notes to the consolidated financial statements (continued)

22. Borrowings (continued)
	2012	2011
	US$m	US$m
Non-current
Secured
Obligations under finance leases	16	5
Other secured loans	12	152
	28	157

Unsecured
US$1,000 million 1.85% Notes due 2015[1,2,3]	1,000	-
US$2,000 million 2.45% Notes due 2017[1,2,3]	1,993	-
US$2,500 million 3.75% Notes due 2022[1,2,3]	2,483	-
US$1,500 million 4.95% Notes due 2042[1,2,3]	1,484	-
US$1,100 million 5.5% Notes due 2013[2,3,4,16]	1,124	1,138
€1,000 million 4.5% Notes due 2015[3,5,16]	1,367	1,417
US$300 million 6.625% Notes due 2033[2,3,6,16]	416	361
US$850 million 6.5% Notes due 2016[2,3,7,16]	960	943
US$550 million 5.7% Notes due 2014[2,3,8,16]	588	594
US$700 million 6.5% Notes due 2018[2,3,8,16]	811	759
PEN150 million 6.75% Notes due 2015[3,9,16]	56	53
US$300 million 4.875% Notes due 2014[2,3,10]	335	-
US$700 million 5.125% Notes due 2015[2,3,11]	730	-
US$300 million 7.875% Notes due 2016[3,12]	383	-
US$300 million 5.875% Notes due 2035[2,3,11]	358	-
COP640 billion IPC + 7.3% Ordinary Bonds due 2014[13]	391	387
COP561.8 billion IPC + 6.52% Ordinary Bonds due 2015[13]	320	335
COP370 billion IPC + 8.18% Ordinary Bonds due 2012[13]	-	213
COP338.5 billion IPC + 7.5% Ordinary Bonds due 2013[13]	205	199
ZAR1,600 million 9.935% Notes due 2012[3,14]	-	236
US$2,169 million unsecured loan due December 2014[15]	2,180	-
US$750 million unsecured loan due September 2016[15]	744	-
Other unsecured loans	208	323
	18,136	6,958
Total non-current borrowings	18,164	7,115
Total current and non-current borrowings	19,226	8,460

Analysed as:
Borrowings	19,067	8,193
Obligations under finance leases	21	9
Overdrafts	138	258
	19,226	8,460

The fair value of non-current borrowings is US$18,821 million (2011: US$7,587 million). The fair values are based on a combination of market quoted prices and cash flows discounted using prevailing interest rates.

1 On 17 January 2012 SABMiller Holdings Inc issued US$1,000 million, 1.85% Notes due January 2015, US$2,000 million, 2.45% Notes due January 2017, US$2,500 million, 3.75% Notes due January 2022 and US$1,500 million, 4.95% Notes due January 2042, guaranteed by SABMiller plc.
2 The notes are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount.
3 The notes are redeemable in whole but not in part at the option of the issuer upon the occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption.

SABMiller plc
Notes to the consolidated financial statements (continued)

22. Borrowings (continued)

4 On 7 August 2003 Miller Brewing Company issued US$1,100 million, 5.5% Guaranteed Notes due August 2013. Since 1 July 2008 SABMiller plc has been the sole obligor of the notes.
5 On 17 July 2009 SABMiller plc issued €1,000 million, 4.5% Notes due January 2015. The notes were issued under the US$5,000 million Euro Medium Term Note Programme.
6 On 7 August 2003 SABMiller plc issued US$300 million, 6.625% Guaranteed Notes due August 2033. Since 10 September 2010 the principal and interest in respect of the notes has not been guaranteed.
7 On 28 June 2006 SABMiller plc issued US$850 million, 6.5% Notes due July 2016.
8 On 17 July 2008 SABMiller plc issued US$550 million, 5.7% Notes due January 2014 and US$700 million, 6.5% Notes due July 2018.
9 On 12 March 2010 SABMiller plc issued PEN150 million, 6.75% Notes due March 2015.
10On 5 October 2004 Foster’s Finance Corp issued US$300 million, 4.875% Notes due October 2014, guaranteed by Foster’s.
11On 28 June 2005 FBG Finance Ltd issued US$700 million, 5.125% Notes due June 2015 and US$300 million, 5.875% Notes due June 2035, guaranteed by Foster’s.
12On 3 June 1996 FBG Finance Ltd issued US$300 million, 7.875% Notes due June 2016, guaranteed by Foster’s.
13With effect from 31 March 2011 85.5% of the 2014 bonds, 94.0% of the 2015 bonds, 98.7% of the 2012 bonds and 97.4% of the 2013 bonds, all issued by Bavaria SA, have been guaranteed by SABMiller plc.
14On 19 July 2007 SABSA Holdings (Pty) Ltd issued ZAR1,600 million, 9.935% Guaranteed Notes due July 2012, guaranteed by SABMiller plc. The notes were issued under the ZAR4,000 million (increased to ZAR6,000 million on 24 December 2008) Domestic Medium Term Note Programme established on 17 July 2007.
15On 9 September 2011 the group entered into US$12,500 million, multicurrency committed syndicated facilities primarily for the purpose of acquiring Foster’s. By 31 March 2012 US$9,081 million of this facility had been voluntarily cancelled. Of the remaining US$3,419 million facility, US$500 million is a revolving credit facility and undrawn.
16On 11 June 2012 SABMiller Holdings Inc entered into a contingent guarantee of the obligations of SABMiller plc in respect of these Notes and certain of its other present and future external borrowings. This guarantee takes effect upon the occurrence of certain insolvency events in relation to SABMiller plc.

Undrawn borrowing facilities
The group had the following undrawn committed borrowing facilities available at 31 March in respect of which all conditions precedent had been met at that date.
	2012	2011
	US$m	US$m
Amounts expiring:
Within one year	774	967
Between one and two years	12	2,118
Between two and five years	788	79
In five years or more	2,236	-
	3,810	3,164

In April 2011 the group entered into a five-year US$2,500 million committed syndicated facility, with the option of two one-year extensions. In March 2012 the maturity of US$2,236 million of this facility was extended to April 2017. This facility replaced the US$2,000 million and US$600 million committed syndicated facilities, which were both voluntarily cancelled and which are shown in the comparatives in the table above as expiring between one and two years and within one year respectively. The contingent guarantee referred to in footnote 16 above extends to the obligations of SABMiller plc in respect of this facility.

Maturity of obligations under finance leases
Obligations under finance leases are as follows.
	2012	2011
	US$m	US$m
The minimum lease payments under finance leases fall due as follows.
Within one year	6	4
Between one and five years	17	5
	23	9
Future finance charges	(2)	-
Present value of finance lease liabilities	21	9

SABMiller plc
Notes to the consolidated financial statements (continued)

22. Borrowings (continued)

Maturity of non-current financial liabilities
The maturity profile of the carrying amount of the group's non-current financial liabilities at 31 March was as follows.
	Borrowings and overdrafts	Finance leases	Net derivative financial assets¹	2012 Total	Borrowings and overdrafts	Finance leases	Net derivative financial assets¹	2011 Total
			(note 24)				(note 24)
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

Amounts falling due:
Between one and two years	1,964	2	(8)	1,958	593	-	(3)	590
Between two and five years	10,605	14	(356)	10,263	4,458	5	(80)	4,383
In five years or more	5,579	-	(254)	5,325	2,059	-	(228)	1,831
	18,148	16	(618)	17,546	7,110	5	(311)	6,804

¹Net borrowings-related derivative financial instruments only.

23. Financial risk factors

Financial risk management
Overview
In the normal course of business, the group is exposed to the following financial risks:

• Market risk
• Credit risk
• Liquidity risk

This note explains the group’s exposure to each of the above risks, aided by quantitative disclosures included throughout these consolidated financial statements, and it summarises the policies and processes that are in place to measure and manage the risks arising, including those related to the management of capital.

The directors are ultimately responsible for the establishment and oversight of the group’s risk management framework. An essential part of this framework is the role undertaken by the audit committee of the board, supported by the internal audit function, and by the chief financial officer, who in this regard is supported by the treasury committee and the group treasury function. Amongst other responsibilities, the audit committee reviews the internal control environment and risk management systems within the group and it reports its activities to the board. The board also receives a quarterly report on treasury activities, including confirmation of compliance with treasury risk management policies.

The group treasury function is responsible for the management of cash, borrowings and the financial risks arising in relation to interest rates and foreign exchange rates. The responsibility for the management of commodities exposures lies with the procurement functions within the group, including Trinity Procurement GmbH (Trinity), the group’s centralised procurement function. Risk management of key brewing and packaging materials has now been substantially transferred to Trinity. Some of the risk management strategies include the use of derivatives, principally in the form of forward foreign currency contracts, cross currency swaps, interest rate swaps and exchange-traded futures contracts, in order to manage the currency, interest rate and commodities exposures arising from the group’s operations. The group also purchases call options where these provide a cost-effective hedging alternative and, where they form part of an option collar strategy, the group also sells put options to reduce or eliminate the cost of purchased options. It is the policy of the group that no trading in financial instruments be undertaken.

The group’s treasury policies are established to identify and analyse the financial risks faced by the group, to set appropriate risk limits and controls and to monitor exposures and adherence to limits.

a. Market risk
(i) Foreign exchange risk
The group is subject to exposure on the translation of the foreign currency denominated net assets of subsidiaries, associates and joint ventures into the group’s US dollar reporting currency. The group seeks to mitigate this exposure, where cost effective, by borrowing in the same currencies as the functional currencies of its main operating units or by achieving the same effect through the use of forward foreign exchange contracts and currency swaps. An approximate nominal value of US$4,429 million of US dollar borrowings and €255 million of euro borrowings have been swapped into currencies that match the currency of the underlying operations of the group, including South African rand, Peruvian nuevo sol, Czech koruna, Polish zloty, Australian dollar and Colombian peso. Of these financial derivatives, US$2,406 million and €255 million are accounted for as net investment hedges and US$1,600 million are accounted for as fair value hedges.

The group does not hedge currency exposures from the translation of profits earned in foreign currency subsidiaries, associates and joint ventures.

The group is also exposed to transactional currency risk on sales and purchases that are denominated in a currency other than the respective functional currencies of group entities. These exposures are presently managed locally by group entities which, subject to regulatory constraints or currency market limitations, hedge a proportion of their foreign currency exposure estimated to arise over a period of up to 18 months. Committed transactional exposures that are certain are hedged fully without limitation in time. The group principally uses forward exchange contracts to hedge currency risk.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

The tables below set out the group’s currency exposures from financial assets and liabilities held by group companies in currencies other than their functional currencies and resulting in exchange movements in the income statement and balance sheet.

	US dollars	SA rand	Australian dollars	Euro	Other European currencies	Latin American currencies	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
Financial assets
Trade and other receivables	25	130	4	46	155	-	61	421
Derivative financial instruments¹	2,273	40	-	543	231	-	21	3,108
Cash and cash equivalents	50	7	1	22	5	2	21	108
Intra-group assets	278	63	17	1,080	323	-	3	1,764
At 31 March 2012	2,626	240	22	1,691	714	2	106	5,401

Potential impact on earnings - (loss)/gain

20% increase in functional currency	(345)	(40)	(4)	(211)	(81)	-	(15)	(696)
20% decrease in functional currency	414	47	4	254	97	-	19	835

Potential impact on other comprehensive income - (loss)/gain

20% increase in functional currency	(93)	(1)	-	(71)	(39)	-	(2)	(206)
20% decrease in functional currency	111	1	-	85	46	-	2	245

Financial liabilities
Trade and other payables	(160)	(54)	(18)	(159)	(384)	(19)	(21)	(815)
Derivative financial instruments¹	(236)	(492)	(1,035)	(121)	(709)	(510)	-	(3,103)
Borrowings	(1,692)	-	(2,069)	(1,381)	-	(56)	(62)	(5,260)
Intra-group liabilities	(8)	(79)	(278)	(159)	(189)	-	(2)	(715)
At 31 March 2012	(2,096)	(625)	(3,400)	(1,820)	(1,282)	(585)	(85)	(9,893)

Potential impact on earnings - gain/(loss)

20% increase in functional currency	349	22	49	287	95	3	15	820
20% decrease in functional currency	(419)	(27)	(59)	(344)	(115)	(4)	(16)	(984)

Potential impact on other comprehensive income - gain/(loss)

20% increase in functional currency	-	82	517	17	118	95	-	829
20% decrease in functional currency	-	(98)	(621)	(20)	(142)	(113)	-	(994)

¹These represent the notional amounts of derivative financial instruments.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

	US dollars	SA rand	Euro	Other European currencies	Other African currencies	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
Financial assets
Trade and other receivables	34	216	42	2	62	92	448
Derivative financial instruments¹	540	16	488	486	-	69	1,599
Cash and cash equivalents	45	10	121	7	13	14	210
Intra-group assets	143	-	1,338	539	-	29	2,049
At 31 March 2011	762	242	1,989	1,034	75	204	4,306

Potential impact on earnings - (loss)/gain

20% increase in functional currency	(50)	(40)	(289)	(137)	(13)	(34)	(563)
20% decrease in functional currency	60	48	346	165	15	41	675

Potential impact on other comprehensive income - (loss)/gain
20% increase in functional currency	(77)	-	(43)	(35)	-	-	(155)
20% decrease in functional currency	92	-	51	42	-	-	185

Financial liabilities
Trade and other payables	(293)	(111)	(182)	(13)	(27)	(175)	(801)
Derivative financial instruments¹	(93)	(668)	(355)	(1,195)	-	(117)	(2,428)
Borrowings	(40)	-	(1,515)	-	(43)	(147)	(1,745)
Intra-group liabilities	(12)	(146)	(314)	(306)	(1)	(43)	(822)
At 31 March 2011	(438)	(925)	(2,366)	(1,514)	(71)	(482)	(5,796)

Potential impact on earnings - gain/(loss)

20% increase in functional currency	73	49	316	140	12	41	631
20% decrease in functional currency	(88)	(59)	(380)	(167)	(14)	(49)	(757)

Potential impact on other comprehensive income - gain/(loss)

20% increase in functional currency	-	105	78	113	-	39	335
20% decrease in functional currency	-	(126)	(93)	(135)	-	(47)	(401)
¹These represent the notional amounts of derivative financial instruments.

Foreign currency sensitivity analysis
Currency risks arise on account of financial instruments being denominated in a currency that is not the functional currency and being of a monetary nature.

The group holds foreign currency cash flow hedges totalling US$1,224 million at 31 March 2012 (2011: US$927 million). The foreign exchange gains or losses on these contracts are recorded in the cash flow hedging reserve until the hedged transactions occur, at which time the respective gains and losses are transferred to inventory, property, plant and equipment, goodwill or to the income statement as appropriate.

The group holds net investment hedges totalling US$5,312 million at 31 March 2012 (2011: US$1,944 million). The foreign exchange gains or losses on these contracts are recorded in the net investment hedging reserve and partially offset the foreign currency translation risk on the group’s foreign currency net assets.

(ii) Interest rate risk
As at 31 March 2012 43% (2011: 40%) of consolidated gross borrowings were in fixed rates taking into account interest rate swaps and forward rate agreements.

The group’s policy is to borrow (directly or synthetically) in floating rates, reflecting the fact that floating rates are generally lower than fixed rates in the medium term. However, a minimum of 25% of consolidated net borrowings is required to be in fixed rates for a minimum duration of 12 months and the extent to which group borrowings may be in floating rates is restricted to the lower of 75% of consolidated net borrowings and that amount of net borrowings in floating rates that with a 1% increase in interest rates would increase finance costs by an amount equal to (but not more than) 1.20% of adjusted EBITDA. The policy also excludes borrowings arising from recent acquisitions and any inflation-linked debt, where there will be a natural hedge within business operations.

Exposure to movements in interest rates in group borrowings is managed through interest rate swaps and forward rate agreements. As at 31 March 2012 on a policy adjusted basis, excluding borrowings from recent acquisitions and any inflation-linked debt, 50% (2011: 44%) of consolidated net borrowings were in fixed rates. The impact of a 1% rise in interest rates on borrowings in floating rates would be equivalent to 0.44% (2011: 0.67%) of adjusted EBITDA.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

The cash flow interest rate risk sensitivities on variable debt and interest rate swaps were.

	US dollars	SA rand	Australian dollars	Euro	Other European currencies	Colombian peso	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Net debt¹	13,141	192	2,226	1,359	(34)	1,148	450	18,482
Less: fixed rate debt	(12,665)	-	-	(1,367)	-	-	(282)	(14,314)
Variable rate debt	476	192	2,226	(8)	(34)	1,148	168	4,168
Adjust for:
Financial derivatives	3,692	183	1,083	885	139	-	-	5,982
Net variable rate debt exposure	4,168	375	3,309	877	105	1,148	168	10,150

+/- 100 bps change
Potential impact on earnings	42	4	34	9	1	12	2	104

+/- 100 bps change
Potential impact on other comprehensive income	-	-	12	-	-	-	-	12

At 31 March 2011
Net debt¹	4,011	263	18	1,416	(23)	1,106	598	7,389
Less: fixed rate debt	(4,404)	(236)	-	(1,417)	-	-	(168)	(6,225)
Variable rate debt	(393)	27	18	(1)	(23)	1,106	430	1,164
Adjust for:
Financial derivatives	1,380	202	-	705	564	-	-	2,851
Net variable rate debt exposure	987	229	18	704	541	1,106	430	4,015

+/- 100 bps change
Potential impact on earnings	10	2	-	7	5	11	5	40

+/- 100 bps change
Potential impact on other comprehensive income	-	-	-	3	-	-	-	3

¹Excluding net borrowings-related derivative instruments.

Fair value sensitivity analysis for fixed income instruments
Changes in the market interest rates of non-derivative financial instruments with fixed interest rates only affect income if these are measured at their fair value. As such, all financial instruments with fixed rates of interest that are accounted for at amortised cost are not subject to interest rate risk as defined in IFRS 7.

The group holds derivative contracts with a nominal value of US$6,217 million as at 31 March 2012 (2011: US$2,933 million) which are designated as fair value hedges. In the case of these instruments and the underlying fixed rate bonds, changes in the fair values of the hedged item and the hedging instrument attributable to interest rate movements net off almost completely in the income statement in the same period.

Cash flow sensitivity analysis for variable rate instruments
A change of 100 bps in interest rates at the reporting date would have increased/(decreased) other comprehensive income and the income statement by the amounts shown above. This analysis assumes all other variables, in particular foreign currency rates, remain constant. The analysis was performed on the same basis for 2011.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

Interest rate profiles of financial liabilities
The following table sets out the contractual repricing included within the underlying borrowings (excluding net borrowings-related derivatives)
exposed to either fixed interest rates or floating interest rates and revises this for the repricing effect of interest rate and cross currency swaps.

			2012			2011
	Total borrowings	Effect of derivatives	Total exposure	Total borrowings	Effect of derivatives	Total exposure
	US$m	US$m	US$m	US$m	US$m	US$m
Financial liabilities
Repricing due:
Within one year	5,138	5,981	11,119	2,959	2,834	5,793
Between one and two years	1,712	(900)	812	-	-	-
Between two and five years	6,824	(3,874)	2,950	3,438	(1,459)	1,979
In five years or more	5,552	(1,207)	4,345	2,063	(1,375)	688
Total interest bearing	19,226	-	19,226	8,460	-	8,460

Analysed as:
Fixed rate interest	14,314	(5,981)	8,333	6,225	(2,834)	3,391
Floating rate interest	4,912	5,981	10,893	2,235	2,834	5,069
Total interest bearing	19,226	-	19,226	8,460	-	8,460

(iii) Price risk
Commodity price risk
The group is exposed to variability in the price of commodities used in the production or in the packaging of finished products, such as the price of malt, barley, sugar and aluminium. Commodity price risk is managed within minimum and maximum guard rails principally through multi-year fixed price contracts with suppliers and, where appropriate, derivative contracts. The group hedges a proportion of commodity supply and price risk for a period of up to five years. Where derivative contracts are used the group manages exposures principally through exchange-traded futures, forwards and swaps.

At 31 March 2012 the notional value of commodity derivatives amounted to US$36 million (2011: US$21 million). No sensitivity analysis has been provided on these outstanding contracts as the impact is considered to be immaterial.

Equity securities price risk
The group is exposed to equity securities price risk because of investments held by the group and classified on the balance sheet as available for sale investments. No sensitivity analysis has been provided on these outstanding contracts as the impact is considered to be immaterial.

b. Credit risk
Credit risk is the risk of financial loss to the group if a customer or counterparty to a financial instrument fails to meet its contractual obligations.

Financial instruments
The group limits its exposure to financial institutions by setting credit limits on a sliding scale based on their credit ratings and generally dealing only with counterparties with a minimum credit rating of BBB- by Standard & Poor’s and Baa3 from Moody’s. For banks with a lower credit rating, or with no international credit rating, a maximum limit of US$4 million is applied, unless specific approval is obtained from either the chief financial officer or the audit committee of the board. The utilisation of credit limits is regularly monitored. To reduce credit exposures, the group has ISDA Master Agreements with most of its counterparties for financial derivatives, which permit net settlement of assets and liabilities in certain circumstances.

Trade and other receivables
There is no significant concentration of credit risk with respect to trade receivables as the group has a large number of customers which are internationally dispersed. The type of customers range from wholesalers and distributors to smaller retailers. The group has implemented policies that require appropriate credit checks on potential customers before sales commence. Credit risk is managed by limiting the aggregate amount of exposure to any one counterparty.

The group considers its maximum credit risk to be US$3,705 million (2011: US$2,984 million) which is the total of the group’s financial assets.

c. Liquidity risk
Liquidity risk is the risk that the group will not be able to meet its financial obligations as they fall due.

The group finances its operations through cash generated by the business and a mixture of short-term and medium-term bank credit facilities, bank loans, corporate bonds and commercial paper with a range of maturity dates. In this way, the group ensures that it is not overly reliant on any particular liquidity source or that maturities of borrowings sourced in this way are not overly concentrated.

Subsidiaries have access to local bank credit facilities, but are principally funded by the group.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

At 31 March 2012 the group had the following core lines of credit that were available for general corporate purposes.

SABMiller plc:
• US$2,500 million committed syndicated facility, of which US$264 million is due to expire in April 2016 and US$2,236 million is due to expire in April 2017.

SABMiller Holdings Inc:
• US$500 million revolving credit facility, which is due to expire in September 2016.
Liquidity risk faced by the group is mitigated by having diverse sources of finance available to it and by maintaining substantial unutilised banking facilities and reserve borrowing capacity, as indicated by the level of undrawn facilities.

As at 31 March 2012 borrowing capacity under committed bank facilities amounted to US$3,810 million (2011: US$3,164 million).

The table below analyses the group’s financial liabilities which will be settled on a net basis into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual settlement date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At 31 March 2012	US$m	US$m	US$m	US$m
Borrowings	(1,803)	(2,904)	(11,763)	(8,361)
Derivative financial instruments	(18)	16	(11)	(35)
Trade and other payables	(3,489)	(95)	(7)	(4)
Financial guarantee contracts	(174)	-	-	-

At 31 March 2011
Borrowings	(1,689)	(1,096)	(4,380)	(2,003)
Derivative financial instruments	(124)	(18)	(21)	(2)
Trade and other payables	(2,927)	(73)	-	-
Financial guarantee contracts	(5)	(3)	-	-

The table below analyses the group’s derivative financial instruments which will be settled on a gross basis into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual settlement date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
At 31 March 2012	US$m	US$m	US$m	US$m
Forward foreign exchange contracts
Outflow	(399)	(12)	-	-
Inflow	401	12	-	-

Cross currency swaps
Outflow	(278)	(346)	(1,686)	(866)
Inflow	216	331	1,637	877

At 31 March 2011
Forward foreign exchange contracts
Outflow	(423)	(30)	-	-
Inflow	384	30	-	-

Cross currency swaps
Outflow	(29)	(33)	(315)	(422)
Inflow	19	23	326	446

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

Capital management
The capital structure of the group consists of net debt (see note 28c) and shareholders’ equity.
The group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business.
Besides the minimum capitalisation rules that may apply to subsidiaries in different countries, the group’s only externally imposed capital requirement relates to the group’s core lines of credit which include a net debt to EBITDA financial covenant which was complied with throughout the year.
The group monitors its financial capacity and credit ratings by reference to a number of key financial ratios and cash flow metrics including net debt to adjusted EBITDA and interest cover (the ratio of adjusted EBITDA to adjusted net finance costs). These provide a framework within which the group’s capital base is managed including dividend policy. If the group fails to meet the financial targets required by the ratings agencies, a credit rating downgrade could impact the average interest rate of borrowings of the group and the future availability of credit to the group.
At 31 March 2012 the group was rated Baa1 by Moody’s Investors Service and BBB+ by Standard & Poor’s Ratings Services, both with a stable outlook. On 2 July 2012 Standard & Poor’s revised its rating to BBB+/positive outlook. Moody's rating remains unchanged.

Fair value estimation
The following table presents the group's financial assets and liabilities that are measured at fair value.
	Level 1	Level 2	Level 3	Total
	US$m	US$m	US$m	US$m
At 31 March 2012
Assets
Financial assets at fair value through profit or loss
Derivative financial instruments	-	756	-	756
Available for sale investments	1	18	12	31
Total assets	1	774	12	787

Liabilities
Financial liabilities at fair value through profit or loss
Derivative financial instruments	-	(109)	-	(109)
Total liabilities	-	(109)	-	(109)

At 31 March 2011
Assets
Financial assets at fair value through profit or loss
Derivative financial instruments	-	346	-	346
Available for sale investments	1	19	15	35
Total assets	1	365	15	381

Liabilities
Financial liabilities at fair value through profit or loss
Derivative financial instruments	-	(135)	-	(135)
Total liabilities	-	(135)	-	(135)

The levels of the fair value hierarchy and its application to the group’s financial assets and liabilities are described below.

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities:

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the group is the current bid price.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices):

The fair values of financial instruments that are not traded in an active market (for example, over the counter derivatives or infrequently traded listed investments) are determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3: Inputs for the asset or liability that are not based on observable market data:

Specific valuation techniques, such as discounted cash flow analysis, are used to determine fair value of the remaining financial instruments.

SABMiller plc
Notes to the consolidated financial statements (continued)

23. Financial risk factors (continued)

The following table presents the changes in level 3 instruments for the years ended 31 March.

	Available for sale investments
	2012	2011
	US$m	US$m
At 1 April	15	15
Exchange adjustments	(1)	-
Additions	-	1
Disposals	(2)	-
Impairments	-	(1)
At 31 March	12	15

24. Derivative financial instruments

Current derivative financial instruments

	2012		2011
	Assets	Liabilities	Assets	Liabilities
	US$m	US$m	US$m	US$m

Embedded derivatives	-	(1)	-	-
Forward foreign currency contracts - on operating items	7	(13)	3	(12)
Forward foreign currency contracts - on borrowings[1]	14	(12)	1	(1)
Forward foreign currency contracts designated as net investment hedges	-	-	-	(13)
Forward foreign currency contracts designated as cash flow hedges	3	(12)	8	(11)
Cross currency swaps - on borrowings[1]	-	-	-	(13)
Commodity contracts designated as cash flow hedges	-	(2)	4	-
	24	(40)	16	(50)

[1]Borrowings-related derivative financial instruments amounting to a net asset of US$2 million (2011: net liability of US$13 million).

Non-current derivative financial instruments

	2012		2011
	Assets	Liabilities	Assets	Liabilities
	US$m	US$m	US$m	US$m

Interest rate swaps designated as fair value hedges[1]	394	(18)	269	(4)
Interest rate swaps designated as cash flow hedges[1]	-	(4)	-	(7)
Interest rate swaps - on borrowings[1]	55	(9)	-	-
Forward foreign currency contracts - on borrowings[1]	5	-	4	(1)
Forward foreign currency contracts - on operating items designated as net investment hedges	42	(21)	1	(16)
Forward foreign currency contracts - on borrowings designated as net investment hedges[1]	-	(10)	-	-
Cross currency swaps - on borrowings[1]	74	-	50	-
Cross currency swaps designated as cash flow hedges[1]	18	-	-	-
Cross currency swaps designated as fair value hedges[1]	113	-	-	-
Cross currency swaps designated as net investment hedges	31	(7)	6	(56)
Commodity contracts designated as cash flow hedges	-	-	-	(1)
	732	(69)	330	(85)

[1]Borrowings-related derivative financial instruments amounting to a net asset of US$618 million (2011: US$311 million).

SABMiller plc
Notes to the consolidated financial statements (continued)

24. Derivative financial instruments (continued)

Derivatives designated as hedging instruments
(i) Fair value hedges
The group has entered into several interest rate swaps to pay floating and receive fixed interest which have been designated as fair value hedges to hedge exposure to changes in the fair value of its US dollar and euro fixed rate borrowings. Non-current borrowings are designated as the hedged item as part of the fair value hedge. The borrowings and the interest rate swaps have the same critical terms.

As at 31 March 2012 the notional amount of the US dollar interest rate swaps was US$3,950 million (2011: US$2,225 million). The fixed interest rates received vary from 1.85% to 6.625% (2011: 5.5% to 6.625%) and the floating interest rates paid vary from LIBOR plus 71.6 bps to LIBOR plus 177.8 bps (2011: LIBOR plus 71.6 bps to LIBOR plus 198.8 bps) on the notional amount.

As at 31 March 2012 the notional amount of the euro interest rate swaps was €500 million (2011: €500 million). The fixed interest rates received are 4.5% (2011: 4.5%) and floating interest rates paid vary from EURIBOR plus 177 bps to EURIBOR plus 178 bps on the notional amount (2011: EURIBOR plus 177 bps to EURIBOR plus 178 bps on the notional amount).

Foster’s has entered into interest rate swaps and cross currency interest rate swaps, the cumulative effect of which is to receive fixed US dollar interest and pay Australian dollar floating interest, and to convert the profile of the US dollar borrowings into Australian dollars. These swaps have been designated as fair value hedges to hedge the exposure of the Australian operations to changes in the fair value of the US dollar borrowings.

As at 31 March 2012 the notional amount of the interest rate swaps was US$600 million (2011: US$nil). The fixed interest rates received vary from 4.875% to 7.875% and the floating rates paid vary from LIBOR plus 47 bps to LIBOR plus 73 bps on the notional amounts.

The notional amount of the cross currency interest rate swaps was US$1,600 million (2011: US$nil). These were:

• US$1,000 million received US dollar fixed rate interest varying from 5.125% to 5.875% and paid floating Australian dollar interest with rates varying from Australian bank bills plus 268 bps to Australian bank bills plus 410 bps; and
• US$600 million received floating US dollar interest with rates varying from LIBOR plus 47 bps to LIBOR plus 71 bps and paid floating Australian dollar interest with rates varying from Australian bank bills plus 87 bps to Australian bank bills plus 117 bps.

As at 31 March 2012 the carrying value of the hedged borrowings was US$6,827 million (2011: US$3,212 million).

(ii) Cash flow hedges
The group has entered into interest rate swaps designated as cash flow hedges to manage the interest rate on borrowings. The notional amount of these interest rate swaps was US$515 million equivalent (2011: US$99 million). The fair value of these interest rate swaps was a liability of US$4 million (2011: US$7 million). The fixed interest rate paid varies from 4.27% to 4.38% (2011: 4.7%) and the floating rates received are Australian bank bills plus zero bps (2011: EURIBOR plus zero bps). As at 31 March 2012 the carrying value of the hedged borrowings was US$535 million (2011: US$99 million).

The group has entered into forward exchange contracts designated as cash flow hedges to manage short-term foreign currency exposures to expected net operating costs including future trade imports and exports. As at 31 March 2012 the notional amounts of these contracts were €317 million, US$557 million, GBP128 million, Swiss franc (CHF) 15 million, South African rand (ZAR) 405 million and Czech koruna (CZK) 12 million (2011: €182 million, US$460 million, GBP120 million and CZK299 million).

The group has entered into commodity contracts designated as cash flow hedges to manage the future price of commodities. As at 31 March 2012 the notional amount of forward contracts for the purchase price of corn was US$3 million (2011: US$2 million) and the notional amount of forward contracts for the purchase price of aluminium was US$33 million (2011: US$19 million).

The following table indicates the period in which the cash flows associated with derivatives that are cash flow hedges are expected to occur and impact the income statement.

	Carrying amount	Expected cash flows	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years
	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Interest rate swaps:
Liabilities	(4)	(4)	(1)	(2)	(1)	-

Forward foreign currency contracts:
Assets	3	4	4	-	-	-
Liabilities	(12)	(13)	(13)	-	-	-

Commodity contracts:
Liabilities	(2)	(2)	(2)	-	-	-
	(15)	(15)	(12)	(2)	(1)	-

SABMiller plc
Notes to the consolidated financial statements (continued)

24. Derivative financial instruments (continued)

	Carrying amount	Expected cash flows	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years
	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2011
Interest rate swaps:
Liabilities	(7)	(7)	(2)	(2)	(3)	-

Forward foreign currency contracts:
Assets	8	9	9	-	-	-
Liabilities	(11)	(12)	(12)	-	-	-

Commodity contracts:
Assets	4	4	4	-	-	-
Liabilities	(1)	(1)	-	(1)	-	-
	(7)	(7)	(1)	(3)	(3)	-

(iii) Hedges of net investments in foreign operations
The group has entered into several forward foreign currency contracts and cross currency swaps which it has designated as hedges of net investments in its foreign subsidiaries in South Africa, Australia, the Czech Republic, Poland, Colombia and Peru to hedge the group’s exposure to foreign exchange risk on these investments. Net losses relating to forward foreign currency contracts and cross currency swaps of US$1 million (2011: US$137 million) have been recognised in other comprehensive income.

Analysis of notional amounts on financial instruments designated as net investment hedges:
					2012	2011
					m	m
Forward foreign currency contracts:
SA rand (ZAR)					2,374	1,459
Czech koruna (CZK)					6,825	5,500
Peruvian nuevo sol (PEN)					631	328
Australian dollars (AUD)					1,000	-
Polish zloty (PLN)					630	-
Colombian pesos (COP)					490,476	-
Cross currency swaps:
SA rand (ZAR)					1,404	2,799
Polish zloty (PLN)					433	649
Czech koruna (CZK)					-	2,258

Standalone derivative financial instruments
(i) Forward foreign currency contracts
The group has entered into forward foreign currency contracts to manage short-term foreign currency exposures to expected future trade imports and exports. These derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement. As at 31 March 2012 the notional amounts of these contracts were €91 million, US$150 million and ZAR37 million (2011: €83 million and US$136 million).

The group has entered into forward foreign currency contracts to manage foreign currency exposures on intercompany loan balances. These derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement. As at 31 March 2012 the notional amounts of these contracts were US$110 million, €60 million, GBP34 million, Romanian lei (RON) 196 million, Polish zloty (PLN) 189 million, Swiss franc (CHF) 15 million, South African rand (ZAR) 632 million, Czech koruna (CZK) 1,425 million and Australian dollars (AUD) 209 million (2011: €21 million, GBP25 million, Russian rouble (RUB) 2,530 million, RON319 million, PLN230 million, CHF15 million, ZAR66 million and CZK2,500 million).

(ii) Cross currency swaps
The group has entered into cross currency swaps to manage foreign currency exposures on intercompany loan balances. These derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement. As at 31 March 2012 the notional amounts of these contracts were €317 million (2011: €317 million, RUB1,400 million and PLN443 million).

SABMiller plc
Notes to the consolidated financial statements (continued)

24. Derivative financial instruments (continued)

Fair value gain/(loss) on financial instruments recognised in the income statement

							2012	2011
							US$m	US$m

Derivative financial instruments:
Interest rate swaps							(8)	-
Interest rate swaps designated as fair value hedges							104	12
Forward foreign currency contracts							76	(13)
Forward foreign currency contracts designated as fair value hedges							8	3
Cross currency swaps							27	(39)
Cross currency swaps designated as net investment hedges							(4)	(4)
Other fair value gains							30	-
							233	(41)
Other financial instruments:
Non-current borrowings designated as the hedged item in a fair value hedge							(104)	(14)
Total fair value gain/(loss) on financial instruments recognised in the income statement							129	(55)

Fair value gains or losses on borrowings, derivative financial instruments held to hedge interest rate risk on borrowings and derivative financial instruments acquired to hedge the risks of the Foster’s acquisition are recognised as part of net finance costs. Fair value gains or losses on all other derivative financial instruments are recognised in operating profit.

Reconciliation of total financial instruments
The table below reconciles the group’s accounting categorisation of financial assets and liabilities (based on initial recognition) to the classes of assets and liabilities as shown on the face of the balance sheet.

	Fair value through income statement	Loans and receivables	Available for sale	Financial liabilities held at amortised cost	Not categorised as a financial instrument	Total	Non- current	Current
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Assets
Available for sale investments	-	-	31	-	-	31	30	1
Derivative financial instruments	756	-	-	-	-	756	732	24
Trade and other receivables	-	2,073	-	-	267	2,340	136	2,204
Loan participation deposit	-	100	-	-	-	100	100	-
Cash and cash equivalents	-	745	-	-	-	745	-	745

Liabilities
Derivative financial instruments	(109)	-	-	-	-	(109)	(69)	(40)
Borrowings	-	-	-	(19,226)	-	(19,226)	(18,164)	(1,062)
Trade and other payables	-	-	-	(3,594)	(645)	(4,239)	(112)	(4,127)

At 31 March 2011
Assets
Available for sale investments	-	-	35	-	-	35	35	-
Derivative financial instruments	346	-	-	-	-	346	330	16
Trade and other receivables	-	1,536	-	-	291	1,827	140	1,687
Cash and cash equivalents	-	1,067	-	-	-	1,067	-	1,067

Liabilities
Derivative financial instruments	(135)	-	-	-	-	(135)	(85)	(50)
Borrowings	-	-	-	(8,460)	-	(8,460)	(7,115)	(1,345)
Trade and other payables	-	-	-	(3,011)	(574)	(3,585)	(98)	(3,487)

SABMiller plc
Notes to the consolidated financial statements (continued)

25. Provisions
	Demerged entities and litigation	Post-retirement benefits	Taxation- related	Restructuring	Payroll-related	Onerous contracts	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 1 April 2010	78	290	308	32	52	6	42	808
Exchange adjustments	4	10	7	3	2	-	1	27
Acquisitions - through business combinations	6	1	-	-	-	4	-	11
Charged/(credited) to the income statement
- Additional provision in year	12	28	21	49	15	1	12	138
- Unused amounts reversed	-	(6)	(24)	-	(3)	-	-	(33)
Utilised in the year	(5)	(35)	(10)	(14)	(20)	(4)	(8)	(96)
Actuarial losses recorded in other comprehensive income	-	28	-	-	-	-	-	28
Transfers to disposal group classified as held for sale	(1)	(6)	-	-	-	-	(3)	(10)
At 31 March 2011	94	310	302	70	46	7	44	873
Exchange adjustments	(2)	(1)	(2)	2	-	7	2	6
Acquisitions - through business combinations	34	1	37	160	29	211	26	498
Disposals	(1)	-	-	(10)	(1)	-	(9)	(21)
Charged/(credited) to the income statement
- Additional provision in year	4	28	3	23	17	2	37	114
- Unused amounts reversed	-	(10)	(54)	(1)	(1)	-	-	(66)
Utilised in the year	(7)	(28)	(26)	(31)	(14)	(13)	(20)	(139)
Actuarial losses recorded in other comprehensive income	-	9	-	-	-	-	-	9
Transfers to disposal group classified as held for sale (see note 19)	-	-	-	-	(1)	-	-	(1)
Transfer between categories	3	-	5	4	(4)	-	(8)	-
At 31 March 2012	125	309	265	217	71	214	72	1,273

							2012	2011
							US$m	US$m
Analysed as:
Current							704	412
Non-current							569	461
							1,273	873

Demerged entities and litigation
During the year ended 31 March 1998 the group recognised a provision of US$73 million for the disposal of certain demerged entities in relation to equity injections which were not regarded as recoverable, as well as potential liabilities arising on warranties and the sale agreements. During the year ended 31 March 2012 US$2 million (2011: US$1 million) of this provision was utilised in regard to costs associated with SAB Ltd’s previously disposed of remaining retail interests. The residual balance of US$13 million relates mainly to the disposal of OK Bazaars (1929) Ltd to Shoprite Holdings Ltd (Shoprite). As disclosed in previous annual reports, a number of claims were made by Shoprite in relation to the valuation of the net assets of OK Bazaars at the time of the sale and for alleged breaches by SAB Ltd of warranties contained in the sale agreements. These claims are being contested by SAB Ltd.

There are US$90 million (2011: US$76 million) of provisions in respect of outstanding litigation within various operations, based on management’s expectation that the outcomes of these disputes are expected to be resolved within the forthcoming five years.

While provision for all claims has already been made, the actual outcome of the disputes and the timing of the resolution cannot be estimated by the directors at this time. The further information ordinarily required by IAS 37, ‘Provisions, contingent liabilities and contingent assets’ has not been disclosed on the grounds that it can be expected to seriously prejudice the outcome of the disputes.

Post-retirement benefits
The provision for post-retirement benefits represents the provision for medical benefits for retired employees and their dependants in South Africa, for post-retirement medical and life insurance benefits for eligible employees and their dependants in North America and Europe, medical and other benefits in Latin America, and pension provisions for employees in North America, Latin America, Europe, Africa and Asia Pacific. The principal assumptions on which these provisions are based are disclosed in note 31.

SABMiller plc
Notes to the consolidated financial statements (continued)

25. Provisions (continued)

Taxation-related
The group has recognised various provisions in relation to taxation exposures it believes may arise. The provisions principally relate to non-corporate taxation and interest and penalties on corporate taxation in respect of a number of group companies. Any settlement in respect of these amounts will occur as and when the assessments are finalised with the respective tax authorities.

Restructuring
This includes the remaining provision for restructuring costs related to Europe which management expects to be utilised within five years, and provisions for costs related to pre-existing demerger costs and demerger warranties in Foster’s in Australia which are expected to be utilised within one year.

Payroll-related
This principally relates to employee long service awards of US$19 million (2011: US$20 million) within South Africa and US$15 million (US$22 million) within Latin America, which are expected to be utilised on an ongoing basis when service awards fall due. Payroll-related provisions also include US$32 million (2011: US$nil) within Asia Pacific relating to employee entitlement provisions.

Onerous contracts
This includes provisions for unfavourable supply contracts for malt, glass, aluminium cans and concentrated fruit juice for non-alcoholic beverages, as well as provisions for surplus property leases in Australia, which management expect to be utilised within eight years.

Other provisions
Included within other provisions are environmental provisions, insurance provisions and other provisions. These are primarily expected to be utilised within five years.

26. Share capital
		2012	2011
		US$m	US$m
Group and company
Called up, allotted and fully paid share capital
1,664,323,483 ordinary shares of 10 US cents each (2011: 1,659,040,014)		166	166
50,000 deferred shares of £1.00 each (2011: 50,000)		-	-
		166	166

	Ordinary
	shares of	Deferred	Nominal
	10 US cents	shares of	value
	each	£1 each	US$m
At 1 April 2010	1,654,749,852	50,000	165
Issue of shares - share incentive plans	4,290,162	-	1
At 31 March 2011	1,659,040,014	50,000	166
Issue of shares - share incentive plans	5,283,469	-	-
At 31 March 2012	1,664,323,483	50,000	166

Changes to authorised share capital
With effect from 1 October 2009 the company adopted new articles of association which removed any previous limit on the authorised share capital. Directors are still limited as to the number of shares they can at any time allot because allotment authority continues to be required under the Companies Act 2006, save in respect of employee shares plans.

Changes to issued share capital
During the year the company issued 5,283,469 (2011: 4,290,162) new ordinary shares of 10 US cents to satisfy the exercise of options granted under the various share incentive plans, for consideration of US$96 million (2011: US$73 million).

Rights and restrictions relating to share capital
Convertible participating shares
Altria is entitled to require the company to convert its ordinary shares into convertible participating shares so as to ensure that Altria’s voting shareholding does not exceed 24.99% of the total voting shareholding.

If such an event occurs, the convertible participating shares will rank pari passu with the ordinary shares in all respects and no action shall be taken by the company in relation to ordinary shares unless the same action is taken in respect of the convertible participating shares. On distribution of the profits (whether by cash dividend, dividend in specie, scrip dividend, capitalisation issue or otherwise), the convertible participating shares will rank pari passu with the ordinary shares. On a return of capital (whether winding-up or otherwise), the convertible participating shares will rank pari passu with the ordinary shares.

Altria is entitled to vote its convertible participating shares at general meetings of the company on a poll on the basis of one-tenth of a vote for every convertible participating share on all resolutions other than a resolution:

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

(i)	proposed by any person other than Altria, to wind-up the company;

(ii)	proposed by any person other than Altria, to appoint an administrator or to approve any arrangement with the company’s creditors;

(iii)	proposed by the board, to sell all or substantially all of the undertaking of the company; or

(iv)	proposed by any person other than Altria, to alter any of the class rights attaching to the convertible participating shares or to approve the creation of any new class of shares,

in which case Altria shall be entitled on a poll to vote on the resolution on the basis of one vote for each convertible participating share, but, for the purposes of any resolution other than a resolution mentioned in (iv) above, the convertible participating shares shall be treated as being of the same class as the ordinary shares and no separate meeting or resolution of the holders of the convertible participating shares shall be required to be convened or passed.

Upon a transfer of convertible participating shares by Altria other than to an affiliate, such convertible participating shares shall convert into ordinary shares.

Altria is entitled to require the company to convert its convertible participating shares into ordinary shares if:

(i)
a third party has made a takeover offer for the company and (if such offer becomes or is declared unconditional in all respects) it would result in the voting shareholding of the third party being more than 30% of the total voting shareholding; and

(ii)
Altria has communicated to the company in writing its intention not itself to make an offer competing with such third party offer, provided that the conversion date shall be no earlier than the date on which the third party’s offer becomes or is declared unconditional in all respects.

Altria is entitled to require the company to convert its convertible participating shares into ordinary shares if the voting shareholding of a third party should be more than 24.99%, provided that:

(i)	the number of ordinary shares held by Altria following such conversion shall be limited to one ordinary share more than the number of ordinary shares held by the third party; and

(ii)
such conversion shall at no time result in Altria’s voting shareholding being equal to or greater than the voting shareholding which would require Altria to make a mandatory offer in terms of rule 9 of the City Code.

If Altria wishes to acquire additional ordinary shares (other than pursuant to a pre-emptive issue of new ordinary shares or with the prior approval of the board), Altria shall first convert into ordinary shares the lesser of:

(i)
such number of convertible participating shares as would result in Altria’s voting shareholding being such percentage as would, in the event of Altria subsequently acquiring one additional ordinary share, require Altria to make a mandatory offer in terms of rule 9 of the City Code; and

(ii)	all of its remaining convertible participating shares.

The company must use its best endeavours to procure that the ordinary shares arising on conversion of the convertible participating shares are admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities, admitted to listing and trading on the JSE Ltd, and admitted to listing and trading on any other stock exchange upon which the ordinary shares are from time to time listed and traded, but no admission to listing or trading need be sought for the convertible participating shares whilst they remain convertible participating shares.

Deferred shares
The deferred shares do not carry any voting rights and do not entitle their holders to receive any dividends or other distributions. In the event of a winding up deferred shareholders would receive no more than the nominal value. Deferred shares represent the only non-equity share capital of the group.

Share-based payments
The group operates various share incentive plans. The share incentives outstanding are summarised as follows.
	2012	2011
Scheme	Number	Number
GBP share options	16,622,334	15,088,057
ZAR share options	13,024,503	13,686,079
GBP stock appreciation rights (SARs)	2,820,144	3,575,370
GBP performance share awards	6,880,114	7,364,124
GBP value share awards	6,877,784	3,168,200
GBP cash settled awards	335,940	-
Total share incentives outstanding[1]	46,560,819	42,881,830

[1]Total share incentives outstanding exclude shares relating to the BBBEE scheme.

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

The exercise prices of incentives outstanding at 31 March 2012 ranged from £0 to £25.48 and ZAR53.30 to ZAR290.23 (2011: £0 to £22.44 and ZAR43.09 to ZAR225.08). The movement in share awards outstanding is summarised in the following tables.

GBP share options
GBP share options include share options granted under the Executive Share Option Plan 2008, the Approved Executive Share Option Plan 2008, the Executive Share Option (No.2) Scheme, the Approved Executive Share Option Scheme and the International Employee Share Scheme. No further grants can be made under the now closed Executive Share Option (No.2) Scheme, the Approved Executive Share Option Scheme, or the International Employee Share Scheme; although outstanding grants may still be exercised until they reach their expiry date.

	Number	Weighted average exercise price	Weighted average fair value at grant date
	of options	GBP	GBP
Outstanding at 1 April 2010	13,515,685	11.05	-
Granted	4,178,150	19.58	5.87
Lapsed	(521,316)	12.91	-
Exercised	(2,084,462)	10.27	-
Outstanding at 31 March 2011	15,088,057	13.46	-
Granted	4,417,346	22.51	6.47
Lapsed	(679,700)	18.88	-
Exercised	(2,203,369)	11.44	-
Outstanding at 31 March 2012	16,622,334	15.91	-

ZAR share options
Share options designated in ZAR include share options granted under the South African Executive Share Option Plan 2008 and the Mirror Executive Share Purchase Scheme (South Africa). No further grants can be made under the Mirror Executive Share Purchase Scheme (South Africa) although outstanding grants may still be exercised until they reach their expiry date.

	Number	Weighted average exercise price	Weighted average fair value at grant date
	of options	ZAR	ZAR
Outstanding at 1 April 2010	13,447,779	151.23	-
Granted	2,943,850	222.55	88.63
Lapsed	(499,850)	176.93	-
Exercised	(2,205,700)	126.34	-
Outstanding at 31 March 2011	13,686,079	169.64	-
Granted	2,943,373	283.07	105.43
Lapsed	(524,849)	218.17	-
Exercised	(3,080,100)	138.30	-
Outstanding at 31 March 2012	13,024,503	200.73	-

GBP SARs
GBP SARs include stock appreciation rights granted under the Stock Appreciation Rights Plan 2008 and the International Employee Stock Appreciation Rights Scheme. No further grants can be made under the now closed International Employee Stock Appreciation Rights Scheme, although outstanding grants may still be exercised until they reach their expiry date.

	Number	Weighted average exercise price	Weighted average fair value at grant date
	of SARs	GBP	GBP
Outstanding at 1 April 2010	4,297,049	9.54	-
Granted	49,900	19.51	5.85
Lapsed	(24,036)	10.81	-
Exercised	(747,543)	9.27	-
Outstanding at 31 March 2011	3,575,370	9.72	-
Granted	64,900	22.50	6.47
Lapsed	(26,583)	11.44	-
Exercised	(793,543)	8.85	-
Outstanding at 31 March 2012	2,820,144	10.25	-

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

GBP performance share awards
GBP performance share awards include awards made under the Executive Share Award Plan 2008, the Performance Share Award Scheme and the International Performance Share Award Sub-Scheme. No further awards can be made under the Performance Share Award Scheme and the International Performance Share Award Sub-Scheme, although outstanding awards remain and will vest, subject to the achievement of their respective performance conditions on their vesting date.

		Number	Weighted average exercise price	Weighted average fair value at grant date
		of awards	GBP	GBP
Outstanding at 1 April 2010		6,915,855	-	-
Granted		2,012,800	-	18.08
Lapsed		(734,088)	-	-
Released to participants		(830,443)	-	-
Outstanding at 31 March 2011		7,364,124	-	-
Granted		2,208,640	-	20.46
Lapsed		(278,760)	-	-
Released to participants		(2,413,890)	-	-
Outstanding at 31 March 2012		6,880,114	-	-

GBP value share awards
The 4,034,340 (2011: 3,317,000) value share awards granted represent the theoretical maximum number of awards that could possibly vest in the future, although in practice it is extremely unlikely that this number of awards would be released.

	Number of value shares (per £10 million of additional	Theoretical maximum	Weighted average exercise price	Weighted average fair value at grant date
	value)	shares at cap	GBP	GBP
Outstanding at 1 April 2010	-	-	-	-
Granted	1,070	3,317,000	-	7.61
Lapsed	(48)	(148,800)	-	-
Outstanding at 31 March 2011	1,022	3,168,200	-	-
Granted	1,205	4,034,340	-	7.27
Lapsed	(97)	(324,756)	-	-
Outstanding at 31 March 2012	2,130	6,877,784	-	-

GBP cash settled awards
GBP share incentives included under the Associated Companies' Cash Award Plan 2011.
		Number	Weighted average exercise price	Weighted average fair value at grant date
		of awards	GBP	GBP
Outstanding at 1 April 2011		-	-	-
Granted		335,940	-	20.35
Outstanding at 31 March 2012		335,940	-	-

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

Outstanding share incentives
The following table summarises information about share incentives outstanding at 31 March.
	Number	Weighted average remaining contractual life in years	Number	Weighted average remaining contractual life in years
Range of exercise prices	2012	2012	2011	2011

GBP share options
£4 - £5	204,850	1.0	229,452	1.9
£5 - £6	73,418	1.6	161,070	1.9
£6 - £7	401,993	2.1	501,543	3.1
£8 - £9	622,494	3.1	687,427	4.1
£9 - £10	78,275	6.6	116,000	7.6
£10 - £11	1,097,744	4.4	1,345,838	5.5
£11 - £12	1,456,403	5.1	1,806,653	6.1
£12 - £13	4,781,927	6.8	6,213,927	7.7
£17- £18	28,700	7.6	34,200	8.6
£19 - £20	3,603,984	8.2	3,839,997	9.2
£20 - £21	66,950	8.7	71,950	9.7
£22 - £23	4,185,596	9.2	80,000	9.8
£25 - £26	20,000	9.7	-	-
	16,622,334	7.1	15,088,057	7.2

ZAR share options
R50 - R60	172,932	1.1	250,932	2.1
R60 - R70	229,400	1.2	518,900	1.8
R70 - R80	68,500	2.1	153,500	3.1
R80 - R90	10,000	0.2	18,000	1.2
R90 - R100	519,607	3.0	775,857	4.0
R110 - R120	40,000	3.4	40,000	4.4
R120 - R130	757,940	3.9	1,070,940	4.9
R140 - R150	1,292,300	6.3	2,355,500	7.3
R150 - R160	629,600	7.0	651,750	8.0
R160 - R170	461,100	5.1	620,350	6.1
R170 - R180	-	-	12,500	6.3
R180 - R190	1,377,700	5.9	2,246,300	6.9
R210 - R220	2,455,350	7.8	2,618,150	8.8
R220 - R230	2,140,000	8.7	2,353,400	9.7
R250 - R260	542,400	9.2	-	-
R290 - R300	2,327,674	9.7	-	-
	13,024,503	7.2	13,686,079	6.0

GBP SARs
£4 - £5	219,168	1.1	377,468	1.8
£6 - £7	344,018	2.1	457,018	3.1
£8 - £9	460,085	3.1	590,884	4.1
£9 - £10	9,100	6.6	9,100	7.6
£10 - £11	522,934	4.1	654,634	5.1
£11 - £12	651,500	5.1	812,017	6.1
£12 - £13	481,839	6.3	607,649	7.3
£13 - £14	16,700	5.6	16,700	6.6
£19 - £20	49,900	8.2	49,900	9.2
£22 - £23	64,900	9.2	-	-
	2,820,144	4.3	3,575,370	5.0

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

	Number	Weighted average remaining contractual life in years	Number	Weighted average remaining contractual life in years
Range of exercise prices	2012	2012	2011	2011
GBP performance share awards
£0	6,880,114	1.1	7,364,124	2.4

GBP value share awards
£0	6,877,784	3.0	3,168,200	3.2

GBP cash settled awards
£0	335,940	1.0	-	-

Total share incentives outstanding	46,560,819	5.4	42,881,830	5.5

Exerciseable share incentives
The following table summarises information about exerciseable share incentives outstanding at 31 March.
	Number	Weighted average exercise price	Number	Weighted average exercise price
	2012	2012	2011	2011
GBP share options	5,103,986	10.46	4,335,349	9.75
ZAR share options	5,004,479	140.97	4,914,079	128.71
GBP SARs	2,705,344	9.8	3,525,470	9.59

Share incentives exercised or vested
The weighted average market price of the group's shares at the date of exercise or vesting for share incentives exercised or vested during the year were:

	Number	Weighted average market price	Number	Weighted average market price
	2012	2012	2011	2011
Share incentives designated in GBP	5,410,802	23.01	3,662,448	20.15
Share incentives designated in ZAR	3,080,100	278.19	2,205,700	225.73
Total share incentives exercised or vested during the year	8,490,902		5,868,148

Broad-Based Black Economic Empowerment (BBBEE) scheme
On 9 June 2010 the initial allocation of participation rights was made in relation to the BBBEE scheme in South Africa. A total of 46.2 million new shares in The South African Breweries Limited (SAB), representing 8.45% of SAB’s enlarged issued share capital, were issued. The shares in SAB will be exchanged at the end of the estimated ten-year scheme term for shares in SABMiller plc based on a repurchase formula linked, inter alia, to the operating performance of SAB. No performance conditions and exercise prices are attached to these shares, although the employee component has a four-year vesting period. The weighted average fair value of each SAB share at the grant date was ZAR40.

Weighted average fair value assumptions
The fair value of services received in return for share awards granted is measured by reference to the fair value of share awards granted. The estimate of the fair value of the services received is measured based on a binomial model approach except for the awards under Performance Share Award schemes, the Executive Share Award Plan 2008 (including value share awards) and the BBBEE scheme which have been valued using Monte Carlo simulations, and awards under the cash settled scheme which have been valued based on an analytic approach.

The Monte Carlo simulation methodology is necessary for valuing share-based payments with total shareholder return performance hurdles. Total shareholder return is the measure of the returns that a company has provided for its shareholders, reflecting share price movements and assuming reinvestment of dividends. This is achieved by projecting SABMiller plc’s share price forwards, together with those of companies in the same comparator group, over the vesting period and/or life of the awards after considering their respective volatilities.

SABMiller plc
Notes to the consolidated financial statements (continued)

26. Share capital (continued)

The following weighted average assumptions were used in these option pricing models during the year.
	2012	2011
Share price¹
- South African share option scheme (ZAR)	280.49	226.66
- BBBEE scheme - SAB share price (ZAR)	-	162.68
- All other schemes (£)	22.33	19.49
Exercise price¹
- South African share option scheme (ZAR)	283.07	222.55
- All other schemes (£)	9.35	8.80
Expected volatility²
- BBBEE scheme	-	27.1%
- All other schemes	23.1%	29.2%
Dividend yield
- BBBEE scheme	-	4.9%
- All other schemes	2.3%	2.5%
Annual forfeiture rate
- South African share option scheme	5.0%	5.0%
- All other schemes	3.0%	3.0%
Risk-free interest rate
- South African share option scheme	7.9%	8.7%
- BBBEE scheme	-	8.3%
- All other schemes	2.3%	2.9%
¹The calculation is based on the weighted fair value of issues made during the year.
²Expected volatility is calculated by assessing the historical share price data in the United Kingdom and South Africa since May 2002.

27. Retained earnings and other reserves

a. Retained earnings
	Treasury and EBT shares	Retained earnings	Total
	US$m	US$m	US$m
At 1 April 2010	(673)	8,198	7,525
Profit for the year	-	2,408	2,408
Other comprehensive income	-	(63)	(63)
Actuarial losses taken to other comprehensive income	-	(28)	(28)
Share of associates' and joint ventures' losses recognised in other comprehensive income	-	(71)	(71)
Deferred tax credit on items taken to other comprehensive income	-	36	36
Dividends paid	-	(1,115)	(1,115)
Buyout of non-controlling interests	-	(10)	(10)
Utilisation of EBT shares	16	(16)	-
Credit entry relating to share-based payments	-	246	246
At 31 March 2011	(657)	9,648	8,991
Profit for the year	-	4,221	4,221
Other comprehensive income	-	(119)	(119)
Actuarial losses taken to other comprehensive income	-	(9)	(9)
Share of associates' and joint ventures' losses recognised in other comprehensive income	-	(181)	(181)
Deferred tax credit on items taken to other comprehensive income	-	71	71
Dividends paid	-	(1,324)	(1,324)
Dilution of non-controlling interests as a result of business combinations	-	(5)	(5)
Payment for purchase of own shares for share trusts	(52)	-	(52)
Buyout of non-controlling interests	-	(7)	(7)
Utilisation of EBT shares	48	(48)	-
Credit entry relating to share-based payments	-	158	158
At 31 March 2012	(661)	12,524	11,863

SABMiller plc
Notes to the consolidated financial statements (continued)

27. Retained earnings and other reserves (continued)

a. Retained earnings (continued)

The group’s retained earnings includes amounts of US$709 million (2011: US$693 million), the distribution of which is limited by statutory or other restrictions.

Treasury and EBT shares reserve
On 26 February 2009, 77,368,338 SABMiller plc non-voting convertible shares were converted into ordinary shares and then acquired by the company to be held as treasury shares. While the purchase price for each share was £10.54, the whole amount of the consideration was paid between group companies. On 15 February 2010, 5,300,000 of these treasury shares were transferred to the EBT for nil consideration. These shares will be used to satisfy awards outstanding under the various share incentive plans. As at 31 March 2012 a total of 72,068,338 shares (2011: 72,068,338) were held in treasury.

There are two employee benefit trusts currently in operation, being the SABMiller Employee Benefit Trust (the EBT) and the SABMiller Associated Companies’ Employees’ Benefit Trust (the AC-EBT). The EBT holds shares in SABMiller plc for the purposes of the various executive share incentive plans. At 31 March 2012 the EBT held 5,605,746 shares (2011: 7,437,406 shares) which cost US$98 million (2011: US$94 million) and had a market value of US$225 million (2011: US$263 million). These shares have been treated as a deduction in arriving at shareholders’ funds. The EBT used funds provided by SABMiller plc to purchase such of the shares as were purchased in the market. The costs of funding and administering the scheme are charged to the income statement in the period to which they relate.

The AC-EBT holds shares in SABMiller plc for the purposes of providing share incentives for employees of companies in which SABMiller has a significant economic and strategic interest but over which it does not have management control. At 31 March 2012 the AC-EBT held 335,940 shares which cost US$11 million and had a market value of US$13 million. These shares have been treated as a deduction in arriving at shareholders’ funds. The AC-EBT used funds provided by Gardwell Ltd, a wholly owned indirect subsidiary of SABMiller plc, to purchase the shares. The costs of funding and administering the scheme are charged to the income statement in the period to which they relate.

Shares currently held in each EBT rank pari passu with all other ordinary shares, however, in both cases the trustees have elected to waive dividends and decline from voting shares, except in circumstances where they may be holding shares beneficially owned by a participant. There were no beneficially owned shares in either EBT as at 31 March 2012.

b. Other reserves
The analysis of other reserves is as follows.
	Foreign		Net
	currency	Cash flow	investment	Available
	translation	hedging	hedging	for sale
	reserve	reserve	reserve	reserve	Total
	US$m	US$m	US$m	US$m	US$m
At 1 April 2010	1,533	(11)	(203)	3	1,322
Currency translation differences:
- Subsidiaries	501	-	-	-	501
- Associates and joint ventures	149	-	-	-	149
Net investment hedges	-	-	(137)	-	(137)
Cash flow hedges	-	39	-	-	39
Deferred tax on items taken to other comprehensive income	-	(14)	-	-	(14)
Share of associates' and joint ventures' gains recognised in other comprehensive income	-	21	-	-	21
At 31 March 2011	2,183	35	(340)	3	1,881
Currency translation differences:
- Subsidiaries	243	-	-	-	243
- Associates and joint ventures	(106)	-	-	-	(106)
Net investment hedges	-	-	(1)	-	(1)
Cash flow hedges	-	6	-	-	6
Deferred tax on items taken to other comprehensive income	-	30	-	-	30
Share of associates' and joint ventures' gains recognised in other comprehensive income	-	(75)	-	-	(75)
At 31 March 2012	2,320	(4)	(341)	3	1,978

Foreign currency translation reserve
The foreign currency translation reserve comprises all translation exchange differences arising on the retranslation of opening net assets together with differences between income statements translated at average and closing rates.

SABMiller plc
Notes to the consolidated financial statements (continued)

28a. Reconciliation of profit for the year to net cash generated from operations
	2012	2011
	US$m	US$m
Profit for the year	4,477	2,557
Taxation	1,126	1,069
Share of post-tax results of associates and joint ventures	(1,152)	(1,024)
Interest receivable and similar income	(531)	(358)
Interest payable and similar charges	1,093	883
Operating profit	5,013	3,127
Depreciation:
- Property, plant and equipment	672	665
- Containers	237	239
Container breakages, shrinkages and write-offs	34	24
Net profit on disposal of businesses	(1,258)	-
Gain on remeasurement of existing interest in joint venture on acquisition	(66)	-
Profit on disposal of investment in associate	(103)	(159)
Profit on disposal of property, plant and equipment	(15)	(5)
Amortisation of intangible assets	273	220
Impairment of intangible assets	-	14
Impairment of property, plant and equipment	-	31
Impairment of working capital balances	16	82
Amortisation of advances to customers	24	28
Unrealised net (gain)/loss from fair value hedges	(20)	1
Dividends received from other investments	(1)	(1)
Charge with respect to share options	132	99
Charge with respect to Broad-Based Black Economic Empowerment scheme	29	147
Other non-cash movements	12	(10)
Net cash generated from operations before working capital movements (EBITDA)	4,979	4,502
(Increase)/decrease in inventories	(45)	26
Increase in receivables	(25)	(147)
Increase in payables	374	161
(Decrease)/increase in provisions	(46)	18
Increase in post-retirement benefit provisions	-	8
Net cash generated from operations	5,237	4,568

Profit for the year and cash generated from operations before working capital movements includes cash flows relating to exceptional items of US$308 million (2011: US$293 million), comprising US$228 million (2011: US$283 million) in respect of business capability programme costs, US$72 million (2011: US$nil) in respect of transaction-related costs, US$50 million (2011: US$8 million) in respect of integration and restructuring costs, US$nil (2011: US$2 million) in respect of Broad-Based Black Economic Empowerment scheme costs, partially offset by US$42 million (2011: US$nil) in respect of a litigation-related credit.

The following table provides a reconciliation of EBITDA to adjusted EBITDA.

	2012	2011
	US$m	US$m
EBITDA	4,979	4,502
Cash exceptional items	308	293
Dividends received from MillerCoors	896	822
Adjusted EBITDA	6,183	5,617

SABMiller plc
Notes to the consolidated financial statements (continued)

28b. Reconciliation of net cash from operating activities to free cash flow
	2012	2011
	US$m	US$m
Net cash generated from operating activities	3,937	3,043
Purchase of property, plant and equipment	(1,473)	(1,189)
Proceeds from sale of property, plant and equipment	116	73
Purchase of intangible assets	(166)	(126)
Investments in joint ventures	(288)	(186)
Investments in associates	-	(4)
Repayment of investments by associates	14	68
Dividends received from joint ventures	896	822
Dividends received from associates	120	88
Dividends received from other investments	1	1
Dividends paid to non-controlling interests	(109)	(102)
Free cash flow	3,048	2,488

28c. Analysis of net debt

Cash and cash equivalents on the balance sheet are reconciled to cash and cash equivalents on the cash flow statement as follows.

						2012	2011
						US$m	US$m
Cash and cash equivalents (balance sheet)						745	1,067
Cash and cash equivalents of disposal group classified as held for sale						-	4
						745	1,071
Overdrafts						(138)	(258)
Overdrafts of disposal group classified as held for sale						(1)	-
Cash and cash equivalents (cash flow statement)						606	813

Net debt is analysed as follows.

	Cash and
	cash
	equivalents			Derivative		Total
	(excluding			financial	Finance	gross	Net
	overdrafts)	Overdrafts	Borrowings	instruments	leases	borrowings	debt
	US$m	US$m	US$m	US$m	US$m	US$m	US$m

At 1 April 2010	779	(190)	(9,212)	237	(12)	(9,177)	(8,398)
Exchange adjustments	8	17	(174)	(3)	-	(160)	(152)
Cash flow	283	(72)	1,159	84	5	1,176	1,459
Acquisitions - through business combinations	1	(13)	-	-	(1)	(14)	(13)
Other movements	-	-	34	(20)	(1)	13	13
At 31 March 2011	1,071	(258)	(8,193)	298	(9)	(8,162)	(7,091)
Exchange adjustments	10	(49)	(38)	9	-	(78)	(68)
Cash flow	(246)	157	(8,861)	(43)	5	(8,742)	(8,988)
Acquisitions - through business combinations	12	-	(1,844)	259	(2)	(1,587)	(1,575)
Disposals	(102)	11	98	-	-	109	7
Other movements	-	-	(229)	97	(15)	(147)	(147)
At 31 March 2012	745	(139)	(19,067)	620	(21)	(18,607)	(17,862)

SABMiller plc
Notes to the consolidated financial statements (continued)

28c. Analysis of net debt (continued)

The group's net debt is denominated in the following currencies.
			Australian		Colombian	Other
	US dollars	SA rand	dollars	Euro	peso	currencies	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m

Total cash and cash equivalents	346	37	49	41	81	191	745
Total gross borrowings (including overdrafts)	(13,043)	(228)	(2,190)	(1,306)	(1,239)	(601)	(18,607)
	(12,697)	(191)	(2,141)	(1,265)	(1,158)	(410)	(17,862)
Cross currency swaps	2,211	(183)	(1,528)	(361)	-	(139)	-
Net debt at 31 March 2012	(10,486)	(374)	(3,669)	(1,626)	(1,158)	(549)	(17,862)

Total cash and cash equivalents	609	30	-	111	96	225	1,071
Total gross borrowings (including overdrafts)	(4,334)	(290)	(18)	(1,482)	(1,202)	(836)	(8,162)
	(3,725)	(260)	(18)	(1,371)	(1,106)	(611)	(7,091)
Cross currency swaps	1,089	(413)	-	(116)	-	(560)	-
Net debt at 31 March 2011	(2,636)	(673)	(18)	(1,487)	(1,106)	(1,171)	(7,091)

28d. Major non-cash transactions

2012
Major non-cash transactions in the year included the following.
The disposal of the group’s Angolan operations, Coca-Cola Bottling Luanda SARL, Coca-Cola Bottling Sul de Angola SARL, Empresa de Cervejas N’Gola Norte SA, and its interest in Empresa de Cervejas N’Gola SARL, in Africa in exchange for a 27.5% interest in BIH Angola.
The contribution of the group’s Russian beer business, SABMiller RUS LLC, and Ukrainian beer business, PJSC Miller Brands Ukraine, to Anadolu Efes in exchange for a 24% economic interest in the enlarged Anadolu Efes group.
The remeasurement of the group’s existing 50% interest in the Pacific Beverages joint venture to fair value on the acquisition of the remaining 50% interest.
2011
Major non-cash transactions in the year included the following.
IFRS 2 share-based payment charges in relation to the retailer and employee components of the Broad-Based Black Economic Empowerment (BBBEE) scheme in South Africa.
The all-share merger of Tsogo Sun with GRR, a Johannesburg Stock Exchange listed business, on 24 February 2011. The transaction was effected through the acquisition by GRR of Tsogo Sun, and the group exchanged its entire 49% shareholding in Tsogo Sun for a 39.68% shareholding in the listed enlarged entity.

29. Acquisitions and disposals

The following business combinations took effect during the year.

Australia
On 16 December 2011 the group acquired a 100% interest in Foster’s in Australia for cash consideration of US$10,598 million.

On 13 January 2012 the group acquired the remaining 50% interest which it did not already own in Pacific Beverages from Coca-Cola Amatil Limited (CCA) for cash consideration of US$343 million. The acquisition took the group’s investment in Pacific Beverages to 100% and the acquisition has been treated as a business combination following the change in control.

Other
On 1 January 2012 the group acquired a 65% interest (effective 33% interest) in International Breweries plc in Nigeria in exchange for US$20 million cash consideration and a dilution in the group’s effective interests in its existing Nigerian businesses.

SABMiller plc
Notes to the consolidated financial statements (continued)

29. Acquisitions and disposals (continued)

All business combinations
All business combinations have been accounted for using the acquisition method. All assets were recognised at their respective fair values. The residual over the net assets acquired is recognised as goodwill in the financial statements. The following table represents the assets and liabilities acquired in respect of all business combinations entered into during the year ended 31 March 2012.

			Fair values
	Australia	Other	Total
	US$m	US$m	US$m
Intangible assets	5,398	29	5,427
Property, plant and equipment	718	68	786
Investment in associates	186	-	186
Inventories	214	11	225
Trade and other receivables	497	25	522
Current tax assets	486	-	486
Deferred tax assets	-	2	2
Cash and cash equivalents	10	2	12
Derivative financial assets	259	-	259
Finance leases	(2)	-	(2)
Trade and other payables	(569)	(71)	(640)
Borrowings	(1,842)	(2)	(1,844)
Current tax liabilities	(476)	-	(476)
Deferred tax liabilities	(1,262)	(10)	(1,272)
Provisions	(498)	-	(498)
Net assets acquired	3,119	54	3,173
Non-controlling interests	(12)	(72)	(84)
Goodwill	8,007	84	8,091
Consideration	11,114	66	11,180

Goodwill represents, amongst other things, potential synergies and the value of the assembled workforce. None of the goodwill recognised is expected to be deductible for tax purposes.

The fair value of trade and other receivables was US$522 million and included trade receivables with a fair value of US$319 million. The gross contractual amount for trade receivables due was US$327 million, of which US$8 million is expected to be uncollectible.

Acquisition-related costs of US$109 million are included in operating expenses in the consolidated income statement for the year ended 31 March 2012.
	Australia	Other	Total
	US$m	US$m	US$m
Consideration satisfied by:
Cash consideration	10,931	20	10,951
Cash and cash equivalents acquired	10	2	12
Fair value of existing interest in Pacific Beverages	150	-	150
Non-cash consideration via acquisition of intercompany balance	23	9	32
Fair value of existing interest in International Breweries plc in Nigeria (via 20% holding in Castel)	-	30	30
Dilution in the group's effective interests in existing Nigerian businesses	-	5	5
	11,114	66	11,180

From the date of acquisition to 31 March 2012 the following amounts have been included in the group’s income and cash flow statements for the year.
	Australia	Other	Total
	US$m	US$m	US$m
Income statement
Revenue	1,058	19	1,077
Operating profit	125	3	128
Profit before tax	105	2	107

Cash flow statement
Cash generated from/(utilised in) operations	266	(5)	261
Net interest paid	23	-	23
Purchase of property, plant and equipment	15	4	19

SABMiller plc
Notes to the consolidated financial statements (continued)

29. Acquisitions and disposals (continued)

If the date of the acquisitions made during the year had been 1 April 2011, then the group’s revenue, operating profit and profit before tax for the year ended 31 March 2012 would have been as follows.

				US$m
Income statement
Revenue				24,430
Operating profit				5,389
Profit before tax				5,695

In preparing the pro forma results, revenue and costs have been included as if the businesses were acquired on 1 April 2011 and intercompany transactions had been eliminated. This information is not necessarily indicative of the results of the combined group that would have occurred had the purchases actually been made at the beginning of the period presented, or indicative of the future results of the combined group.

Non-controlling interests
The following non-controlling interests were acquired for cash consideration of US$27 million, with US$7 million taken to shareholders’ equity.
Company	% acquired	Effective % holding after acquisition of non-controlling interest	Form of consideration	Country
Tanzania Breweries Ltd	4.7	36%	Cash	Tanzania
Nile Breweries Ltd	2.7	62%	Cash	Uganda

Disposals
During the year the group completed the disposal of its Angolan operations, Coca-Cola Bottling Luanda SARL, Coca-Cola Bottling Sul de Angola SARL, Empresa de Cervejas N’Gola Norte SA, and its interest in Empresa de Cervejas N’Gola SARL, in Africa in exchange for a 27.5% interest in BIH Angola, which generated a profit on disposal of US$67 million. It also completed the disposal of its Russian business, SABMiller RUS LLC, and its Ukrainian business, PJSC Miller Brands Ukraine, in exchange for a 24% interest in Anadolu Efes, which generated a profit on disposal of US$1,195 million, and which included US$284 million arising as a result of measuring to fair value the group’s retained 24% interest in its Russian and Ukrainian businesses. The group also completed the sale of its Italian distribution business in the year, which generated a loss on disposal of US$14 million.

Non-controlling interests
The following non-controlling interests were diluted for non-cash consideration of US$5 million, with US$5 million taken to shareholders’ equity.
Company	% disposed	Effective % holding after disposal of non-controlling interest	Form of consideration	Country
Pabod Breweries Ltd	21.6	38%	Asset exchange	Nigeria
Voltic Nigeria Ltd	30.0	50%	Asset exchange	Nigeria

The following non-controlling interests were disposed via business disposals, with no impact on equity.
Company	% disposed	Effective % holding after disposal of non-controlling interest	Form of consideration	Country
Coca-Cola Bottling Luanda SARL	55.0	0%	Asset exchange	Angola
Coca-Cola Bottling Sul de Angola SARL	40.0	0%	Asset exchange	Angola
Empresa De Cervejas N'Gola Norte SA	49.9	0%	Asset exchange	Angola

SABMiller plc
Notes to the consolidated financial statements (continued)

30. Commitments, contingencies and guarantees

a. Operating lease commitments
The minimum lease rentals to be paid under non-cancellable leases at 31 March 2012 are as follows.
	2012	2011
	US$m	US$m
Land and buildings
Within one year	65	50
Later than one year and less than five years	171	106
After five years	42	26
	278	182

Plant, vehicles and systems
Within one year	55	50
Later than one year and less than five years	126	111
After five years	87	63
	268	224

b. Other commitments

	2012	2011
	US$m	US$m
Capital commitments not provided in the financial information
Contracts placed for future expenditure for property, plant and equipment	277	269
Contracts placed for future expenditure for intangible assets	1	1
Share of capital commitments of joint ventures	44	50

Other commitments not provided in the financial information
Contracts placed for future expenditure	3,164	1,925
Share of joint ventures' other commitments	512	449

Contracts placed for future expenditure in 2012 primarily relate to minimum purchase commitments for raw materials and packaging materials, which are principally due between 2012 and 2019. Additionally, as part of the business capability programme the group has entered into contracts for the provision of IT, communications and consultancy services and in relation to which the group had commitments of US$193 million at 31 March 2012 (2011: US$193 million).

The group’s share of joint ventures’ other commitments primarily relate to MillerCoors’ various long-term non-cancellable advertising and promotion commitments.

c. Contingent liabilities and guarantees

	2012	2011
	US$m	US$m
Guarantees to third parties provided in respect of trade loans¹	4	8
Share of joint ventures' contingent liabilities	4	6
Litigation²	23	24
Other contingent liabilities	9	4
	40	42

1 Guarantees to third parties provided in respect of trade loans
These primarily relate to guarantees given by Grolsch to banks in relation to loans taken out by trade customers.

2 Litigation
The group has a number of activities in a wide variety of geographic areas and is subject to certain legal claims incidental to its operations. In the opinion of the directors, after taking appropriate legal advice, these claims are not expected to have, either individually or in aggregate, a material adverse effect upon the group’s financial position, except insofar as already provided in the consolidated financial statements. These include claims made by certain former employees in Ecuador arising out of events which took place before the group’s investment in Ecuador in 2005, in respect of which, based on legal advice that they have no valid legal basis, the directors have determined that no provision is required and that they should continue to be contested.

SABMiller plc
Notes to the consolidated financial statements (continued)

30. Commitments, contingencies and guarantees (continued)

Other
SABMiller and Altria entered into a tax matters agreement (the Agreement) on 30 May 2002, to regulate the conduct of tax matters between them with regard to the acquisition of Miller and to allocate responsibility for contingent tax costs. SABMiller has agreed to indemnify Altria against any taxes, losses, liabilities and costs that Altria incurs arising out of or in connection with a breach by SABMiller of any representation, agreement or covenant in the Agreement, subject to certain exceptions.

The group has exposures to various environmental risks. Although it is difficult to predict the group’s liability with respect to these risks, future payments, if any, would be made over a period of time in amounts that would not be material to the group’s financial position, except insofar as already provided in the consolidated financial statements.

31. Pensions and post-retirement benefits

The group operates a number of pension schemes throughout the world. These schemes have been designed and are administered in accordance with local conditions and practices in the countries concerned and include both defined contribution and defined benefit schemes. The majority of the schemes are funded and the schemes’ assets are held independently of the group’s finances. The assets of the schemes do not include any of the group’s own financial instruments, nor any property occupied by or other assets used by the group. Pension and post-retirement benefit costs are assessed in accordance with the advice of independent professionally qualified actuaries. Generally, the projected unit method is applied to measure the defined benefit scheme liabilities.

The group also provides medical benefits, which are mainly unfunded, for retired employees and their dependants in South Africa, the Netherlands and Latin America.

The total pension and post-retirement medical benefit costs recognised in the income statement, and related net liabilities on the balance sheet are as follows.
	2012	2011
	US$m	US$m
Defined contribution scheme costs	97	97
Defined benefit pension plan costs	15	17
Post-retirement medical and other benefit costs	13	5
Accruals for defined contribution plans (balance sheet)	3	3
Provisions for defined benefit pension plans (balance sheet)	197	196
Provisions for other post-retirement benefits (balance sheet)	112	114

The group operates various defined contribution and defined benefit schemes. Details of the main defined benefit schemes are provided below.

Latin America pension schemes
The group operates a number of pension schemes throughout Latin America. Details of the major scheme are provided below.

The Colombian Labour Code Pension Plan is an unfunded scheme of the defined benefit type and covers all salaried and hourly employees in Colombia who are not covered by social security or who have at least 10 years of service prior to 1 January 1967. The plan is financed entirely through company reserves and there are no external assets. The most recent actuarial valuation of the Colombian Labour Code Pension Plan was carried out by independent professionally qualified actuaries at 28 February 2012 using the projected unit credit method. All salaried employees are now covered by social security or private pension fund provisions. The principal economic assumptions used in the preparation of the pension valuations are shown below and take into consideration changes in the Colombian economy.

Grolsch pension scheme
The Grolsch pension plan, named Stichting Pensioenfonds van de Grolsche Bierbrouwerij, is a funded scheme of the defined benefit type, based on average salary with assets held in separately administered funds. The latest valuation of the Grolsch pension fund was carried out at 31 March 2012 by an independent actuary using the projected unit credit method.

Other
Details of other defined benefit pension schemes are provided below.

Foster’s pension scheme
The Foster’s pension plan, named AusBev Superannuation Fund, provides accumulation style and defined benefits to employees. The company funds the defined benefits, administration and insurance costs of the fund as a benefit to employees who elect to be members of this fund. The latest valuation of the Foster’s pension scheme was carried out at 30 June 2011 by an independent actuary using the projected unit credit method. The defined benefits section is now closed to new members.

South Africa pension schemes
The group operates a number of pension schemes throughout South Africa. Details of the major schemes are provided below.

The ABI Pension Fund, Suncrush Pension Fund and Suncrush Retirement Fund are funded schemes of the defined benefit type based on average salary with assets held in separately administered funds. The surplus apportionment schemes for the ABI Pension Fund, the Suncrush Pension Fund and Suncrush Retirement Fund have been approved by the Financial Services Board.

SABMiller plc
Notes to the consolidated financial statements (continued)

31. Pensions and post-retirement benefits (continued)

The active and pensioner liabilities in respect of the ABI Pension Fund and the Suncrush Retirement Fund have been settled. The only liabilities are in respect of former members, the surplus apportionment scheme and unclaimed benefits. Once the surplus liabilities have been settled, the Funds will be deregistered and liquidated. During the year a significant number of former members of the ABI Pension Fund were successfully traced and there was a second allocation of surplus to the former members of the Fund in terms of Section 15C of the Pension Funds Act.

The Section 14 transfer of the Suncrush Pension Fund members to the SAB Staff Provident Fund was annulled by the Financial Services Board on 24 August 2011. The trustees have decided to make a provision in the rules of the fund to allow for paid-up benefits for each of the members. This would allow for each member to be paid their initial benefit, valued as at 1 July 2005, upon their exit.

Principal actuarial assumptions at 31 March (expressed as weighted averages)
		Defined benefit pension plans			Medical and other post-retirement benefits
		Latin America	Grolsch	Other	South Africa	Other
At 31 March 2012
Discount rate (%)		7.5	4.8	6.0	9.3	7.0
Salary inflation (%)		3.5	2.0	3.8	-	-
Pension inflation (%)		3.5	2.0	3.2	-	-
Healthcare cost inflation (%)		-	-	-	7.8	3.0
Mortality rate assumptions
- Retirement age:	Males	55	65	66	63	57
	Females	50	65	61	63	53
- Life expectations on retirement age:
Retiring today:	Males	27	21	22	16	24
	Females	36	24	23	20	31
Retiring in 20 years:	Males	27	23	22	16	24
	Females	36	25	23	20	32

At 31 March 2011
Discount rate (%)		8.4	5.3	5.2	8.8	8.4
Salary inflation (%)		4.0	2.0	2.4	-	-
Pension inflation (%)		4.0	2.0	3.0	-	-
Healthcare cost inflation (%)		-	-	-	7.3	4.0
Mortality rate assumptions
- Retirement age:	Males	55	65	-	63	55
	Females	50	65	-	63	50
- Life expectations on retirement age:
Retiring today:	Males	27	21	-	16	27
	Females	36	24	-	20	36
Retiring in 20 years:	Males	-	22	-	16	-
	Females	-	25	-	20	-

SABMiller plc
Notes to the consolidated financial statements (continued)

31. Pensions (continued)

The present value of defined benefit pension plan and post-employment medical benefit liabilities are as follows.
	Defined benefit pension plans				Medical and other post-retirement benefits
	Latin America	Grolsch	Other	Total	South Africa	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
Present value of scheme liabilities at 1 April 2010	148	299	62	509	59	44	103
- Portion of defined benefit obligation that is unfunded	146	-	24	170	59	44	103
- Portion of defined benefit obligation that is partly or wholly funded	2	299	38	339	-	-	-
Benefits paid	(18)	(9)	(14)	(41)	-	(6)	(6)
Contributions paid by plan participants	-	3	-	3	(2)	-	(2)
Current service cost	1	5	3	9	2	-	2
Past service cost	-	-	-	-	-	(1)	(1)
Interest costs	11	14	4	29	6	4	10
Actuarial losses/(gains)	24	(18)	-	6	2	6	8
Settlements and curtailments	-	(3)	-	(3)	-	(6)	(6)
Transfer from/(to) other provisions	3	-	(3)	-	-	-	-
Acquisitions	1	-	-	1	-	-	-
Transfers to disposal group classified as held for sale	-	-	(6)	(6)	-	-	-
Exchange adjustments	5	14	2	21	4	2	6
Present value of scheme liabilities at 31 March 2011	175	305	48	528	71	43	114
- Portion of defined benefit obligation that is unfunded	175	-	13	188	71	43	114
- Portion of defined benefit obligation that is partly or wholly funded	-	305	35	340	-	-	-
Benefits paid	(18)	(11)	(15)	(44)	-	(4)	(4)
Contributions paid by plan participants	-	3	-	3	(2)	-	(2)
Current service cost	-	4	2	6	2	1	3
Interest costs	13	15	5	33	6	4	10
Actuarial losses/(gains)	6	21	13	40	(1)	1	-
Transfer to other provisions	(10)	-	-	(10)	-	-	-
Acquisitions	-	-	52	52	-	-	-
Exchange adjustments	6	(18)	(3)	(15)	(10)	1	(9)
Present value of scheme liabilities at 31 March 2012	172	319	102	593	66	46	112
- Portion of defined benefit obligation that is unfunded	172	-	13	185	66	46	112
- Portion of defined benefit obligation that is partly or wholly funded	-	319	89	408	-	-	-

The fair value reconciliations of opening plan assets to closing plan assets, on an aggregated basis, are as follows.
					Defined benefit pension plans
					Grolsch	Other	Total
					US$m	US$m	US$m
Plan assets at 1 April 2010					291	53	344
Expected return on plan assets					15	4	19
Benefits paid					(9)	(10)	(19)
Employer contributions					7	-	7
Actuarial gains					13	1	14
Exchange adjustments					16	4	20
Plan assets at 31 March 2011					333	52	385
Expected return on plan assets					16	8	24
Benefits paid					(11)	(14)	(25)
Employer contributions/(employer assets recognised)					9	(5)	4
Actuarial gains/(losses)					26	(3)	23
Acquisitions					-	51	51
Exchange adjustments					(21)	(5)	(26)
Plan assets at 31 March 2012					352	84	436

SABMiller plc
Notes to the consolidated financial statements (continued)

31. Pensions (continued)

The fair value of assets in pension schemes and the expected rates of return were:
	Latin America		Grolsch		Other		Total
	US$m	Long-term rate of return	US$m	Long-term rate of return	US$m	Long-term rate of return	US$m
At 31 March 2012
Equities	-	-	102	7.0	31	1.0	133
Bonds	-	-	229	4.0	14	9.0	243
Cash	-	-	-	-	34	6.0	34
Property and other	-	-	21	7.0	5	9.0	26
Total fair value of assets	-		352		84		436
Present value of scheme liabilities	(172)		(319)		(102)		(593)
(Deficit)/surplus in the scheme	(172)		33		(18)		(157)
Unrecognised pension asset due to limit	-		(33)		(7)		(40)
Pension liability recognised	(172)		-		(25)		(197)

At 31 March 2011
Equities	-	-	111	8.0	-	-	111
Bonds	-	-	202	4.0	4	9.0	206
Cash	-	-	-	-	48	8.0	48
Property and other	-	-	20	8.0	-	-	20
Total fair value of assets	-		333		52		385
Present value of scheme liabilities	(175)		(305)		(48)		(528)
(Deficit)/surplus in the scheme	(175)		28		4		(143)
Unrecognised pension asset due to limit	-		(28)		(25)		(53)
Pension liability recognised	(175)		-		(21)		(196)

The amounts recognised in the balance sheet are as follows.
	Defined benefit pension plans				Medical and other post-retirement benefits
	Latin America	Grolsch	Other	Total	South Africa	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Present value of scheme liabilities	(172)	(319)	(102)	(593)	(66)	(46)	(112)
Fair value of plan assets	-	352	84	436	-	-	-
	(172)	33	(18)	(157)	(66)	(46)	(112)
Unrecognised assets due to limit	-	(33)	(7)	(40)	-	-	-
Net liability recognised on balance sheet	(172)	-	(25)	(197)	(66)	(46)	(112)

At 31 March 2011
Present value of scheme liabilities	(175)	(305)	(48)	(528)	(71)	(43)	(114)
Fair value of plan assets	-	333	52	385	-	-	-
	(175)	28	4	(143)	(71)	(43)	(114)
Unrecognised assets due to limit	-	(28)	(25)	(53)	-	-	-
Net liability recognised on balance sheet	(175)	-	(21)	(196)	(71)	(43)	(114)

In respect of defined benefit pensions plans in South Africa, which are included in ‘Other’, the pension asset recognised is limited to the extent that the employer is able to recover a surplus either through reduced contributions in the future or through refunds from the scheme. Pension fund assets have been set equal to nil as the surplus apportionment exercise required in terms of the South African legislation has not yet been completed.

The pension asset recognised in respect of Grolsch is limited to the extent that the employer is able to recover a surplus either through reduced contributions in the future or through refunds from the scheme. The limit has been set equal to nil due to the terms of the pension agreement with the pension fund.

SABMiller plc
Notes to the consolidated financial statements (continued)

31. Pensions (continued)

The amounts recognised in net operating expenses in the income statement are as follows.
	Defined benefit pension plans				Medical and other post-retirement benefits
	Latin America	Grolsch	Other	Total	South Africa	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Current service cost	-	(4)	(2)	(6)	(2)	(1)	(3)
Interest costs	(13)	(15)	(5)	(33)	(6)	(4)	(10)
Expected return on plan assets	-	16	8	24	-	-	-
	(13)	(3)	1	(15)	(8)	(5)	(13)

At 31 March 2011
Current service cost	(1)	(5)	(3)	(9)	(2)	-	(2)
Past service cost	-	-	-	-	-	1	1
Interest costs	(11)	(14)	(4)	(29)	(6)	(4)	(10)
Expected return on plan assets	-	15	4	19	-	-	-
Settlements and curtailments	-	3	-	3	-	6	6
Unrecognised gains due to limit	-	-	(1)	(1)	-	-	-
	(12)	(1)	(4)	(17)	(8)	3	(5)

The amounts recognised in the statement of comprehensive income are as follows.
	Defined benefit pension plans				Medical and other post-retirement benefits
	Latin America	Grolsch	Other	Total	South Africa	Other	Total
	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2012
Actual return on plan assets	-	42	5	47	-	-	-
Less: expected return on plan assets	-	(16)	(8)	(24)	-	-	-
Experience gains/(losses) arising on
scheme assets	-	26	(3)	23	-	-	-
scheme liabilities	-	(21)	(10)	(31)	1	-	1
Changes in actuarial assumptions	(6)	-	(3)	(9)	-	(1)	(1)
Unrecognised (gains)/losses due to limit	-	(6)	14	8	-	-	-
	(6)	(1)	(2)	(9)	1	(1)	-

At 31 March 2011
Actual return on plan assets	-	28	5	33	-	-	-
Less: expected return on plan assets	-	(15)	(4)	(19)	-	-	-
Experience gains/(losses) arising on
scheme assets	-	13	1	14	-	-	-
scheme liabilities	-	18	-	18	(2)	-	(2)
Changes in actuarial assumptions	(23)	-	-	(23)	-	(6)	(6)
Other actuarial gains	(1)	-	-	(1)	-	-	-
Unrecognised gains due to limit	-	(26)	(2)	(28)	-	-	-
	(24)	5	(1)	(20)	(2)	(6)	(8)

The cumulative amounts recognised in other comprehensive income are as follows.
						2012	2011
						US$m	US$m
Cumulative actuarial losses recognised at beginning of year						(203)	(175)
Net actuarial losses recognised in the year						(9)	(28)
Cumulative actuarial losses recognised at end of year						(212)	(203)

SABMiller plc
Notes to the consolidated financial statements (continued)

31. Pensions (continued)

History of actuarial gains and losses	2012	2011	2010	2009	2008
	US$m	US$m	US$m	US$m	US$m
Experience gains/(losses) of plan assets	23	14	33	(77)	(90)
Percentage of plan assets	5%	4%	10%	26%	7%
Experience (losses)/gains of scheme liabilities	(30)	16	(44)	28	2
Percentage of scheme liabilities	4%	2%	7%	6%	0%
Fair value of plan assets	436	385	344	299	1,348
Present value of scheme liabilities	(705)	(642)	(612)	(499)	(2,338)
Deficit in the schemes	(269)	(257)	(268)	(200)	(990)
Unrecognised assets due to limit	(40)	(53)	(22)	(17)	(27)
Net liability recognised in balance sheet	(309)	(310)	(290)	(217)	(1,017)

Contributions expected to be paid into the group's major defined benefit schemes during the annual period after 31 March 2012 are US$25 million.

A 1% increase and a 1% decrease in the assumed healthcare cost of inflation will have the following effect on the group's major post-employment medical benefits.
				2012
				Increase	Decrease
				US$m	US$m
Current service costs				-	-
Interest costs				1	(1)
Accumulated post-employment medical benefit costs				12	(10)

32. Related party transactions

a. Parties with significant influence over the group: Altria Group, Inc. (Altria) and the Santo Domingo Group (SDG)
Altria is considered to be a related party of the group by virtue of its 27.0% equity shareholding. There were no transactions with Altria during the year.

SDG is considered to be a related party of the group by virtue of its 14.1% equity shareholding in SABMiller plc. During the year the group made a donation of US$33 million to the Fundación Mario Santo Domingo (2011: US$32 million), pursuant to the contractual arrangements entered into at the time of the Bavaria transaction in 2005, under which it was agreed that the proceeds of the sale of surplus non-operating property assets owned by Bavaria SA and its subsidiaries would be donated to various charities, including the Fundación Mario Santo Domingo. At 31 March 2012 US$nil (2011: US$nil) was owing to the SDG.

b. Associates and joint ventures
Details relating to transactions with associates and joint ventures are analysed below.
	2012	2011
	US$m	US$m
Purchases from associates[1]	(214)	(211)
Purchases from joint ventures[2]	(86)	(75)
Sales to associates[3]	39	36
Sales to joint ventures[4]	28	31
Dividends receivable from associates[5]	150	89
Dividends received from joint ventures[6]	896	822
Royalties received from associates[7]	13	7
Royalties received from joint ventures[8]	2	2
Management fees and other recoveries received from associates[9]	24	10
Management and guarantee fees paid to joint ventures[10]	(1)	(2)

[1] The group purchased canned Coca-Cola products for resale from Coca-Cola Canners of Southern Africa (Pty) Limited (Coca-Cola Canners); inventory from Distell Group Ltd (Distell) and Associated Fruit Processors (Pty) Ltd (AFP); and accommodation from Tsogo Sun Holdings (Pty) Ltd (Tsogo Sun), all in South Africa.

[2] The group purchased lager from MillerCoors LLC (MillerCoors).

[3] The group made sales of lager to Tsogo Sun, Empresa de Cervejas N’Gola SARL (ECN), Société des Brasseries et Glacières Internationales and Brasseries Internationales Holding Ltd (Castel), Delta Corporation Ltd (Delta) and Distell.

[4] The group made sales to MillerCoors and Pacific Beverages.

[5] The group had dividends receivable from Castel of US$61 million (2011: US$39 million), Kenya Breweries Ltd US$9 million (2011: US$14 million), Coca-Cola Canners US$6 million (2011: US$5 million), Distell US$22 million (2011: US$21 million), Tsogo Sun US$41 million (2011: US$3 million), ECN US$nil (2011: US$3 million), Delta US$3 million (2011: US$2 million), Grolsch (UK) Ltd of US$2 million (2011: US$2 million) and International Trade and Supply Limited of US$6 million (2011: US$nil).

[6] The group received dividends from MillerCoors.

SABMiller plc
Notes to the consolidated financial statements (continued)

32. Related party transactions (continued)

b. Associates and joint ventures (continued)
[7] The group received royalties from Delta, Kenya Breweries Ltd and Anadolu Efes.
[8] The group received royalties from MillerCoors and Pacific Beverages.
[9] The group received management fees from ECN and Delta, and other recoveries from AFP.
[10] The group paid management fees to MillerCoors.
	2012	2011
At 31 March	US$m	US$m
Amounts owed by associates - trade[1]	145	12
Amounts owed by associates - loans²	60	-
Amounts owed by joint ventures³	6	5
Amounts owed to associates[4]	(42)	(24)
Amounts owed to joint ventures[5]	(17)	(16)

[1] Amounts owed by AFP, Delta, BIH Angola and Anadolu Efes.
[2] Amounts owed by BIH Angola.
[3] Amounts owed by MillerCoors and in the prior year also Pacific Beverages.
[4] Amounts owed to Coca-Cola Canners and Tsogo Sun.
[5] Amounts owed to MillerCoors.

Amounts owed by associates include balances with BIH Angola and Anadolu Efes which were previously intra-group balances with former group subsidiaries in Angola, Russia and Ukraine.

c. Transactions with key management
The group has a related party relationship with the directors of the group and members of the excom as key management. At 31 March 2012 there were 27 (2011: 24) members of key management.
Key management compensation is provided in note 6c.

33. Post balance sheet events

On 7 September 2012 the group completed the disposal of Foster’s interests in its Fijian beverage operations, Foster’s Group Pacific Limited, and on 28 September 2012 the group completed the disposal of Foster’s soft drink assets, both to Coca-Cola Amatil Limited (CCA).

The group completed the acquisition of a 60% interest in Darbrew Limited in Tanzania in March 2013 for total cash consideration of US$6 million. The business combination has been accounted for using the acquisition method.

In January 2013 the group agreed to sell its non-core milk and juice business in Panama, subject to regulatory approval. The regulatory approval for the sale was received and the sale completed in May 2013.

During the year ended 31 March 2013 a US$30 million impairment charge was incurred in respect of the Vietnam business in Asia Pacific. The impairment charge comprised US$11 million against goodwill and US$19 million against property, plant and equipment.
During the year ended 31 March 2013 an additional profit of US$79 million was realised in Africa in relation to the disposal during the year ended 31 March 2012 of the group's Angolan operations in exchange for a 27.5% interest in BIH Angola, following the successful resolution of certain matters leading to the release of provisions.

SABMiller plc
Notes to the consolidated financial statements (continued)

34. Principal subsidiaries, associates and joint ventures

The principal subsidiary undertakings of the group as at 31 March were as follows.
	Country of	Principal	Effective interest
Name	incorporation	activity	2012	2011
Corporate
SABMiller Holdings Ltd	United Kingdom	Holding company	100%	100%
SABMiller Africa and Asia BV1	Netherlands	Holding company	100%	100%
SABMiller Holdings SA Ltd	United Kingdom	Holding company	100%	-
SABMiller Holdings SH Ltd	United Kingdom	Holding company	100%	-
SABMiller International BV	Netherlands	Trademark owner	100%	100%
SABMiller SAF Limited	United Kingdom	Holding company/Financing	100%	-
SABMiller Southern Investments Ltd[2]	United Kingdom	Holding company	100%	100%
SABSA Holdings (Pty) Ltd	South Africa	Holding company	100%	100%
Trinity Procurement GmbH	Switzerland	Procurement	100%	100%

Latin American operations
Bavaria SA3	Colombia	Brewing/Soft drinks	99%	99%
Cervecería Argentina SA Isenbeck	Argentina	Brewing	100%	100%
Cervecería del Valle SA	Colombia	Brewing	99%	99%
Cervecería Hondureña, SA de CV	Honduras	Brewing/Soft drinks	99%	99%
Cervecería Nacional (CN) SA3	Ecuador	Brewing	96%	96%
Cervecería Nacional SA3	Panama	Brewing	97%	97%
Cervecería San Juan SA3	Peru	Brewing/Soft drinks	92%	92%
Cervecería Unión SA	Colombia	Brewing	98%	98%
Industrias La Constancia, SA de CV	El Salvador	Brewing/Soft drinks	100%	100%
Unión de Cervecerías Peruanas Backus y Johnston SAA[3]	Peru	Brewing	94%	94%

European operations
SABMiller Europe BV1	Netherlands	Holding company	100%	100%
SABMiller Holdings Europe Ltd	United Kingdom	Holding company	100%	100%
SABMiller Netherlands Cooperative WA	Netherlands	Holding company	100%	100%
Compañia Cervecera de Canarias SA	Spain	Brewing	51%	51%
Dreher Sörgyárak Zrt	Hungary	Brewing	100%	100%
Grolsche Bierbrouwerij Nederland BV	Netherlands	Brewing	100%	100%
Kompania Piwowarska SA4	Poland	Brewing	100%	100%
Miller Brands (UK) Ltd	United Kingdom	Sales and distribution	100%	100%
Pivovary Topvar as	Slovakia	Brewing	100%	100%
PJSC Miller Brands Ukraine[5]	Ukraine	Brewing	-	100%
Plzeňský Prazdroj as	Czech Republic	Brewing	100%	100%
SABMiller RUS LLC[5]	Russia	Brewing	-	100%
Birra Peroni Srl[6]	Italy	Brewing	100%	100%
Ursus Breweries SA	Romania	Brewing	99%	99%

North American operations
SABMiller Holdings Inc	USA	Holding company/Financing	100%	100%
Miller Brewing Company	USA	Holding company	100%	100%

African operations
SABMiller Africa BV	Netherlands	Holding company	62%	62%
SABMiller Botswana BV	Netherlands	Holding company	62%	62%
SABMiller (A&A) Ltd	United Kingdom	Holding company	100%	100%
SABMiller Investments Ltd	Mauritius	Holding company	80%	80%
SABMiller Investments II BV	Netherlands	Holding company	80%	80%
SABMiller Zimbabwe BV	Netherlands	Holding company	62%	62%
Accra Brewery Ltd	Ghana	Brewing	60%	60%
Ambo Mineral Water Share Company	Ethiopia	Soft drinks	40%	40%

SABMiller plc
Notes to the consolidated financial statements (continued)

34. Principal subsidiaries, associates and joint ventures (continued)

	Country of	Principal	Effective interest
Name	incorporation	activity	2012	2011
African operations (continued)
Botswana Breweries (Pty) Ltd	Botswana	Sorghum brewing	31%	31%
Cervejas de Moçambique SARL[3]	Mozambique	Brewing	49%	49%
Chibuku Products Ltd	Malawi	Sorghum brewing	31%	31%
Coca-Cola Bottling Luanda SARL[7]	Angola	Soft drinks	-	28%
Coca-Cola Bottling Sul de Angola SARL[7]	Angola	Soft drinks	-	37%
Crown Beverages Ltd[8]	Kenya	Soft drinks	80%	80%
Empresa De Cervejas N'Gola Norte SA7	Angola	Brewing	-	31%
Heinrich's Syndicate Ltd	Zambia	Soft drinks	62%	62%
Intafact Beverages Ltd	Nigeria	Brewing	41%	41%
International Breweries Ltd[3,9]	Nigeria	Brewing	33%	-
Kgalagadi Breweries (Pty) Ltd	Botswana	Brewing/Soft drinks	31%	31%
Maluti Mountain Brewery (Pty) Ltd	Lesotho	Brewing/Soft drinks	24%	24%
MUBEX	Mauritius	Procurement	100%	100%
National Breweries plc[3]	Zambia	Sorghum brewing	43%	43%
Nile Breweries Ltd	Uganda	Brewing	62%	60%
Pabod Breweries Ltd[9]	Nigeria	Brewing	38%	59%
Rwenzori Bottling Company Ltd	Uganda	Soft drinks	80%	80%
Southern Sudan Beverages Ltd	South Sudan	Brewing	80%	80%
Swaziland Brewers Ltd	Swaziland	Brewing	37%	37%
Tanzania Breweries Ltd[3]	Tanzania	Brewing	36%	33%
Voltic (GH) Ltd	Ghana	Soft drinks	80%	80%
Voltic Nigeria Ltd[9]	Nigeria	Soft drinks	50%	80%
Zambian Breweries plc[3]	Zambia	Brewing/Soft drinks	54%	54%

Asia Pacific operations
SABMiller Asia BV	Netherlands	Holding company	100%	100%
SABMiller (Asia) Ltd	Hong Kong	Holding company	100%	100%
SABMiller (A&A 2) Ltd	United Kingdom	Holding company	100%	100%
SABMiller Beverage Investments Pty Ltd	Australia	Holding company	100%	-
SABMiller India Ltd	India	Holding company	100%	100%
Foster's Group Ltd	Australia	Holding company	100%	-
Bulmer Australia Ltd	Australia	Brewing	100%	-
Cascade Brewery Company Pty Ltd	Australia	Brewing	100%	-
FBG Treasury (Aust) Limited	Australia	Financing	100%	-
Foster's Australia Ltd	Australia	Brewing	100%	-
Foster's Group Pacific Ltd[3]	Fiji	Brewing	89%	-
Pacific Beverages Pty Ltd[10]	Australia	Brewing	100%	-
Queensland Breweries Pty Ltd	Australia	Brewing	100%	-
SABMiller Breweries Private Ltd	India	Brewing	100%	100%
SABMiller Vietnam Company Ltd	Vietnam	Brewing	100%	100%
Skol Breweries Ltd	India	Brewing	99%	99%

South African operations
The South African Breweries (Pty) Ltd[11]	South Africa	Brewing/Soft drinks/Holding company	100%	100%
The South African Breweries Hop Farms (Pty) Ltd	South Africa	Hop farming	100%	100%
The South African Breweries Maltings (Pty) Ltd	South Africa	Maltsters	100%	100%
Appletiser South Africa (Pty) Ltd	South Africa	Fruit juices	100%	100%

SABMiller plc
Notes to the consolidated financial statements (continued)

34. Principal subsidiaries, associates and joint ventures (continued)
1 Operates and resident for tax purposes in the United Kingdom.
2 Previously SABMiller Latin America Ltd.
3 Listed in country of incorporation.
4 SABMiller Poland BV, a wholly owned subsidiary of the group, holds 100% of Kompania Piwowarska SA.
5 On 6 March 2012 the group completed its strategic alliance with Anadolu Group and Anadolu Efes Biracılık ve Malt Sanayii AŞ (Anadolu Efes). The group’s subsidiaries SABMiller RUS LLC and PJSC Miller Brands Ukraine were contributed to Anadolu Efes, in exchange for a 24% equity stake in the enlarged Anadolu Efes group.
6 Previously S.p.A Birra Peroni.
7 On 1 January 2012 the group acquired a 27.5% interest in BIH Brasseries Internationales Holding (Angola) Ltd (BIH Angola) in exchange for contributing its Angolan businesses into BIH Angola. Castel acquired the remaining 72.5% in BIH Angola, having contributed its Angolan businesses into BIH Angola.
8 Previously Crown Foods Ltd.
9 On 1 January 2012 the group acquired an effective 33% interest in International Breweries plc in exchange for cash and a dilution in the group’s effective interests in its existing Nigerian businesses, Pabod Breweries Ltd and Voltic Nigeria Ltd.
10 On 13 January 2012 the remaining 50% interest in Pacific Beverages Pty Ltd was purchased and from this date the company has been a subsidiary. In 2011 the company was a joint venture.
11 Previously The South African Breweries Ltd.
The group comprises a large number of companies. The list above includes those subsidiary undertakings which materially affect the profit or net assets of the group, or a business segment, together with the principal intermediate holding companies of the group. With the exception of those noted above, the principal country in which each of the above subsidiary undertakings operates is the same as the country in which each is incorporated.

Where the group’s nominal interest in the equity share capital of an undertaking is less than 50%, the basis on which the undertaking is a subsidiary undertaking of the group is as follows.

African operations
The group’s effective interest in the majority of its African operations was diluted as a result of the disposal of a 38% interest in SABMiller Africa BV and SABMiller Botswana BV on 1 April 2001, in exchange for a 20% interest in the Castel group’s African beverage interests. Investments in new territories are generally being made with the Castel group’s African beverage operations on an 80:20 basis. The operations continue to be consolidated due to SABMiller Africa BV’s, SABMiller Botswana BV’s and SABMiller Investment II BV’s majority shareholdings, and ability to control the operations.

Botswana Breweries (Pty) Ltd and Kgalagadi Breweries (Pty) Ltd
SABMiller Botswana holds a 40% interest in each of Botswana Breweries (Pty) Ltd and Kgalagadi Breweries (Pty) Ltd with the remaining 60% interest in each held by Sechaba Brewery Holdings Ltd. SABMiller Botswana’s shares entitle the holder to twice the voting rights of those shares held by Sechaba Brewery Holdings Ltd. SABMiller Africa BV’s 10.1% indirect interest (2011: 10.1%) is held via a 16.8% interest (2011: 16.8%) in Sechaba Brewery Holdings Ltd.

Maluti Mountain Brewery (Pty) Ltd (Maluti)
SABMiller Africa BV holds a 39% interest in Maluti with the remaining interest held by a government authority, the Lesotho National Development Corporation (51%), the Privatisation Unit (5.25%), and the Lesotho Unit Trust (4.75%). Maluti is treated as a subsidiary undertaking based on the group’s ability to control its operations through its board representation. The day to day business operations are managed in accordance with a management agreement with Bevman Services AG, a group company.

SABMiller plc
Notes to the consolidated financial statements (continued)

34. Principal subsidiaries, associates and joint ventures (continued)

Associates and joint ventures
The principal associates and joint ventures of the group as at 31 March are as set out below. Where the group's interest in an associate or a joint venture is held by a subsidiary undertaking which is not wholly owned by the group, the subsidiary undertaking is indicated in a note below.

	Country of	Nature of relationship		Effective interest
Name	incorporation		Principal activity	2012	2011

European operations
Anadolu Efes Biracılık ve Malt Sanayii AŞ1,2,3	Turkey	Associate	Brewing/Soft drinks	24%	-
Grolsch (UK) Ltd	United Kingdom	Associate	Brewing	50%	50%

North American operations
MillerCoors LLC[4]	USA	Joint venture	Brewing	58%	58%

African operations
BIH Brasseries Internationales Holding Ltd[3]	Gibraltar	Associate	Holding company for subsidiaries principally located in Africa	20%	20%
Société des Brasseries et Glacières Internationales[3]	France	Associate	Holding company for subsidiaries principally located in Africa	20%	20%
Algerienne de Bavaroise[3,5]	Algeria	Associate	Brewing	40%	40%
BIH Brasseries Internationales Holding (Angola) Ltd[3,7]	Gibraltar	Associate	Brewing/Soft drinks	27%	-
Delta Corporation Ltd[1,3,6]	Zimbabwe	Associate	Brewing/Soft drinks	25%	23%
Empresa Cervejas De N'Gola SARL[7]	Angola	Associate	Brewing	-	28%
Kenya Breweries Ltd[6,8,9]	Kenya	Associate	Brewing	-	12%
Marocaine d'Investissements et de Services[1,10]	Morocco	Associate	Brewing	40%	40%
Skikda Bottling Company[3,5]	Algeria	Associate	Soft drinks	40%	40%
Société de Boissons de I'Ouest, Algerien[3,5]	Algeria	Associate	Soft drinks	40%	40%
Société des Nouvelles Brasseries[3,5]	Algeria	Associate	Brewing	40%	40%

Asia Pacific operations
China Resources Snow Breweries Ltd[3]	British Virgin Islands	Associate	Holding company for brewing subsidiaries located in China	49%	49%
Pacific Beverages Pty Ltd[11]	Australia	Joint venture	Sales and distribution	-	50%
International Trade and Supply Limited[3]	British Virgin Islands	Associate	Sales and distribution	40%	-

South African operations
Coca-Cola Canners of Southern Africa (Pty) Ltd[3]	South Africa	Associate	Canning of beverages	32%	32%
Distell Group Ltd[1,8]	South Africa	Associate	Wines and spirits	29%	29%

Hotels and Gaming
Tsogo Sun Holdings Ltd[1,12]	South Africa	Associate	Holding company for Hotels and Gaming operations	40%	40%

SABMiller plc
Notes to the consolidated financial statements (continued)

34. Principal subsidiaries, associates and joint ventures (continued)

1 Listed in country of incorporation.
2 On 6 March 2012 the group completed its strategic alliance with Anadolu Group and Anadolu Efes Biracılık ve Malt Sanayii AŞ (Anadolu Efes). The group’s subsidiaries SABMiller RUS LLC and PJSC Miller Brands Ukraine were contributed to Anadolu Efes, in exchange for a 24% equity stake in the enlarged Anadolu Efes group.
3 These entities report their financial results for each 12 month period ending 31 December.
4 SABMiller shares joint control of MillerCoors with Molson Coors Brewing Company under a shareholders’ agreement. Voting interests are shared equally between SABMiller and Molson Coors, and each of SABMiller and Molson Coors has equal board representation. Under the agreement SABMiller has a 58% economic interest in MillerCoors and Molson Coors has a 42% economic interest.
5 Effective 18 March 2004 SABMiller acquired 25% of the Castel group’s holding in these entities. Together with its 20% interest in the Castel group’s African beverage interests, this gives SABMiller participation on a 40:60 basis with the Castel group.
6 Interests in these companies are held by SABMiller Africa BV which is held 62% by SABMiller Holdings Ltd.
7 On 1 January 2012 the group acquired a 27.5% interest in BIH Brasseries Internationales Holding (Angola) Ltd (BIH Angola) in exchange for contributing its Angolan businesses into BIH Angola. Castel acquired the remaining 72.5% in BIH Angola, having contributed its Angolan businesses into BIH Angola.
8 These entities report their financial results for each 12 month period ending 30 June.
9 Disposed on 25 November 2011.
10 SABMiller acquired a 25% direct interest in this holding company on 18 March 2004 which has controlling interests in three breweries, a malting plant and a wet depot in Morocco. This 25% interest together with its 20% interest in the Castel group’s African beverage interests, gives SABMiller an effective participation of 40% and the other 60% is held by the Castel group’s Africa beverage interests.
11 Pacific Beverages Pty Ltd became a subsidiary on 13 January 2012.
12 Previously Gold Reef Resorts Ltd.
The principal country in which each of the above associated undertakings operates is the same as the country in which each is incorporated. However, Societe des Brasseries et Glacieres Internationales, BIH Brasseries Internationales Holding Ltd’s (Castel) and BIH Brasseries Internationales Holding (Angola) Ltd’s principal subsidiaries are in Africa, China Resources Snow Breweries Ltd’s principal subsidiaries are in the People’s Republic of China and International Trade and Supply Limited operates in the United Arab Emirates.